Exhibit 2.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

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In re:	§	Chapter 11
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CHESAPEAKE ENERGY CORPORATION, et al.,[1]	§	Case No. 20-33233 (DRJ)
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Debtors.	§	(Jointly Administered)
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ORDER CONFIRMING FIFTH AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF CHESAPEAKE ENERGY CORPORATION AND ITS DEBTOR AFFILIATES

The above-captioned debtors and debtors in possession (collectively, the “Debtors”), having:2
a.entered into that certain restructuring support agreement, dated as of June 28, 2020, (as may be amended from time to time in accordance with its terms, the “Restructuring Support Agreement”);
b.entered into that certain backstop commitment agreement, dated as of June 28, 2020 (the “Backstop Commitment Agreement”), between the Company and the Backstop Parties (each as defined therein);
c.commenced, on June 28, 2020 (the “Petition Date”), these chapter 11 cases (the “Chapter 11 Cases”) by filing voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”);
d.filed, on the Petition Date, the Declaration of Domenic J. Dell’Osso, Jr., Executive Vice President and Chief Financial Officer of Chesapeake Energy Corporation in Support of Chapter 11 Petitions and First Day Motions [Docket No. 37];
1     A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/chesapeake. The location of Debtor Chesapeake Energy Corporation’s principal place of business and the Debtors’ service address in these chapter 11 cases is 6100 North Western Avenue, Oklahoma City, Oklahoma 73118.
2    Capitalized terms used but not otherwise defined in this order (this “Confirmation Order”) shall have the meaning ascribed to them in the Fifth Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates, attached hereto as Exhibit A (as may be amended, supplemented, or otherwise modified from time to time, and including all exhibits and supplements thereto, the “Plan”). The rules of interpretation set forth in Article I.B of the Plan apply to this Confirmation Order.

e.continued to operate their businesses and manage their properties as debtors in possession in accordance with sections 1107(a) and 1108 of the Bankruptcy Code;
f.filed, on September 11, 2020, (i) the Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates [Docket No. 1150]; and (ii) the Disclosure Statement for the Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates (as amended, supplemented, or modified from time to time, the “Disclosure Statement”) [Docket No. 1151];
g.filed, on October 8, 2020, the Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates [Docket No. 1330] and a revised Disclosure Statement [Docket No. 1331];
h.filed, on October 29, 2020, the Second Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates [Docket No. 1599];
i.filed, on October 30, 2020, a further revised Disclosure Statement [Docket No. 1622];
j.filed, on October 30, 2020, a further revised Disclosure Statement [Docket No. 1645];
k.obtained, on October 30, 2020, entry of the Order (I) Approving the Adequacy of the Disclosure Statement, (II) Approving the Solicitation Procedures with Respect to Confirmation of the Debtors’ Proposed Chapter 11 Plan, (III) Approving the Forms of Ballots and Notices in Connection Therewith, (IV) Approving the Rights Offering Procedures and Related Materials, (V) Scheduling Certain Dates with Respect Thereto, and (VI) Granting Related Relief [Docket No. 1633] (the “Disclosure Statement Order”) approving the Disclosure Statement, solicitation procedures (the “Solicitation Procedures”), the related notices, forms, and ballots (collectively, the “Solicitation Packages”), and the rights offering procedures and related materials;
l.caused, on or about November 4, 2020, notice of the Confirmation Hearing (the “Confirmation Hearing Notice”) to be published in the New York Times, the Oklahoman, the Houston Chronicle, the Billings Gazette, the Casper Star-Tribune, the Philadelphia Inquirer, and The Advocate, as evidenced by the Affidavits of Publication [Docket Nos. 1779–85] (the “Publication Affidavits”);
m.caused, beginning on or about November 6, 2020 (the “Solicitation Date”), Solicitation Packages and deadline for objecting to confirmation of the Plan to be distributed in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Disclosure Statement Order, and the Solicitation Procedures, as evidenced by, among other things, the Affidavit of Service [Docket No. 1909] (the “Solicitation Affidavit”);

n.filed, on November 23, 2020, the Plan Supplement for the Second Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates [Docket No. 1907] (the “Plan Supplement”);
o.filed, on November 25, 2020, Notice of Corrected Exhibit C to Plan Supplement [Docket No. 1931];
p.filed, on December 11, 2020, the Declaration of Jane Sullivan of Epiq Corporate Restructuring, LLC Regarding Voting and Tabulation of Certain Ballots Cast on the Second Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates, including the voting report with respect to Classes 3, 4, 5 and 7 [Docket No. 2272] (the “Initial Voting Report”);
q.filed, on December 12, 2020, the Amended Plan Supplement for the Second Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates [Docket No. 2312] (the “Amended Plan Supplement”);
r.filed, on December 13, 2020, the Third Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates [Docket No. 2336];
s.filed, on December 13, 2020, the Debtors’ Memorandum of Law In Support of Confirmation of the Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates [Docket No. 2354] (the “Confirmation Brief”);
t.filed, on December 14, 2020, the Supplemental Voting Declaration of Jane Sullivan of Epiq Corporate Restructuring, LLC Regarding Voting and Tabulation of Certain Ballots Cast on the Second Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates, including the voting report with respect to Class 6 [Docket No. 2453] (the “Supplemental Voting Report,” and together with the Initial Voting Report, the “Voting Reports”);
u.filed, on December 15, 2020, the Second Amended Plan Supplement for the Third Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates [Docket No. 2457] (the “Second Amended Plan Supplement”);
v.filed, on December 27, 2020, the Fourth Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates [Docket No. 2630];
w.filed, on January 7, 2021, the Third Amended Plan Supplement for the Fourth Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy

Corporation and Its Debtor Affiliates [Docket No. 2782] (the “Third Amended Plan Supplement”); and
x.filed, on January 12, 2021, the Fifth Amended Joint Chapter 11 Plan of Reorganization of Chesapeake Energy Corporation and Its Debtor Affiliates [Docket No. 2833].
This Bankruptcy Court having:
a.entered the Disclosure Statement Order on October 30, 2020;
b.set December 7, 2020, at 5:00 p.m. (prevailing Central Time) as the deadline for filing objections in opposition to the Plan;3
c.set December 7, 2020, at 11:59 p.m. (prevailing Central Time) as the deadline for voting on the Plan;4
d.set December 15, 2020, at 12:00 p.m. (prevailing Central Time) as the date and time for the commencement of the Confirmation Hearing in accordance with Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code;
e.reviewed the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Brief, the Voting Reports, and all pleadings, exhibits, declarations, affidavits, statements, responses, and comments regarding Confirmation, including all objections, statements, and reservations of rights filed by parties in interest on the docket of the Chapter 11 Cases;
f.held the Confirmation Hearing;
g.heard the statements and arguments made by counsel in respect of Confirmation;
h.considered all oral representations, live testimony, written direct testimony, designated deposition testimony, exhibits, documents, filings, and other evidence presented at the Confirmation Hearing;
i.made rulings on the record at the Confirmation Hearing (the “Confirmation Ruling”);
j.overruled any and all objections to the Plan and to Confirmation, except as otherwise stated or indicated on the record, and all statements and reservations of rights not consensually resolved or withdrawn unless otherwise indicated; and
k.taken judicial notice of all papers and pleadings filed in the Chapter 11 Cases.
3     The deadline to file an objection in opposition to the Plan for the Committee and its members was extended by agreement of parties to December 10, 2020 at 12:00 p.m. (prevailing Central Time).
4     The deadline to vote on the Plan for holders of Class 6 Unsecured Notes Claims was extended by agreement of parties to December 11, 2020 at 5:00 p.m. (prevailing Central Time).

NOW, THEREFORE, the Bankruptcy Court having found that notice of the Confirmation Hearing and the opportunity for any party in interest to object to Confirmation have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby; and the record of the Chapter 11 Cases and the legal and factual bases set forth in the documents filed in support of Confirmation and presented at the Confirmation Hearing, including, without limitation, the declarations in support, establish just cause for the relief granted in this Confirmation Order; and after due deliberation thereon and good cause appearing therefor, the Bankruptcy Court hereby makes and issues the following findings of fact, conclusions of law, and order:
I.FINDINGS OF FACT AND CONCLUSIONS OF LAW
IT IS HEREBY DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:
A.    Findings and Conclusions.
1.The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute the Bankruptcy Court’s findings of fact and conclusions of law under rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following conclusions constitute findings of fact, or vice versa, they are adopted as such.
B.    Jurisdiction and Venue.
2.The Bankruptcy Court has subject matter jurisdiction over this matter under 28 U.S.C. §§ 157 and 1334. The Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed and to enter a final order with respect thereto. The Debtors confirm their consent, pursuant to rule 7008 of the Bankruptcy Rules, to the entry of a final order by the Bankruptcy Court in connection with this motion to the extent that it is later determined that the Bankruptcy

Court, absent consent of the parties, cannot enter final orders or judgments in connection herewith consistent with Article III of the United States Constitution. Venue in this Bankruptcy Court was proper as of the Petition Date and continues to be proper under 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2).
C.    Eligibility for Relief.
3.The Debtors were and continue to be entities eligible for relief under section 109 of the Bankruptcy Code.
D.    Commencement and Joint Administration of the Chapter 11 Cases.
4.On the Petition Date, the Debtors commenced the Chapter 11 Cases. On June 28, 2020, the Bankruptcy Court entered an order [Docket No. 91] authorizing the joint administration of the Chapter 11 Cases in accordance with Bankruptcy Rule 1015(b). The Debtors have operated their business and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No request for the appointment of a trustee or examiner has been made in the Chapter 11 Cases.
E.    Appointment of Committees.
5.On July 9, 2020, the United States Trustee appointed the Official Committee of Unsecured Creditors (the “Committee”) to represent the interests of the unsecured creditors of the Debtors in the Chapter 11 Cases [Docket No. 301]. On July 24, 2020, a committee of royalty owners (the “Royalty Committee”) was appointed in these Chapter 11 Cases [Docket No. 488]. The Royalty Committee was reconstituted on August 8, 2020 [Docket No. 1040].
F.    Plan Supplement.
6.On November 23, 2020, the Debtors filed the Plan Supplement [Docket No. 1907]. On November 25, 2020, the Debtors filed the corrected Plan Supplement [Docket No. 1931]. On December 12, 2020, the Debtors filed an amended Plan Supplement [Docket No. 2312]. The Plan Supplement (as may be amended, supplemented, or otherwise modified from time to time according to the Plan) complies with the Bankruptcy Code and the terms of the Plan, and the Debtors provided good and proper notice of the filing in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement Order, and the facts and circumstances of the Chapter 11 Cases. No other or further notice is or will be required with respect to the Plan Supplement or any of the documents contained therein or related thereto. No other or further notice is or will be required with respect to the Plan Supplement or any of the documents contained therein or related thereto. Subject to the terms of the Plan, the Debtors are authorized to modify the Plan Supplement in accordance with the time limits set forth in the Plan.
G.    Modifications to the Plan.
7.Pursuant to section 1127 of the Bankruptcy Code, the modifications to the Plan since the Debtors began the solicitation of votes as described or set forth in this Confirmation Order constitute technical changes, changes with respect to particular Claims by agreement with holders of such Claims, or modifications that do not otherwise materially and adversely affect or change the treatment of any other Claim or Interest. These modifications are consistent with the disclosures previously made pursuant to the Disclosure Statement and solicitation materials served pursuant to the Disclosure Statement Order, and notice of these modifications was adequate and appropriate under the facts and circumstances of the Chapter 11 Cases.
8.In accordance with Bankruptcy Rule 3019, these modifications do not require additional disclosures under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, and they do not require that holders of Claims and Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan. Accordingly, the Plan, as modified, is properly before this Bankruptcy Court and all votes cast with respect to the Plan prior to such modifications shall be binding and shall apply with respect to the Plan.

H.    Objections Overruled.
9.Any resolution or disposition of objections to Confirmation of the Plan explained or otherwise ruled upon by the Bankruptcy Court on the record at the Confirmation Hearing is hereby incorporated by reference. All unresolved objections, statements, informal objections, and reservations of rights with respect to Confirmation are hereby overruled on the merits.
I.    Disclosure Statement Order.
10.On October 30, 2020, the Bankruptcy Court entered the Disclosure Statement Order [Docket No. 1633]. The Disclosure Statement Order, among other things, fixed December 7, 2020 at 5:00 p.m. (prevailing Central Time) as the deadline for objecting to the Plan (the “Plan Objection Deadline”) and December 7, 2020, at 11:59 p.m. (prevailing Central Time) as the deadline for voting to accept or reject the Plan (the “Voting Deadline”). The Plan Objection Deadline for the Committee was extended to December 10, 2020, at 12:00 p.m. (prevailing Central Time). The Voting Deadline to vote on the Plan for holders of Class 6 Unsecured Notes Claims was extended by agreement of parties to December 11, 2020 at 5:00 p.m. (prevailing Central Time).
J.    Transmittal and Mailing of Materials; Notice.
11.As evidenced by the Solicitation Affidavit and the Publication Affidavits, the Debtors provided due, adequate, and sufficient notice of the Plan, Disclosure Statement, Disclosure Statement Order, Solicitation Packages, the Confirmation Hearing Notice, the Plan Supplement, and all the other materials distributed by the Debtors in connection with the Confirmation of the Plan in compliance with the Bankruptcy Rules, including Bankruptcy Rules 2002, 3017, 3019, and 3020(b), the Bankruptcy Local Rules of the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Local Rules”), and the procedures set forth in the Disclosure Statement Order. The Debtors provided due, adequate, and sufficient notice of the Voting Deadline and Plan Objection Deadline, the Confirmation Hearing, and any

applicable hearings described in the Disclosure Statement Order in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and the Disclosure Statement Order. No other or further notice is or shall be required.
K.    Solicitation.
12.The Debtors solicited votes for acceptance and rejection of the Plan in good faith, and such solicitation complied with sections 1125, 1126, and all other applicable sections of the Bankruptcy Code, Bankruptcy Rules 2002, 3017, 3018, and 3019, the Disclosure Statement Order, the Bankruptcy Local Rules, and all other applicable rules, laws, and regulations. The Solicitation Packages provided the opportunity for voting creditors to opt out of the releases.
L.    Voting Reports.
13.Before the Confirmation Hearing, the Debtors filed the Voting Reports. The Voting Reports were admitted into evidence during the Confirmation Hearing without objection. The procedures used to tabulate ballots were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and all other applicable rules, laws, and regulations.
14.As set forth in the Plan and Disclosure Statement, holders of Claims in Classes 3, 4, 5, 6, and 7 of the Plan (collectively, the “Voting Classes”) were eligible to vote to accept or reject the Plan in accordance with the Solicitation Procedures. Holders of Claims and Interests in Classes 1 and 2 of the Plan (collectively, the “Deemed Accepting Classes”) are Unimpaired and conclusively presumed to accept the Plan and, therefore, did not vote to accept or reject the Plan. Holders of Claims or Interests in Class 10 of the Plan (collectively, the “Deemed Rejecting Class”) are Impaired and are entitled to no recovery under the Plan, and are therefore deemed to have rejected the Plan. Holders of Intercompany Claims in Class 8 of the Plan and holders of Intercompany Interests in Class 9 of the Plan are Unimpaired and conclusively presumed to have accepted the Plan, or are Impaired and deemed to reject the Plan, and, in either event, are not entitled to vote to accept or reject the Plan.
15.As evidenced by the Voting Reports, Classes 3, 4, and 5 voted to accept the Plan at each Debtor, and Classes 6 and 7 voted to reject the Plan at nearly every Debtor (together with the Deemed Rejecting Class, the “Rejecting Classes”).
M.    Bankruptcy Rule 3016.
16.The Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The Debtors appropriately filed the Disclosure Statement and Plan with the Bankruptcy Court, thereby satisfying Bankruptcy Rule 3016(b). The injunction, release, and exculpation provisions in the Plan, as described in the Disclosure Statement, describe, in bold font and with specific and conspicuous language, all acts to be enjoined and identify the Entities that will be subject to the injunction, thereby satisfying Bankruptcy Rule 3016(c).
N.    Burden of Proof.
17.The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, the applicable evidentiary standard for Confirmation. Further, the Debtors have surpassed that standard and have proven the elements of sections 1129(a) and 1129(b) by clear and convincing evidence. Each witness who testified on behalf of the Debtors in connection with the Confirmation Hearing was credible, reliable, and qualified to testify as to the topics addressed in his or her testimony.
O.    Compliance with the Requirements of Section 1129 of the Bankruptcy Code.
18.The Plan complies with all applicable provisions of section 1129 of the Bankruptcy Code as follows:

a.Section 1129(a)(1)—Compliance of the Plan with Applicable Provisions of the Bankruptcy Code.
19.The Plan complies with all applicable provisions of the Bankruptcy Code, including sections 1122 and 1123, as required by section 1129(a)(1) of the Bankruptcy Code.
i.Sections 1122 and 1123(a)(1)—Proper Classification.
20.The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code. In accordance with sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan provides for the separate classification of Claims and Interests into ten different Classes, based on differences in the legal nature or priority of such Claims and Interests (other than Administrative Claims, Professional Claims, Priority Tax Claims, DIP Claims, and payment of United States Trustee statutory fees, which are each addressed in Article II of the Plan and are required not to be designated as separate Classes pursuant to section 1123(a)(1) of the Bankruptcy Code). Valid business, factual, and legal reasons exist for the classification of the various Classes of Claims and Interests created under the Plan; the classifications were not implemented for any improper purpose, and the creation of such Classes does not unfairly discriminate between or among holders of Claims and Interests.
21.In accordance with section 1122(a) of the Bankruptcy Code, each Class of Claims or Interests contains only Claims or Interests substantially similar to the other Claims or Interests within that Class. Accordingly, the Plan satisfies the requirements of sections 1122(a), 1122(b), and 1123(a)(1) of the Bankruptcy Code.
ii.Sections 1123(a)(2)—Specification of Unimpaired Classes.
22.Article III of the Plan specifies that Claims in the Deemed Accepting Classes are Unimpaired under the Plan. In addition, Article II of the Plan specifies that Administrative Claims, Professional Claims, Priority Tax Claims, and DIP Claims with respect to the Plan are Unimpaired, although the Plan does not classify these Claims. Accordingly, the Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code.

iii.Sections 1123(a)(3)—Specification of Treatment of Impaired Classes.
23.Article III of the Plan specifies the treatment of each Impaired Class under the Plan. Accordingly, the Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code.
iv.Sections 1123(a)(4)—No Discrimination.
24.Article III of the Plan provides the same treatment to each Claim or Interest in any particular Class, as the case may be, unless the holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest. Accordingly, the Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.
v.Section 1123(a)(5)—Adequate Means for Plan Implementation.
25.The Plan and the various documents included in the Plan Supplement provide adequate and proper means for the Plan’s execution and implementation, including: (a) implementation of the Restructuring Transactions, including the Rights Offering; (b) selection of the directors and officers for the Reorganized Debtors; (c) the issuance and distribution of the New Common Stock in accordance with the Plan, including all shares of New Common Stock issued by Reorganized Chesapeake to the Backstop Parties as part of the Put Option Premium and the unsubscribed shares of New Common Stock issued to Backstop Parties pursuant to the Backstop Commitment Agreement; (d) issuance and distribution of the Rights and subsequent issuance and distribution of New Common Stock issuable upon exercise of such Rights; (e) execution and delivery of the Registration Rights Agreement; (f) issuance and distribution of the New Warrants and entry into the New Warrants Agreements; (g) entry into the Exit Facilities Documents; (h) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (i) approval and adoption of the New Organizational Documents; (j) entry into the Management Incentive Plan; (k) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (l) the

cancellation of existing Interests, existing indebtedness and related agreements; (m) the vesting of Estate assets in the Reorganized Debtors; and (n) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Accordingly, the Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.
vi.Section 1123(a)(6)—Non-Voting Equity Securities.
26.The New Organizational Documents for the Debtors prohibit the issuance of non-voting equity securities. Accordingly, the Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.
vii.Section 1123(a)(7)—Directors, Officers, and Trustees.
27.The selection of the members of the New Board of Reorganized Chesapeake is set forth in the Plan Supplement. Accordingly, the Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.
b.Section 1123(b)—Permissive Contents of the Plan.
28.The Plan contains various discretionary provisions that are permitted by section 1123(b) of the Bankruptcy Code. Any such provision complies with section 1123(b) of the Bankruptcy Code and is not inconsistent with the applicable provisions of the Bankruptcy Code. Thus, the Plan satisfies section 1123(b) of the Bankruptcy Code.
i.Impairment/Unimpairment of Any Class of Claims or Interests.
29.Pursuant to the Plan, Article III of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests, as contemplated by section 1123(b)(1) of the Bankruptcy Code.

ii.Assumption and Rejection of Executory Contracts and Unexpired Leases.
30.Article V of the Plan provides for the assumption of the Debtors’ Executory Contracts and Unexpired Leases as of the Effective Date of the Plan, unless such Executory Contracts or Unexpired Leases: (a) are identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (b) previously expired or terminated pursuant to their own terms; (c) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (d) are the subject of a motion to reject that is pending on the Effective Date; or (e) have an ordered or requested effective date of rejection that is after the Effective Date.
iii.Compromise and Settlement.
31.In accordance with section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The Plan (as expressly modified by this Confirmation Order) incorporates a settlement (the “Settlement”), of numerous claims and Causes of Action, issues, and disputes designed to achieve a beneficial and efficient resolution of the Chapter 11 Cases for all parties in interest. The Settlement includes, without limitation, all claims and causes of action that are the subject of (1) the Emergency Motion of the Official Committee of Unsecured Creditors for (I) Leave, Standing, and Authority to Commence and Prosecute Certain Claims and Causes of Action on Behalf of the Debtors’ Estates and (II) Exclusive Settlement Authority [Docket No. 1682] and (2) Emergency Motion of the Official Committee of Unsecured Creditors for (I) Leave, Standing, and Authority to Commence and Prosecute Certain Claims and Causes of Action on Behalf of

the Debtors’ Estates and (II) Exclusive Settlement Authority [Docket No. 1807] (together, the “Standing Motions”).
32.Accordingly, in consideration for the distributions and other benefits provided under the Plan, this Confirmation Order shall constitute the Bankruptcy Court’s approval of the Settlement as well as a finding by the Bankruptcy Court that such Settlement is in the best interests of the Debtors, their Estates, and the holders of Claims and Interests and is fair, equitable, and reasonable.
33.Based upon the representations and arguments of counsel to the Debtors and all other testimony either actually given or proffered and other evidence introduced at the Confirmation Hearing and the full record of the Chapter 11 Cases, this Confirmation Order constitutes the Bankruptcy Court’s approval of the Settlement incorporated in the Plan and this Confirmation Order, because, among other things: (a) the Settlement reflects a reasonable balance between the possible success of litigation with respect to each of the settled claims and disputes, on the one hand, and the benefits of fully and finally resolving such claims and disputes and allowing the Debtors to expeditiously exit chapter 11, on the other hand; (b) absent the Settlement, there is a likelihood of complex and protracted litigation involving, among other things, the Settlement, with the attendant expense, inconvenience, and delay that have a possibility to derail the Debtors’ reorganization efforts; (c) each of the parties supporting the Settlement, including the Debtors and the Consenting Stakeholders, are represented by counsel that is recognized as being knowledgeable, competent, and experienced; (d) the Settlement is the product of arm’s-length bargaining and good faith negotiations between sophisticated parties; and (e) the Settlement is fair, equitable, and reasonable and in the best interests of the Debtors, Reorganized Debtors, their respective Estates and property, creditors, and other parties in interest, will maximize the value of the Estates by preserving and protecting the ability of the Reorganized Debtors to continue operating outside of bankruptcy protection and in the ordinary course of business, and is essential to the successful implementation of the Plan. Based on the foregoing, the Settlement satisfies the requirements of applicable Fifth Circuit law for approval of settlements and compromises pursuant to Bankruptcy Rule 9019.
iv.Debtors’ Release.
34.The releases of claims and Causes of Action by the Debtors described in Article VIII.C of the Plan and incorporated into this Confirmation Order in accordance with section 1123(b)(3)(A) of the Bankruptcy Code represent a valid exercise of the Debtors’ business judgment under Bankruptcy Rule 9019 (the “Debtors’ Release”). The Debtors’ or the Reorganized Debtors’ pursuit of any such claims against the Released Parties is not in the best interest of the Estates’ various constituencies because the costs involved would likely outweigh any potential benefit from pursuing such claims. The Debtors’ Release is fair and equitable.
35.The Debtors’ Release is furthermore an integral part of the Plan and the Settlement embodied therein and in this Confirmation Order, and is in the best interests of the Debtors’ Estates as a component of the comprehensive Settlement implemented under the Plan. The probability of success in litigation with respect to the released Causes of Action supports the Debtors’ Release. In negotiations between the Debtors and the Consenting Stakeholders, the parties identified various potential claims and Causes of Action held by the Debtors. With respect to each of these potential claims and Causes of Action, parties could assert colorable defenses, and the probability of success is highly uncertain and appropriately reflected in the recoveries provided under the Plan.
36.Creditors have overwhelmingly voted in favor of the Plan, including the Debtors’ Release. The Plan, including the Debtors’ Release contained therein, was negotiated in good faith by sophisticated parties represented by able counsel and financial advisors, including the Consenting Stakeholders. The Debtors’ Release is therefore the result of an arm’s-length negotiation process.

37.The Debtors’ Release appropriately offers protection to parties that provided consideration to the Debtors and that participated in the Debtors’ restructuring process. Specifically, the Released Parties under the Plan, including: (a) each Debtor; (b) each Reorganized Debtor; (c) each of the Debtors’ current and former directors and officers; (d) each DIP Lender; (e) each Agent; (f) each Trustee; (g) the Consenting Revolving Credit Facility Lenders; (h) the Consenting FLLO Term Loan Facility Lenders; (i) the Consenting Second Lien Noteholders; (j) the Consenting Unsecured Noteholders; (k) the Exit Facilities Lenders; (l) the Backstop Parties; (m) all holders of Interests; and (n) with respect to each of the foregoing (a) through (m), each of such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former members, directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors and assigns, subsidiaries, participants, and each of their respective current and former members, equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, made significant concessions and contributions to the Chapter 11 Cases, including, as applicable, entering into the Settlement and actively supporting the Plan and the Chapter 11 Cases. In particular, the RBL Lenders consented to the use of their cash collateral and consented to be primed by the DIP Facility, both of which provided the liquidity and financing necessary to fund the administration of these cases, and agreed to accept debt issued by the Reorganized Debtors on account of their Claims instead of cash in accordance with the terms set forth in the Restructuring Support Agreement. The DIP Lenders provided a $925 million new money debtor-in-possession facility to finance these Chapter 11 Cases and agreed to accept debt issued by the Reorganized Debtors on account of a portion of their Claims instead of cash. The Exit Facility Lenders and the Exit Facility Agent agreed to provide the approximately $2.5 billion

Exit Facilities, which will provide the Debtors with liquidity to fund distributions under the Plan and their go-forward business. The consenting FLLO Term Loan Facility Lenders and consenting Second Lien Noteholders agreed to equitize their claims in order to significantly deleverage Chesapeake’s prepetition capital structure. Certain of the consenting FLLO Term Loan Facility Lenders and consenting Second Lien Noteholders also agreed to fully backstop a $600 million equity rights offering and allocate value to junior creditors beyond what they would receive in a strict priority waterfall scenario. The Debtors’ Release for the Debtors’ directors and officers is appropriate because the Debtors’ directors and officers share an identity of interest with the Debtors, supported the Plan and the Chapter 11 Cases, actively participated in meetings, negotiations, and implementation during the Chapter 11 Cases, and have provided other valuable consideration to the Debtors to facilitate the Debtors’ reorganization.
38.As such, the releases are: (a) in exchange for the good and valuable consideration provided by or on behalf of the Released Parties; (b) a good faith settlement and compromise of the claims or Causes of Action released herein; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the releases described herein. In light of the foregoing, the Debtors’ Release is approved.
v.Release by Holders of Claims and Interests.
39.The release by the Releasing Parties set forth in Article VIII.D of the Plan and incorporated into this Confirmation Order (the “Third-Party Release”) is an essential provision of the Plan. The Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of such claims or Causes of Action; (e) in the best interests of the Debtors, their Estates, holders of Claims and Interests, and all other parties in interest; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the releases described herein.
40.The Third-Party Release is an integral part of the Plan. Similar to the Debtors’ Release, the Third-Party Release was integral to the formulation of the Plan, including the Settlement embodied therein and in this Confirmation Order. The Third-Party Release was critical in incentivizing the Released Parties to support the Plan and the Settlement and preventing potentially significant and time-consuming litigation. The Third-Party Release appropriately offers certain protections to parties who constructively participated in the Debtors’ restructuring process by supporting the Plan through the Settlement. Furthermore, the Third-Party Release is consensual, as the Releasing Parties in interest were provided notice of the chapter 11 proceedings, the Plan, and the deadline to object to confirmation of the Plan. Additionally, voting creditors and non-voting parties were given the opportunity to opt out of the Third-Party Release, and the release provisions of the Plan were conspicuous and emphasized with boldface type in the Plan, the Disclosure Statement, and the applicable ballots or opt-out form.
41.The scope of the Third-Party Release is appropriately tailored under the facts and circumstances of the Chapter 11 Cases, and parties received due and adequate notice of the Third-Party Release. Among other things, the Plan provides appropriate and specific disclosure with respect to the claims and Causes of Action that are subject to the Third-Party Release, and no other disclosure is necessary. The Debtors, as evidenced by the Solicitation Affidavit, provided sufficient notice of the Third-Party Release, and no further or other notice is necessary. The Third-Party Release is consistent with established practice in this jurisdiction and others. The Third-Party Release is specific in language, integral to the Plan, a condition of the Settlement, and given for substantial consideration.

vi.Exculpation.
42.The exculpation provision set forth in Article VIII.E of the Plan and incorporated into this Confirmation Order is essential to the Plan. The record in the Chapter 11 Cases supports the exculpation provision set forth in Article VIII.E of the Plan, which is appropriately tailored to protect the Exculpated Parties from unnecessary litigation. The exculpation, including the carveout for actual fraud, gross negligence, or willful misconduct, is consistent with established practice in this jurisdiction and others. The Exculpated Parties subject to the exculpation provision have, and upon entry of this Confirmation Order will be deemed to have, participated in good faith and in compliance with all applicable laws with regard to the distribution of recoveries under the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation or such distributions made pursuant to the Plan.
vii.Injunction.
43.The injunction provision set forth in Article VIII.F of the Plan is essential to the Plan and is necessary to implement the Plan and to preserve and enforce the discharge, the Debtors’ Release, the Third-Party Release, and the exculpation provision in Article VIII.E of the Plan. The injunction provision is fair and reasonable and is appropriately tailored to achieve those purposes.
viii.Preservation of Claims and Causes of Action.
44.Article IV.S of the Plan, as well as the Plan Supplement, appropriately provide for the preservation by the Debtors or the Reorganized Debtors of certain Causes of Action in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. Causes of Action not released by the Debtors or exculpated under the Plan or this Confirmation Order will be retained by the Reorganized Debtors as provided by the Plan. The Plan is specific and unequivocal with respect to the Causes of Action to be retained by the Reorganized Debtors, and the Plan and the Plan

Supplement provide meaningful disclosure with respect to the potential Causes of Action that the Reorganized Debtors may retain, and all parties in interest received adequate notice with respect to such Causes of Action. The provisions regarding Causes of Action in the Plan, and as set forth in the Plan Supplement, are appropriate and in the best interests of the Debtors, their respective Estates, and holders of Claims and Interests. For the avoidance of any doubt, Causes of Action released or exculpated under the Plan will not be retained by the Reorganized Debtors.
ix.Lien Releases.
45.The release and discharge of certain mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Debtors’ Estates set forth in Article VIII.B of the Plan and (the “Lien Releases”) are necessary to implement the Plan. The provisions of the Lien Releases are appropriate, fair, equitable, and reasonable and in the best interests of the Debtors, their Estates, and holders of Claims and Interests.
x.Additional Plan Provisions.
46.The other discretionary provisions of the Plan, including the Plan Supplement, are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including, without limitation, provisions for the allowance of certain Claims, treatment of indemnification obligations, and the retention of court jurisdiction. Thus, the Plan satisfies section 1123(b)(6) of the Bankruptcy Code.
c.Section 1123(d)—Cure of Defaults.
47.Article V.C of the Plan provides for the satisfaction of Cure Claims associated with each Executory Contract and Unexpired Lease to be assumed in accordance with section 365(b)(1) of the Bankruptcy Code. Any monetary defaults under each Assumed Executory Contract or Unexpired Lease shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, or as soon as reasonably practicable thereafter, subject to the limitations described in Article V.C of the Plan, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. Except as expressly provided in this Confirmation Order, any disputed Cure Claims will be determined in accordance with the procedures set forth in Article V.C of the Plan or this Confirmation Order and applicable bankruptcy and nonbankruptcy law. As such, the Plan provides that the Debtors will cure, or provide adequate assurance that the Debtors will promptly cure, defaults with respect to assumed Executory Contracts and Unexpired Leases in accordance with section 365(b)(1) of the Bankruptcy Code. Assumption of any Executory Contract or Unexpired Lease shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any Assumed Executory Contract or Unexpired Lease at any time before the effective date of assumption. Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.
d.Section 1129(a)(2)—Compliance of the Debtors and Others with the Applicable Provisions of the Bankruptcy Code.
48.The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, 1126, 1128, and 1129 and Bankruptcy Rules 2002, 3017, 3018, and 3019.
49.The Debtors and their agents solicited votes to accept or reject the Plan after the Bankruptcy Court approved the adequacy of the Disclosure Statement, pursuant to section 1125(a) of the Bankruptcy Code and the Disclosure Statement Order.
50.The Debtors and their agents solicited and tabulated votes on the Plan and participated in the activities described in section 1125 of the Bankruptcy Code fairly, in good faith within the meaning of section 1125(e), and in a manner consistent with the applicable provisions of the Disclosure Statement Order, the Disclosure Statement, the Bankruptcy Code,

the Bankruptcy Rules, and all other applicable rules, laws, and regulations and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provision set forth in Article VIII.E of the Plan. The Debtors and their agents and Affiliates participated in good faith and in compliance with applicable provisions of the Bankruptcy Code in the offer, issuance, sale, or purchase of the New Common Stock, and the Debtors, the Reorganized Debtors, and their respective agents and Affiliates shall not be held liable on account of such participation for violation of any applicable law, rule, or regulation governing the offer, issuance, sale, or purchase of such securities.
51.The Debtors and their agents participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance, and distribution of recoveries under the Plan and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made pursuant to the Plan, so long as such distributions are made consistent with and pursuant to the Plan.
e.Section 1129(a)(3)—Proposal of Plan in Good Faith.
52.The Debtors have proposed the Plan (and all documents necessary to effectuate the Plan) in good faith, with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders, and not by any means forbidden by law. In determining that the Plan was proposed in good faith, the Bankruptcy Court examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan, and the process leading to its formulation. The Debtors’ good faith is evident from the facts and record of the Chapter 11 Cases, the Disclosure Statement, the hearing on the Disclosure Statement, and the record of the Confirmation Hearing and other proceedings held in the Chapter 11 Cases.

53.The Plan and the contracts, instruments, releases, agreements and other documents necessary and related to implementing, effectuating and consummating the Plan, including the Settlement and the Exit Facility Documents, are the product of good faith, arm’s-length negotiations by and among the Debtors and the Consenting Stakeholders, and their respective representatives and professionals. The Plan’s classification, indemnification, release, injunction, and exculpation provisions have been negotiated in good faith and at arm’s-length, are consistent with sections 105, 1122, 1123(b)(3)(A), 1123(b)(6), 1129 and 1142 of the Bankruptcy Code and applicable law in this Circuit and are each necessary for the Debtors’ successful reorganization. The Plan itself and the process leading to its formulation provides evidence of the Debtors’ and such other parties’ good faith, serves the public interest, and assures fair treatment of holders of Claims and Interests. Consistent with the overriding purpose of chapter 11, the Debtors filed the Chapter 11 Cases with the belief that the Debtors were in need of reorganization, and the Plan was negotiated and proposed with the intention of accomplishing a successful reorganization and maximizing stakeholder value and for no ulterior purpose. Accordingly, the requirements of section 1129(a)(3) of the Bankruptcy Code are satisfied.
54.The Debtors or the Reorganized Debtors, as appropriate, the Consenting Stakeholders, the Exit Facilities Agent and the Exit Facilities Lenders have been, are, and will continue acting in good faith if they proceed to: (a) consummate the Plan, the Restructuring Transactions, the Rights Offering, the Exit Facilities, and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed or contemplated by this Confirmation Order. Therefore, the Plan has been proposed in good faith to achieve a result consistent with the objectives and purposes of the Bankruptcy Code.
f.Section 1129(a)(4)—Court Approval of Certain Payments as Reasonable.
55.Except as otherwise provided or permitted by the Plan or other orders of the Bankruptcy Court, any payment made or to be made by the Debtors, or by a person issuing securities or acquiring property under the Plan, for services or costs and expenses in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, in each case incurred prior to the Effective Date, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable. Accordingly, the Plan satisfies the requirements of section 1129(a)(4).
g.Section 1129(a)(5)—Disclosure of Directors and Officers Are Consistent with the Interests of Creditors and Public Policy.
56.The Reorganized Debtors’ directors and officers are qualified and were selected in a manner consistent with the interests of holders of Claims and Interests and with public policy. Their identities were, to the extent reasonably practicable and known to the Debtors, disclosed in the Plan Supplement.
57.Accordingly, the Debtors satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code.
h.Section 1129(a)(6)—Rate Changes.
58.The Plan does not contain any rate changes subject to the jurisdiction of any governmental regulatory commission and therefore will not require governmental regulatory approval. Therefore, section 1129(a)(6) of the Bankruptcy Code does not apply to the Plan.
i.Section 1129(a)(7)—Best Interests of Holders of Claims and Interests.
59.The evidence in support of the Plan that was proffered or adduced at the Confirmation Hearing, and the facts and circumstances of the Chapter 11 Cases, establishes that each holder of Allowed Claims or Interests in each Class will recover as much or more value under the Plan on account of such Claim or Interest, as of the Effective Date of the Plan, than the amount such holder would receive if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code. As a result, the Debtors have demonstrated that the Plan is in the best interest of their creditors and equity holders, and the requirements of section 1129(a)(7) of the Bankruptcy Code are satisfied.

j.Section 1129(a)(8)—Conclusive Presumption of Acceptance by Unimpaired Classes; Acceptance of the Plan by Certain Impaired Classes; Fairness of Plan with Respect to Rejecting Classes.
60.The Deemed Accepting Classes are Unimpaired under the Plan and are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Classes 3, 4, and 5 are Impaired under the Plan and have accepted the Plan. Nevertheless, because the Plan has not been accepted by the Rejecting Classes, the Debtors seek Confirmation, solely with respect to the Rejecting Classes, under section 1129(b) of the Bankruptcy Code, rather than section 1129(a)(8) of the Bankruptcy Code. Although section 1129(a)(8) has not been satisfied with respect to the Rejecting Classes, the Plan is confirmable because the Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Classes, and thus satisfies section 1129(b) of the Bankruptcy Code with respect to such Classes as described further below. As a result, the requirements of section 1129(b) of the Bankruptcy Code are satisfied.
k.Section 1129(a)(9)—Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code.
61.The treatment of Administrative Claims, Professional Claims, Priority Tax Claims, DIP Claims, and payment of United States Trustee statutory fees under Article II of the Plan satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.
l.Section 1129(a)(10)—Acceptance by at Least One Impaired Class.
62.As set forth in the Voting Reports, multiple Impaired Classes that were entitled to vote on the Plan, including Classes 3, 4, and 5, voted to accept the Plan. As such, there is at least one Class of Claims that is Impaired under the Plan and has accepted the Plan, determined without including any acceptance of the Plan by any insider (as defined by the Bankruptcy Code). Accordingly, the requirements of section 1129(a)(10) of the Bankruptcy Code are satisfied with respect to the Plan.

m.Section 1129(a)(11)—Feasibility of the Plan.
63.The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. The evidence supporting the Plan proffered or adduced by the Debtors at or before the Confirmation Hearing: (a) is reasonable, persuasive, credible, and accurate as of the dates such evidence was prepared, presented, or proffered; (b) has not been controverted by other persuasive evidence; (c) establishes that the Plan is feasible and Confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization; (d) establishes that the Debtors will have sufficient funds available to meet their obligations under the Plan; and (e) establishes that the Debtors or the Reorganized Debtors, as applicable, will have the financial wherewithal to pay any Claims that accrue, become payable, or are allowed by Final Order following the Effective Date.
64.Accordingly, the Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.
n.Section 1129(a)(12)—Payment of Statutory Fees.
65.Article XII.C of the Plan provides that all fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at the Confirmation Hearing in accordance with section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Reorganized Debtor’s Chapter 11 Case or an order of dismissal or conversion, whichever comes first. Accordingly, the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.
o.Section 1129(a)(13)—Retiree Benefits.
66.Pursuant to section 1129(a)(13) of the Bankruptcy Code, and as provided in Article IV.R of the Plan, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law. As a result, the requirements of section 1129(a)(13) of the Bankruptcy Code are satisfied.
p.Section 1129(a)(14), (15), and (16)—Domestic Support Obligations, Individuals, and Nonprofit Corporations.
67.The Debtors do not owe any domestic support obligations, are not individuals, and are not nonprofit corporations. Therefore, sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to the Chapter 11 Cases.
q.Section 1129(b)—Confirmation of the Plan Over Nonacceptance of Impaired Classes.
68.Notwithstanding the fact that the Rejecting Classes have not accepted the Plan, the Plan may be confirmed pursuant to section 1129(b)(1) of the Bankruptcy Code because: (a) at least one Impaired Class voted to accept the Plan; and (b) the Plan does not discriminate unfairly and is fair and equitable with respect to the Claims and Interests in the Rejecting Classes. As a result, the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code. Thus, the Plan may be confirmed even though section 1129(a)(8) of the Bankruptcy Code is not satisfied with respect to the Rejecting Classes. After entry of this Confirmation Order and upon the occurrence of the Effective Date, the Plan shall be binding upon all holders of Claims and Interests, including the members of the Rejecting Classes.
r.Section 1129(c)—Only One Plan.
69.Other than the Plan with respect to the Debtors, no other plan has been confirmed in the Chapter 11 Cases. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code are satisfied.
s.Section 1129(d)—Principal Purpose of the Plan Is Not Avoidance of Taxes or Section 5 of the Securities Act.
70.No Governmental Unit has requested that the Bankruptcy Court refuse to confirm the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act. As evidenced by its terms, the principal purpose of the Plan is not the avoidance of the taxes or the application of section 5 of the Securities Act. Accordingly, the requirements of section 1129(d) of the Bankruptcy Code have been satisfied.
t.Section 1129(e)—Not Small Business Cases.
71.The Chapter 11 Cases are not small business cases, and, accordingly, section 1129(e) of the Bankruptcy Code does not apply to the Chapter 11 Cases.
u.Satisfaction of Confirmation Requirements.
72.Based upon the foregoing and all other pleadings and evidence proffered or adduced at or prior to the Confirmation Hearing, the Plan and the Debtors, as applicable, satisfy all the requirements for plan confirmation set forth in section 1129 of the Bankruptcy Code.
v.Conditions to Effective Date.
73.The Plan shall not become effective unless and until the conditions set forth in Article IX.A of the Plan have been satisfied or waived pursuant to Article IX.B of the Plan.
w.Implementation.
74.All documents and agreements necessary to implement transactions contemplated by the Plan, including those contained or summarized in the Plan Supplement, the Exit Facilities Documents, the Registration Rights Agreement and Warrant Agreement, the Backstop Commitment Agreement, the New Organizational Documents for the Reorganized Debtors, and all other relevant and necessary documents have been negotiated in good faith and at arm’s-length, are essential elements of the Plan, are in the best interests of the Debtors, their Estates, and the holders of Claims and Interests, and shall, upon completion of documentation and execution, be valid, binding, and enforceable documents and agreements not in conflict with any federal, state, or local law. The Debtors are authorized to take any action reasonably necessary or appropriate to consummate such agreements and the transactions contemplated thereby.

x.Corporate Action.
75.Upon the Effective Date, all actions contemplated by and set forth in the Plan shall be deemed authorized and approved. All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with implementation of the Plan shall be deemed to have occurred and shall be in effect upon the Effective Date, without any requirement of further action by the security holders or directors of any Debtor or any Reorganized Debtor or by any other stakeholder.
y.Vesting of Assets.
76.Except as otherwise provided herein, in the Plan (including, without limitation, Article IV.H of the Plan), or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
z.Treatment of Executory Contracts and Unexpired Leases.
77.Pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, upon the occurrence of the Effective Date, the Plan and Plan Supplement provides for the assumption or rejection of certain Executory Contracts and Unexpired Leases. The Debtors’ determinations regarding the assumption or rejection of Executory Contracts and Unexpired Leases are based on and within the sound business judgment of the Debtors, are necessary to the implementation of the Plan, and are in the best interests of the Debtors, their Estates, holders of Claims and other parties in interest in the Chapter 11 Cases.
aa.    Exit Facilities.
78.The Exit Facilities are an essential element of the Plan, are necessary for confirmation and consummation of the Plan, and are critical to the overall success and feasibility of the Plan. Entry into the Exit Facilities and the Exit Facilities Documents on the same or better terms as set forth in the Plan Supplement is in the best interest of the Debtors, their Estates, and all holders of Claims or Interests. The Debtors have exercised reasonable business judgment in determining to enter into the Exit Facilities Documents and have provided sufficient and adequate notice of the material terms of each such exit facility, which material terms were filed as part of the Plan, Plan Supplement, and related pleadings. The terms and conditions are fair and reasonable, and were negotiated in good faith and at arm’s-length, and any credit extended, letters of credit issued, and loans made pursuant to the Exit Facilities shall be deemed to have been extended, assumed and assigned, issued, or made in good faith. All fees due and payable under the Exit Facilities are hereby approved (and to the extent such fees were approved by prior order of the Bankruptcy Court, such approval is hereby ratified) and the Debtors are authorized and directed to pay such fees in accordance with, and to the extent they become payable, under the terms of the fee letters respect the Exit Facilities and the Exit Facilities Documents. The Debtors are authorized without further approval of the Bankruptcy Court or any other party to execute and deliver all agreements, guarantees, instruments, mortgages, control agreements, certificates, and other documents and to perform their obligations thereunder, including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages, or indemnities.

bb.    Issuance of New Common Stock and Warrants.
79.The issuance of the New Common Stock and the New Warrants is an essential element of the Plan and is in the best interests of the Debtors, the Estates and holders of Claims and Interests.
cc.    Approval of the Registration Rights Agreement and the New Warrants Agreements.
80.The Registration Rights Agreement and the New Warrants Agreements are essential elements of the Plan. The terms of the Registration Rights Agreement and the New Warrants Agreements are reasonable, and the Debtors have provided adequate notice of the material terms thereof. The Debtors and the Reorganized Debtors are authorized, without further approval of this Bankruptcy Court, to execute and deliver all agreements, documents, instruments and certificates relating to the Registration Rights Agreement and the New Warrants Agreements and to perform their obligations thereunder in accordance with, and subject to, the terms of those agreements.
dd.    Rights Offering.
81.The Debtors solicited subscriptions to the Rights Offering in good faith pursuant to the Rights Offering Procedures set forth in the Disclosure Statement Order, applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules and any applicable non-bankruptcy laws, rules or regulations, and the Rights Offering Procedures are fair, equitable, and reasonable and provide for the Rights Offering to be conducted in a manner that is in the best interests of the Debtors, the Estates and holders of Claims and Interests.
II.ORDER
BASED ON THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW, IT IS THEREFORE ORDERED, ADJUDGED, AND DECREED THAT:
82.This Confirmation Order confirms the Plan in its entirety, as expressly modified herein.

83.This Confirmation Order approves the Plan Supplement, including the documents contained therein that may be amended in accordance with and as permitted by the Plan and this Confirmation Order. The terms of the Plan, the Plan Supplement, and the exhibits thereto are incorporated herein by reference and are an integral part of this Confirmation Order; provided, however, that if there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control solely to the extent of such conflict.
84.All holders of Claims that voted to accept the Plan are conclusively presumed to have accepted the Plan.
85.The terms of the Plan, the Plan Supplement, all exhibits thereto, and this Confirmation Order shall be effective and binding as of the Effective Date on all parties in interest, including, but not limited to: (a) the Debtors; (b) the Consenting Stakeholders; and (c) all holders of Claims and Interests against the Debtors.
A.Objections.
86.To the extent that any objections (including any reservations of rights contained therein) to Confirmation have not been withdrawn, waived, or settled before entry of this Confirmation Order, are not cured by the relief granted in this Confirmation Order, or have not been otherwise resolved as stated on the record of the Confirmation Hearing, all such objections (including any reservation of rights contained therein) are hereby overruled in their entirety and on their merits.
B.Findings of Fact and Conclusions of Law.
87.The findings of fact and the conclusions of law set forth in this Confirmation Order constitute findings of fact and conclusions of law in accordance with Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. All findings of fact and conclusions of law announced by the Bankruptcy Court at the Confirmation Hearing in

relation to Confirmation, including the Confirmation Ruling, are hereby incorporated into this Confirmation Order. To the extent that any of the following constitutes findings of fact or conclusions of law, they are adopted as such. To the extent any finding of fact or conclusion of law set forth in this Confirmation Order (including any findings of fact or conclusions of law announced by the Bankruptcy Court at the Confirmation Hearing and incorporated herein) constitutes an order of this Bankruptcy Court, it is adopted as such.
C.Incorporation by Reference.
88.The terms and provisions of the Plan and the Plan Supplement are an integral part of this Confirmation Order and are incorporated by reference herein as if set forth herein. The terms of the Plan, the Plan Supplement, all exhibits thereto, this Confirmation Order, and all other relevant and necessary documents shall, on and after the Effective Date, be binding in all respects upon, and shall inure to the benefit of, the Debtors and Reorganized Debtors, their Estates and their creditors, and their respective successors and assigns, any affected third parties, all holders of Claims and Interests, whether known or unknown, against the Debtors, including, but not limited to any trustees, examiners, administrators, responsible state officers, estate representatives, or similar entities for the Debtors, if any, subsequently appointed in any of the Chapter 11 Cases or upon a conversion to chapter 7 under the Bankruptcy Code of any of the Chapter 11 Cases, and each of their respective affiliates, successors, and assigns. The failure to include or refer to any particular article, section, or provision of the Plan, the Plan Supplement, any related document, agreement, or exhibit does not impair the effectiveness of that article, section, or provision; it being the intent of the Bankruptcy Court that the Plan, the Plan Supplement, and any related document, agreement, or exhibit are approved in their entirety.
D.General Settlement of Claims and Interests.
89.Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the DIP Claims, Revolving Credit Facility Claims, FLLO Term Loan Facility Claims, Second Lien Notes Claims, and Unsecured Notes Claims and (2) any claim to avoid, subordinate, or disallow any DIP Claims, Revolving Credit Facility Claims, FLLO Term Loan Facility Claims, Second Lien Notes Claims, and Unsecured Notes Claims, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise, including, without limitation, any claim of subordination or turnover of any payments arising under any provision of the Intercreditor Agreement, including, but not limited to, any turnover provisions in sections 3.05, 4.02(l), 6.01 and 7.03 thereof, or the Collateral Trust Agreement, including sections 5.05, 6.02(o), 8.01, and 9.03 thereof (the “Turnover Provisions”). In consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the FLLO Term Loan Facility Lenders and Revolving Credit Facility Lenders shall conclusively, absolutely, irrevocably and forever waive any rights they have to seek subordination or turnover of any payments arising under any provision of the Intercreditor Agreement, including, but not limited to, the Turnover Provisions. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI of the Plan, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.
E.The Releases, Injunction, Exculpation, and Related Provisions Under the Plan.
90.The following releases, injunctions, exculpations, discharges, and related provisions set forth in Article VIII of the Plan are incorporated and expressly modified herein, are hereby approved and authorized in all respects, are so ordered, and shall be immediately effective on the Effective Date without further order or action on the part of this Bankruptcy Court or any other party:
1.    Discharge of Claims and Termination of Interests.
91.Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, this Confirmation Order, or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Proof of Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. This Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.
2.    Releases of Liens.
92.Except as otherwise provided in the Exit Facilities Documents, the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns; provided that no mortgage, deed of trust, Lien, pledge, or other security interest against any property of the Estates in favor of any Allowed Secured Claim shall be released prior to satisfaction and/or payment of such Allowed Secured Claim in full in accordance with the Plan; provided, further, that no Lien arising, whether arising by contract or statute, from an oil and gas lease shall be terminated, discharged, or released by the Plan. Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of this Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.
93.To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or the agent for such holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or Exit Facilities Agent that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings; provided that the Reorganized Debtors shall be entitled to make any such filings or recordings on such holder’s behalf.
3.    Releases by the Debtors.
94.Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of

Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Revolving Credit Facility, the FLLO Term Loan Facility, the Collateral Trust Documents, the Second Lien Notes, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions between or among a Debtor and another Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the Backstop Commitment Agreement, the DIP Facility, the Exit Facilities, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or this Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Backstop Commitment Agreement, the DIP Facility, the Plan, the Plan Supplement, or the Exit Facilities before or during the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, other than claims or liabilities that are not described in items 1 and 2 set forth in Article IV.A of the Plan arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post Effective Date obligations of any party or Entity under the Plan, this Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facilities Documents, or any Claim or obligation arising under the Plan.
95.Entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtors’ release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtors’ release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtors’ release; (c) in the best interests of the

Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtors’ release.
4.    Releases by Holders of Claims and Interests.
96.Except as otherwise expressly set forth in the Plan or this Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Revolving Credit Facility, the FLLO Term Loan Facility, the Collateral Trust Documents, the Second Lien Notes, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions between or among a Debtor and another Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Exit Facilities, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or this Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, before or during the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, other than claims or liabilities that are not described in items 1 and 2 set forth in Article IV.A of the Plan arising out of or relating to any act or omission of a Released Party other than a Debtor that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any party of any obligations related to customary banking products, banking services or other financial accommodations (except as may be expressly amended or modified by the Plan and the Exit Facilities Credit Agreements, or any other financing document under and as defined therein) or (ii) any post Effective Date obligations of any party or Entity under the Plan, this Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facilities Documents, or any Claim or obligation arising under the Plan.

97.Entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Releases, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Releases are: (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Releases; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Releases.
5.    Exculpation.
98.Except as otherwise specifically provided in the Plan or this Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or this Confirmation Order in lieu of such legal opinion) created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.
99.The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.
6.    Injunction.
100.Except as otherwise expressly provided in the Plan or this Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or this Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or

Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.
101.Upon entry of this Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Except as otherwise set forth in this Confirmation Order, each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in Article VIII.F of the Plan.
F.Preservation of Causes of Action.
102.In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than: (i) the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date; and (ii) all Causes of Action that arise under sections 544, 547, 548, and 549 of the Bankruptcy Code and state fraudulent conveyance law.
103.The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date. Any such objection that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty (30) days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.
104.The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.
G.Professional Compensation and Administrative Claims Bar Date.
105.All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.
106.On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount, which shall be funded by the Reorganized Debtors. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Allowed Professional Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Claims are Allowed. When such Allowed Professional Claims have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.
107.Professionals shall reasonably estimate their unpaid Professional Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.
108.Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.
109.Except as otherwise provided in Article II.A of the Plan, and except with respect to Administrative Claims that are Professional Claims, or DIP Claims, requests for payment of Administrative Claims must be Filed and served on the Debtors no later than the Administrative Claims Bar Date, which shall be the first Business Day that is thirty (30) days following the Effective Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed with the Bankruptcy Court and served on the requesting party no later than sixty (60) days after the Administrative Claims Bar Date.
110.The Debtors shall indefeasibly pay in Cash all Existing RBL Adequate Protection Payments that have accrued and are unpaid as of the Effective Date pursuant to the terms of the DIP Order, and none of the Revolving Credit Facility Administrative Agent, the Revolving Credit Facility Lenders, or the Agent under the Collateral Trust Agreement shall be required to File a request for payment of an Administrative Claim with the Bankruptcy Court on account of such Existing RBL Adequate Protection Payments. The Debtors’ obligation to pay the Existing RBL Adequate Protection Payments, to the extent not indefeasibly paid in full in Cash on the Effective Date, shall survive the Effective Date and shall not be released or discharged pursuant to the Plan or this Confirmation Order until indefeasibly paid in full in Cash.

H.Notice of Subsequent Pleadings.
111.Except as otherwise provided in the Plan or in this Confirmation Order, notice of all subsequent pleadings in the Chapter 11 Cases after the Effective Date will be limited to the following parties: (a) the United States Trustee; (b) the Reorganized Debtors and their counsel; and (c) any party known to be directly affected by the relief sought by such pleadings.
I.Retention of Jurisdiction.
112.Notwithstanding the entry of this Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, this Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including the matters set forth in Article XI of the Plan; provided that the New Organizational Documents and the Exit Facilities and any documents related thereto shall be governed by the jurisdictional provisions therein, and this Bankruptcy Court shall not retain jurisdiction beyond the maximum extent allowed by law under the applicable circumstances.
J.Reports.
113.After the Effective Date of the Plan, the Debtors have no obligation to file with the Bankruptcy Court or serve on any parties reports that the Debtors were obligated to file under the Bankruptcy Code or a Court order, including monthly operating reports (even for those periods for which a monthly operating report was not filed before such Effective Date), ordinary course professional reports, and monthly or quarterly reports for Professionals; provided, however, that the Debtors will comply with the United States Trustee’s quarterly reporting requirements. From Confirmation through the Effective Date of the Plan, the Debtors will file such reports as are required under the Bankruptcy Local Rules. For the avoidance of doubt, nothing in this paragraph shall affect the Reorganized Debtors’ reporting obligations under the Exit Facilities Documents.

K.Effectiveness of All Actions.
114.Except as set forth in the Plan, all actions authorized to be taken pursuant to the Plan shall be effective on, before, or after the Effective Date of the Plan, and pursuant to this Confirmation Order, without further application to, or order of the Bankruptcy Court, or further action by the Debtors and/or the Reorganized Debtors and their respective directors, officers, members, or stockholders, and with the effect that such actions had been taken by unanimous action of such officers, directors, managers, members, or stockholders.
L.Approval of Consents and Authorization to Take Acts Necessary to Implement the Plan.
115.This Confirmation Order shall constitute all authority, approvals, and consents required, if any, by the laws, rules, and regulations of any states, federal, and any other governmental authority with respect to the implementation or consummation of the Plan and any certifications, mortgages, documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, the Exit Facilities Documents, and any certifications, mortgages, documents, instruments, securities, or agreements, and any amendments or modifications thereto.
M.Plan Implementation Authorization.
116.The Debtors or the Reorganized Debtors, as the case may be, and their respective directors, officers, members, agents, and attorneys, financial advisors, restructuring advisors, and investment bankers are authorized and empowered from and after the date hereof to negotiate, execute, issue, deliver, implement, file, or record any contract, instrument, mortgage, release, assumption and assignment, or other agreement or document related to the Plan, as the same may be modified, amended, and supplemented, and to take any action necessary or appropriate to implement, effectuate, consummate, or further evidence the Plan in accordance with their terms, or take any or all corporate actions authorized to be taken pursuant to the Plan, whether or not specifically referred to in the Plan or any exhibit thereto, without further order of the Bankruptcy Court. To the extent applicable, any or all such documents shall be accepted upon presentment by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law. Pursuant to section 10.301 of the Business Organizations Code of the State of Texas, section 18-1118 of the Oklahoma General Corporation Act, and any comparable provision of the business corporation laws of any other state, as applicable, no action of the respective directors or equity holders of the Debtors or the Reorganized Debtors, as applicable, will be required to authorize the Debtors or Reorganized Debtors, as applicable, to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan, the restructuring, and any such contract, certificate, instrument, mortgage, release, assumption and assignment, or other agreement or document related to the Plan, and following the Effective Date, each of the documents for the Plan will be a legal, valid, and binding obligation of the Debtors or Reorganized Debtors, as applicable, enforceable against the Debtors and the Reorganized Debtors in accordance with the respective terms thereof.
N.Distributions.
117.The procedures governing distributions contained in Article VI of the Plan are approved in their entirety.
O.Restructuring Transactions.
118.On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions, including as set forth in the Restructuring Transactions Memorandum. The Restructuring Transactions Memorandum shall be reasonably acceptable to the Required Consenting Stakeholders. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; (4) the execution and delivery of the New Organizational Documents; (5) the execution and delivery of the Exit Facilities Documents (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees to be paid by the Debtors or the Reorganized Debtors, as applicable), subject to any post-closing execution and delivery periods provided for in the Exit Facilities Documents; (6) execution and delivery of the Registration Rights Agreement; (7) pursuant to the Rights Offering Procedures and the Backstop Commitment Agreement, the implementation of the Rights Offering, including the distribution of the Rights to the Rights Offering Participants as of the Rights Offering Record Date and the issuance of New Common Stock in connection therewith; (8) the issuance of the New Common Stock and the New Warrants as set forth in the Plan; and (9) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. This Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan. On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall issue all

Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.
119.This Confirmation Order shall and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.
P.Approval of Rights Offering.
120.On and after the Effective Date, all documents necessary to effectuate the Rights Offering shall constitute legal, valid, and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms. All of the New Common Stock to be granted in accordance with the terms of the Rights Offering shall (a) be duly authorized, validly issued, fully paid, and non-assessable consistent with the terms of the New Organizational Documents and (b) not be subject to avoidance or recharacterization for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable nonbankruptcy law.
Q.Approval of Exit Facilities.
121.On the Effective Date, the Reorganized Debtors shall enter into the Exit Facilities (on the same or better terms as set forth in the Exit Facilities Documents). The terms of the Exit Facilities are fair and reasonable, and the Exit Facilities were negotiated in good faith and at arm’s-length by the Debtors and the Agent under the Exit Facilities. This Confirmation Order constitutes approval of the Exit Facilities (including the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not approved by this Bankruptcy Court previously, and the Debtors or the Reorganized Debtors, as applicable, are hereby authorized to (i) execute and deliver the documents necessary or appropriate to obtain the Exit Facilities, including the Exit Facilities Documents and any and all other documents required to enter into the Exit Facilities and all collateral documents related thereto, without further notice to or order of the Bankruptcy Court, (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate entry into the Exit Facilities. All fees due and payable under the Exit Facilities are hereby approved (and to the extent such fees were approved by prior order of the Bankruptcy Court, such approval is hereby ratified) and the Debtors are authorized and directed to pay such fees in accordance with, and to the extent they become payable, under the terms of the fee letters respect the Exit Facilities and the Exit Facilities Documents.
122.As of the Effective Date, upon the granting or continuation of Liens in accordance with the Plan and the Exit Facilities Documents, such Liens shall constitute valid, binding, enforceable, and automatically perfected Liens in the collateral specified in the Exit Facilities Documents. The Exit Facilities Agent or holder(s) of Liens under the Exit Facilities Documents are hereby authorized to file with the appropriate authorities mortgages, financing statements, and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The guarantees, mortgages, pledges, Liens, and other securities interests granted to secure the obligations arising under the Exit Facilities Documents have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law, and the priorities of such Liens and security interests shall be as set forth in the Exit Facilities Documents. The Reorganized Debtors and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and this Confirmation Order (provided that perfection shall occur automatically by virtue of the entry of this Confirmation Order), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.
R.New Organizational Documents and New Warrants Agreements.
123.The terms of any New Organizational Documents and New Warrants Agreements as set forth in the Plan Supplement are approved in all respects. To the extent any New Organization Document is not attached to the Plan Supplement as of the entry of this Confirmation Order, such New Organizational Document shall be filed with the Bankruptcy Court prior to the Effective Date, and such New Organizational Document is approved to the extent it is consistent with this Confirmation Order, the Plan, the Plan Supplement, and the Restructuring Support Agreement (including any applicable consent rights therein). The obligations of the applicable Reorganized Debtors related thereto, will, upon execution, constitute legal, valid, binding, and authorized obligations of each of the Debtors or Reorganized Debtors, as applicable, enforceable in accordance with their terms and not in contravention of any state or federal law. On the Effective Date, without any further action by the Bankruptcy Court or the directors, officers, or equity holders of any of the Reorganized Debtors, each Reorganized Debtor, as applicable, will be and is authorized to enter into the New Organizational Documents, the New Warrants Agreements, and all related documents, to which such Reorganized Debtor is contemplated to be a party on the Effective Date. In addition, on the Effective Date, without any further action by the Bankruptcy Court or the directors, officers or equity holders of any of the Reorganized Debtors, each applicable Reorganized Debtor will be and is authorized to: (a) execute, deliver, file, and record any other contracts, assignments, certificates, instruments, agreements, guaranties, or other documents executed or delivered in connection with the New Organizational Documents and the New Warrants Agreements; (b) issue the New Common Stock and the New Warrants (including the New Common Stock that may be issuable upon exercise of the New Warrants); (c) perform all of its obligations under the New Organizational Documents and the New Warrants Agreements; and (d) take all such other actions as any of the responsible officers of such Reorganized Debtor may determine are necessary, appropriate or desirable in connection with the consummation of the transactions contemplated by the New Organizational Documents and the New Warrants Agreements. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, after the Effective Date, any disputes arising under the New Organizational Documents and the New Warrants Agreements will be governed by the jurisdictional provisions therein.
S.Binding Effect.
124.Except as otherwise set forth in this Confirmation Order, subject to Article IX.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests have, or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

T.Convenience Claim Distribution Reserve.
125.On the Effective Date, the Reorganized Debtors shall establish and fund the Convenience Claim Distribution Reserve with Cash in an amount equal to $10,000,000.00. The Convenience Claim Distribution Reserve shall be maintained in trust solely for holders of Convenience Claims. Such funds shall not be considered property of the Debtors or the Reorganized Debtors; provided that any funds remaining in the Convenience Claim Distribution Reserve after all Convenience Claim Distributions have been made shall be distributed to and vest in the Reorganized Debtors. Convenience Claims shall be paid in accordance with Article VI.A of the Plan.
U.Continued Corporate Existence
126.Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended, amended and restated, or replaced under the Plan or otherwise, including pursuant to the New Organizational Documents, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended, amended and restated, or replaced pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).
127.After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
V.Vesting of Assets in the Reorganized Debtors.
128.Except as otherwise provided in this Confirmation Order, the Plan (including, for the avoidance of doubt, the Restructuring Transactions Memorandum), or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate that constitutes property of the Estate under section 541 of the Bankruptcy Code, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
129.Nothing in the Plan or this Confirmation Order shall operate as a finding or determination that funds (1) held by the Debtors or subject to their control and (2) to which any holder of a Royalty and Working Interest has asserted or may assert a right of entitlement or ownership on account of such Royalty and Working Interest, constitute property of any of the Estates under section 541 of the Bankruptcy Code or otherwise. All parties’ rights with respect to such issue remain unaffected by Confirmation of the Plan and entry of this Confirmation Order.

W.Directors and Officers of Reorganized Debtors.
130.Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors have, to the extent known at the time of Filing, disclosed the identities of directors on the New Board. Each member of the New Board will serve from and after the Effective Date pursuant to applicable law and the terms of the New Organizational Documents. The existing boards of directors and other governing bodies of the other Reorganized Debtors will be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Person or Entity.
X.Employee Obligations.
131.Except as otherwise provided in the Plan and subject to Article V thereof, all wages, compensation, and benefits programs, including executive compensation programs and any motions in the Bankruptcy Court for the approval thereof, will be continued according to existing terms and practices. On the Effective Date, the Debtors shall (a) assume all employment agreements, indemnification agreements, or other agreements entered into with current and former employees or (b) enter into new agreements with such employees on terms and conditions acceptable to the Debtor and such employee. Notwithstanding the foregoing, any employment agreements or other employmentrelated agreements that provide for any acceleration or enhancement of payments (including severance payments), vesting, benefits, or other rights in connection with a transaction that constitutes a change in control, change of control, or similar concept under such agreements, shall only be assumed if and to the extent that the Debtors, with the consent of the Required Plan Sponsors, obtain waivers specifying that the consummation of the Restructuring Transactions shall not trigger any such rights under such agreements.

Y.Ownership and Control.
132.The consummation of the Plan shall not constitute a change in ownership or change in control, as such terms are used in any statute, regulation, contract, or agreement, including, but not limited to, any assumption, assumption and assignment, insurance agreement, mortgage, letter of credit, or hedging arrangement, in effect on the Effective Date and to which any Debtor is a party or under any applicable law of any unit of government.
Z.Indemnification Obligations.
133.Consistent with applicable law, all indemnification provisions in place as of the Effective Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, the DIP Order, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, the DIP Agent, the DIP Lenders, the Revolving Credit Facility Agent, the Consenting Revolving Credit Facility Lenders, the FLLO Term Loan Facility Administrative Agent, the Consenting FLLO Term Loan Facility Lenders, the Collateral Trustee, the Second Lien Notes Trustee, the Consenting Second Lien Noteholders, and the Consenting Unsecured Noteholders, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Plan on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, the DIP Agent, the DIP Lenders, the Revolving Credit Facility Agent, the Consenting Revolving Credit Facility Lenders, the FLLO Term Loan Facility Administrative Agent, the Consenting FLLO Term Loan Facility Lenders, the Collateral Trustee, the Second Lien Notes Trustee, the Consenting Second Lien Noteholders, and the Consenting Unsecured Noteholders, as applicable, than the indemnification provisions in place prior to the Effective Date.

AA.    Disputed and Contingent Claims Reserves.
134.If any portion of a Claim is a Disputed Claim, including an objection to a Claim or portion thereof is filed as set forth in Article VII.F of the Plan, no payment or distribution provided under the Plan shall be made on account of such Disputed Claim or a portion thereof unless and until such Disputed Claim becomes an Allowed Claim.
135.On or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall establish one or more reserves (including the Convenience Claim Distribution Reserve) for Claims that are contingent or have not yet been Allowed, in an amount or amounts as reasonably determined by the Debtors or Reorganized Debtors, as applicable, consistent with the Proof of Claim Filed by the applicable holder of such Disputed Claim. To the extent that a Disputed Claim may be entitled to receive New Common Stock pursuant to the Plan, such New Common Stock will remain authorized but unissued pending resolution of such Disputed Claim.
136.Any assets held in any such reserve shall be subject to the tax rules that apply to “disputed ownership funds” under 26 C.F.R. § 1.468B–9. As such, such assets will be subject to entity-level taxation, and the Debtors and Reorganized Debtors, as applicable, shall be required to comply with the relevant rules.
BB.    Claims Reconciliation Process.
137.Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (a) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (b) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (c) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.S of the Plan.
CC.    Injunctions and Automatic Stay.
138.Unless otherwise provided in the Plan or this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.
DD.    Cancellation of Existing Securities and Agreements.
139.On the Effective Date, except as otherwise provided in the Plan or this Confirmation Order, all notes, instruments, certificates, credit agreements, indentures, security agreements, collateral agreements, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for or preserved pursuant to the Plan or this Confirmation Order.
140.Notwithstanding anything to the contrary in the Plan, to the extent cancelled pursuant to the Plan, the DIP Credit Agreement, the Revolving Credit Facility Credit Agreement, the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, the Second Lien Notes Indenture, and the Unsecured Notes Indentures shall continue in effect solely to the extent necessary to: (1) permit holders of Claims under the DIP Credit Agreement, the Revolving Credit Facility Credit Agreement, the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, the Second Lien Notes Indenture, and the Unsecured Notes

Indentures to receive their respective Plan distributions, if any; (2) permit the Debtors or the Reorganized Debtors to make Plan distributions on account of the Allowed Claims under the DIP Credit Agreement, the Revolving Credit Facility Credit Agreement, the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, the Second Lien Notes Indenture, and the Unsecured Notes Indentures; (3) permit the Agents and Trustees to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the DIP Order, the DIP Credit Agreement, the Plan, and this Confirmation Order, as applicable; (4) allow the Agents and Trustees to enforce their rights, claims, and interests against any party other than the Debtors; (5) preserve any rights of the Agents and Trustees to payment of fees, expenses, and indemnification obligations as against any money or property distributable to holders of Claims under the DIP Credit Agreement, the Revolving Credit Facility Credit Agreement, the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, the Second Lien Notes Indenture, and the Unsecured Notes Indentures, respectively, including any rights to priority of payment and/or to exercise charging liens; (6) permit the Agents and Trustees to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or an appellate court, including to enforce any obligation owed to the Agents and Trustees or other holders of Claims under the DIP Credit Agreement, the Revolving Credit Facility Credit Agreement, the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, the Second Lien Notes Indenture, and the Unsecured Notes Indentures, as applicable; (7) preserve the rights and obligations of the parties under the Exit Facilities Documents, as applicable; and (8) allow the Agents and Trustees to maintain any right of indemnification, contribution, or subrogation under the DIP Credit Agreement, the Revolving Credit Facility Credit Agreement, the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, the Second Lien Notes Indenture, and the Unsecured Notes Indentures.

141.Except as provided in the Plan, on the Effective Date, the Agents and Trustees, and their respective agents, successors, and assigns, shall be automatically and fully discharged of all of their duties and obligations associated with the DIP Credit Agreement, the Revolving Credit Facility Credit Agreement, the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, the Second Lien Notes Indenture, and the Unsecured Notes Indentures, as applicable. To the extent cancelled in accordance with the Plan, the commitments and obligations (if any) of the holders under the DIP Credit Agreement, the Revolving Credit Facility Credit Agreement, the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, the Second Lien Notes Indenture, and the Unsecured Notes Indentures to extend any further or future credit or financial accommodations to any of the Debtors, any of the Debtors’ respective subsidiaries, or any of the Debtors’ respective successors or assigns under the DIP Credit Agreement, the Revolving Credit Facility Credit Agreement, the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, the Second Lien Notes Indenture, and the Unsecured Notes Indentures, as applicable, shall fully terminate and be of no further force or effect on the Effective Date.
EE.    Securities Law Exemption.
142.All 1145 Securities will be offered, issued, and distributed in reliance upon section 1145 of the Bankruptcy Code to the extent permitted under applicable law. All 4(a)(2) Securities will be offered, issued, and distributed in reliance upon section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, will be considered “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and may not be transferred except pursuant to an effective registration statement or under the Securities Act or an available exemption therefrom.
143.Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of each of the 1145 Securities under the Plan is exempt from, among other things,

the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration before the offering, issuance, distribution, or sale of such securities. Pursuant to section 1145 of the Bankruptcy Code, each of the 1145 Securities under the Plan (1) is not a “restricted security” as defined in Rule 144(a)(3) under the Securities Act; and (2) is freely tradable and transferable by any holder thereof that at the time of transfer or as a result thereof, is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act. Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the 1145 Securities, including any New Common Stock or New Warrants, through the facilities of DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or this Confirmation Order with respect to the treatment of such New Common Stock or New Warrants under applicable securities laws.
144.The 4(a)(2) Securities will be offered, issued, and distributed in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder and not pursuant to an effective registration statement under the Securities Act. To the extent issued in reliance on Section 4(a)(2) of the Securities Act or Regulation D thereunder, the 4(a)(2) Securities will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to an effective registration statement under the Securities Act or an available exemption therefrom and other applicable law. Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the 4(a)(2) Securities through the facilities of DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or this Confirmation Order with respect to the treatment of the 4(a)(2) Securities under applicable securities laws.
145.Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Common Stock (including any shares issuable as part of the Put Option Premium, issuable upon exercise of the Rights, or the unsubscribed shares of New Common

Stock issued to the Backstop Parties pursuant to the Backstop Commitment Agreement) or the New Warrants (and any shares of the New Common Stock issuable upon the exercise of the New Warrants) through the facilities of DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or this Confirmation Order with respect to such treatment under applicable securities laws.
146.DTC shall be required to accept and conclusively rely upon the Plan and this Confirmation Order in lieu of a legal opinion regarding whether any of the New Common Stock or New Warrants issuable pursuant to the Plan, including issuable pursuant to the Backstop Commitment Agreement, are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.
147.Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock issuable upon exercise of the Rights or any of the other 1145 Securities or 4(a)(2) Securities, as applicable, are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.
148.Each Backstop Party that receives Plan Securities will be entitled to registration rights and sale support rights with respect to all such Securities to be documented in the Registration Rights Agreement in form and substance satisfactory to the Required Plan Sponsors.
FF.    Section 1146 Exemption.
149.To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Stock and the New Warrants (including the New Common Stock that may be issuable upon exercise of the New Warrants); (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facilities; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of this Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
GG.    Payment of Certain Fees.
150.Without any further notice to or action, order, or approval of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, shall pay on the Effective Date the Restructuring Expenses, subject to the conditions set forth in Article IV.V of the Plan. The

Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) Business Days before the anticipated Effective Date or such later time as required by the Debtors; provided that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On or as soon as practicable after the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay pre- and post-Effective Date Restructuring Expenses related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date. For the avoidance of doubt, nothing in this paragraph shall be deemed to impair, waive, discharge, or negatively impact or affect any rights of the FLLO Term Loan Facility Administrative Agent, the Collateral Trustee, and the Second Lien Notes Trustee to payment of fees, expenses, and indemnification obligations solely as against any money or property distributable to holders of Claims under the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, or the Second Lien Notes Indenture, as applicable, including any rights to priority of payment and/or to exercise charging liens. Notwithstanding anything in the Plan, including Article IV.I thereof, reimbursement of the Second Lien Notes Trustee’s financial advisor’s fees and expenses shall be limited to $250,000 in the aggregate, and no Person shall be entitled to increase or seek to increase this $250,000 limit or use a charging lien or seek payment for such financial advisor’s or any financial advisor to the Second Lien Notes Trustee’s fees and expenses from any other source.
151.Without limiting the obligations of the Debtors or Reorganized Debtors to pay the DIP Agent Fees and Expenses and any fees, costs and expenses of the Exit Facilities Agent pursuant to the Exit Facilities Documents, the Reorganized Debtors shall pay all post-Effective Date expenses incurred by the DIP Agent and/or the Exit Facilities Agent related to implementation, consummation, and defense of the Plan, whether incurred on or after the Effective Date.
152.Provided the Committee has not filed an appeal of the Confirmation Order, on or as soon as reasonably practicable after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in Cash the reasonable and documented unpaid fees and expenses (including the fees and expenses of their counsel) of the Unsecured Notes Trustees (the “Unsecured Notes Trustee Fees”) incurred through the Effective Date, without any requirement to file a fee application with the Bankruptcy Court, and without any requirement for Bankruptcy Court review or approval. All Unsecured Notes Trustee Fees to be paid on or as soon as reasonably practicable after the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) Business Days before the anticipated Effective Date or such later time as required by the Debtors; provided that such estimates shall not be considered an admission or limitation with respect to such Unsecured Notes Trustee Fees. In addition, the Debtors and the Reorganized Debtors, as applicable, shall continue to pay pre- and post-Effective Date Unsecured Notes Trustee Fees related to implementation and consummation of the Plan, whether incurred before, on, or after the Effective Date. For the avoidance of doubt, nothing in this paragraph shall be deemed to impair, waive, discharge, or negatively impact or affect any rights of the Unsecured Notes Trustees to payment of fees, expenses, and indemnification obligations solely as against any money or property distributable to holders of Claims under the Unsecured Notes Indentures, as applicable, including any rights to priority of payment and/or to exercise charging liens.
HH.    Nonseverability of Plan Provisions upon Confirmation.
153.Each term and provision of each of the Plan as it heretofore may have been altered or interpreted by the Bankruptcy Court in accordance with the Plan and as modified by this Confirmation Order is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; and (c) nonseverable and mutually dependent.
II.    Waiver or Estoppel.
154.Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement is not addressed in this Confirmation Order or was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.
JJ.    Authorization to Consummate.
155.The Debtors and the Reorganized Debtors, as applicable, are authorized to consummate the Plan, including the transactions contemplated by the Rights Offering and Exit Facilities, and any other contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan at any time after the entry of this Confirmation Order, subject to satisfaction or waiver (by the Required Consenting Stakeholders) of the conditions precedent to Consummation set forth in Article IX of the Plan. The substantial consummation of the Plan, within the meaning of sections 1101(2) and 1127 of the Bankruptcy Code, is deemed to occur on the Effective Date.

KK.    Assumption and Cure of Executory Contracts.
156.The provisions governing the treatment of Executory Contracts and Unexpired Leases set forth in Article V of the Plan (including the procedures regarding the resolution of any and all disputes concerning the assumption or rejection, as applicable, of such Executory Contracts and Unexpired Leases) shall be, and hereby are, approved in their entirety. For the avoidance of doubt, on the Effective Date, except as otherwise provided in the Plan or this Confirmation Order, any Executory Contract or Unexpired Lease of the Debtors will be deemed to be an Assumed Executory Contract or Unexpired Lease in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases that are: (a) identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (b) previously expired or terminated pursuant to their own terms; (c) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (d) are the subject of a motion to reject that is pending on the Effective Date; or (e) have an ordered or requested effective date of rejection that is after the Effective Date.
157.Except as otherwise set forth herein, this Confirmation Order constitutes approval of such assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, the Assumed Executory Contract and Unexpired Leases Schedule, or the Rejected Executory Contracts and Unexpired Leases Schedule, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.
158.To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right, with the consent of the Required Consenting Stakeholders, to alter, amend, modify, or supplement the Assumed Executory Contracts and Unexpired Leases Schedule and the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to forty-five (45) days after the Effective Date, so long as such allocation, amendment, modification, or supplement is consistent with the Restructuring Support Agreement and is not otherwise inconsistent with the terms of this Confirmation Order.
159.Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or this Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the later of (1) the date of entry of an order of the Bankruptcy Court (including this Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.7 of the Plan.
160.Except as provided in this Confirmation Order, any disputed cure costs shall be determined in accordance with the procedures set forth in Article V.C of the Plan, and applicable bankruptcy and nonbankruptcy law.
LL.    Preservation of Royalty and Working Interests.
161.Notwithstanding any other provision in the Plan, on and after the Effective Date, all Royalty and Working Interests shall remain in full force and effect in accordance with the terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests. Royalty and Working Interests shall not be modified, affected or impaired in any manner by any provision of the Plan or this Confirmation Order, including but not limited to any injunctive or stay relief, and the legal and equitable rights, interests, defenses, and obligations of holders of Royalty and Working Interests, with respect to such Royalty and Working Interests, shall not be modified, affected or impaired in any manner by the provisions of the Plan or this Confirmation Order; provided that, to the extent applicable, any Other Secured Claims, General Unsecured Claims, or Administrative Claims of holders of Royalty and Working Interests shall be treated in accordance with Articles II and III of the Plan. Nor shall the Plan or this Confirmation Order modify, affect or impair the rights and defenses of the Debtors or the Reorganized Debtors with respect to the Royalty and Working Interests. The Debtors’ and the Reorganized Debtors’ rights to dispute the amounts owing on account of

Royalty and Working Interests and to assert that prepetition Claims for such amounts have been discharged by the Plan or this Confirmation Order are expressly preserved and reserved. Nothing in the Plan or this Confirmation Order shall be deemed a finding or determination as to whether any such amount owed by the Debtors or the Reorganized Debtors on account of Royalty and Working Interests is a Claim or a specific type of Claim, if the amount has been discharged, or to what extent (if any) funds held by the Debtors or the Reorganized Debtors or subject to their control, with respect to which funds any holder of a Royalty and Working Interest has asserted or may assert a right of entitlement or ownership on account of such Royalty and Working Interest, constitute property of any of the Estates under section 541 of the Bankruptcy Code or otherwise; provided, however, that any determination with respect to the foregoing shall be made by the Bankruptcy Court. All parties’ rights are preserved and reserved with respect to such findings or determinations; provided that, to the extent applicable, any Administrative Claims, Other Secured Claims or General Unsecured Claims of holders of Royalty and Working Interests on account of Royalty and Working Interests shall be treated in accordance with Article II or III of the Plan, as appropriate.
162.Notwithstanding anything in the Plan or this Confirmation Order to the contrary, the Debtors or the Reorganized Debtors shall continue paying all undisputed amounts owing on account of Royalty and Working Interests, including with respect to suspense funds as and when reconciled, in the ordinary course of business and in accordance with all applicable agreements and laws.
163.Nothing in the Plan or this Confirmation Order shall affect the Debtors’ or the Reorganized Debtors’ obligations to comply with all federal, state and local laws, rules and regulations with respect to Royalty and Working Interests and holders thereof, including, without limitation, laws, rules and regulations regarding inspection of books and records and segregation or escrow of funds or production proceeds belonging and/or payable to holders of Royalty and Working Interests.
MM.    Provisions Regarding Certain Governmental Unit Liabilities.
164.Nothing in this Confirmation Order or the Plan discharges, releases, precludes, or enjoins: (i) any liability to any Governmental Unit that is not a Claim; (ii) any Claim of a Governmental Unit arising on or after the Confirmation Date; (iii) any police or regulatory liability to a Governmental Unit that any Entity would be subject to as the owner or operator of property after the Confirmation Date; or (iv) any liability to a Governmental Unit on the part of any non-Debtor. For the avoidance of doubt, all Claims under police or regulatory law for penalties for days of violations prior to the Effective Date, or for off-site waste disposal prior to the Effective Date shall be subject to Article II and III of the Plan and treated in accordance with the Plan in all respects. Nor shall anything in this Confirmation Order or the Plan enjoin or otherwise bar a Governmental Unit from asserting or enforcing, outside this Bankruptcy Court, any liability described in the preceding sentence; provided that the Bankruptcy Court retains jurisdiction to determine whether police or regulatory liabilities asserted by any Governmental Unit or other entity are discharged or otherwise barred by this Confirmation Order, the Plan, or the Bankruptcy Code. Nothing in this Confirmation Order or the Plan divests any tribunal of any jurisdiction it may have under police or regulatory law to interpret this Confirmation Order or the Plan to adjudicate any defense asserted relating to the liabilities and/or Claims set forth in this paragraph. Nothing in this Confirmation Order or the Plan shall authorize the transfer or assignment of any Governmental Unit (i) license, (ii) permit, (iii) registration, (iv) authorization, (v) certification, or (vi) approval, or the discontinuation of any obligation thereunder, without compliance with all applicable nonbankruptcy legal requirements under police or regulatory law.
165.Notwithstanding anything to the contrary in the Plan, Plan Supplement, or this Confirmation Order, the Debtors must meet the requirements of 11 U.S.C. § 365, to the extent applicable, before assuming (or assuming and assigning) any interests in contracts, leases, covenants, operating rights agreements, rights-of-use and easements, rights-of-way or other agreements: (a) with the federal government; (b) involving (i) federal land or minerals or (ii) lands or minerals held in trust for federally-recognized Indian tribes or Indian individuals (together, “Indian Landowners”); or (c) held by such Indian Landowners in fee with federal restriction on alienation (collectively, the “Federal Leases”). Further, no sale, assignment, and/or transfer of Federal Lease may take place pursuant to this Confirmation Order, the Plan, or the Plan Supplement absent the consent of the U.S. Department of the Interior (“DOI”), including any of its components, and any applicable Indian Landowner as provided for in applicable non-bankruptcy laws and regulations; provided, further, that Debtors also must meet the requirements of 11 U.S.C. § 365, to the extent applicable, before any such sale, assignment, and/or transfer of any Federal Lease.
166.For the avoidance of doubt and without limiting the foregoing, any assignment and/or transfer of any interests in the Federal Leases will be ineffective absent the consent of the DOI to the extent required by the Federal Leases. Nothing in the Plan or Plan Supplement shall be interpreted to set cure amounts or require the United States to novate, approve or consent to the sale, assignment and/or transfer of any interests in the Federal Leases except pursuant to existing regulatory requirements and applicable law.
167.Notwithstanding anything to the contrary in the Plan, Plan Supplement, or this Confirmation Order, the Debtors, Reorganized Debtors, and/or any assignee(s) or transferee(s) agree to comply with all applicable bankruptcy and non-bankruptcy law with respect to the Federal Leases, and nothing in this Confirmation Order shall otherwise affect the decommissioning and financial assurance obligations of the Debtors, Reorganized Debtors, and/or the assignee(s) or transferee(s), as applicable, under the Federal Leases and non-bankruptcy law.

168.Notwithstanding anything to the contrary in the Plan, Plan Supplement, or this Confirmation Order, the United States will retain and have the right to audit and/or perform any compliance review and, if appropriate, collect from the Debtor(s), Reorganized Debtor(s), and/or the transferee(s) or assignee(s), as applicable, in full any additional monies owed by the Debtor prior to the assumption and/or assignment of the Federal Leases without those rights being adversely affected by these bankruptcy proceedings. Such rights shall be preserved in full as if this bankruptcy had not occurred. The Debtors, Reorganized Debtors, and/or the transferee(s) or assignee(s), as applicable, will retain all defenses and/or rights, other than defenses and/or rights arising from these bankruptcy proceedings, to challenge any such determination: provided, however, that any such challenge, including any challenge associated with these bankruptcy cases, must be raised in the United States’ administrative review process leading to a final agency determination by DOI. The audit and/or compliance review period shall remain open for the full statute of limitations period established by the Federal Oil and Gas Royalty Simplification and Fairness Act of 1996, 30 U.S.C. § 1702, et seq.
169.Notwithstanding anything to the contrary in the Plan, Plan Supplement, or this Confirmation Order, nothing shall affect a Governmental Unit’s setoff and recoupment rights or Debtors’, Reorganized Debtors’, and/or any assignee(s)’ or transferee(s)’ defenses thereto; provided that all rights and defenses of the Debtors and Reorganized Debtors under applicable nonbankruptcy laws, regulations, and rules concerning any Governmental Unit’s setoff or recoupment rights are expressly reserved and preserved.
NN.    Provisions Regarding SEC.
170.Notwithstanding any provision herein to the contrary, no provision of the Plan, or any order confirming the Plan, (i) releases any non-Debtor Person or Entity (including any Released Party) from any Claim or Cause of Action of the United States Securities and Exchange Commission (the “SEC”) or (ii) enjoins, limits, impairs, or delays the SEC from commencing or continuing any Claims, Causes of Action, proceedings, or investigations against any non-Debtor Person or Entity (including any Released Party) in any forum.
OO.    Provisions Regarding the United States Department of Justice.
171.Notwithstanding anything to the contrary in this Confirmation Order, the applicable Reorganized Debtors named as defendants in the following consent decrees and agreements shall continue to be bound by their terms:
a.the Consent Decree between the United States of America, on behalf of the United States Environmental Protection Agency, and the State of West Virginia, on behalf of the West Virginia Department of Environmental Protection, as plaintiffs, and Chesapeake Appalachia, LLC, as defendant, entered by the United States District Court for the Northern District of West Virginia on March 11, 2014, Civ. Action No. 5:13-cv-170 (N.D. W. Va.);
b.the Consent Decree and Environmental Settlement Agreement (as may be amended, modified, or supplemented from time to time) executed by Chesapeake Energy Corporation, Chesapeake Exploration, L.L.C., and Chesapeake Appalachia, LLC (collectively “Chesapeake”) on December 1, 2020, between the United States of America, on behalf of the United States Environmental Protection Agency, and Chesapeake relating to alleged Clean Air Act (CAA) claims at 159 oil and natural gas production facilities in Ohio following both execution by the United States of America, on behalf of the United States Environmental Protection Agency and Bankruptcy Court approval; and
c.the Consent Decree (as may be amended, modified, or supplemented from time to time) executed by Chesapeake Appalachia LLC (“CALLC”) on December 30, 2020, between the United States of America, on behalf of the United States Environmental Protection Agency, and the Commonwealth of Pennsylvania Department of Environmental Protection, as plaintiffs, and CALLC, as defendant, resolving alleged violations by CALLC of Sections 301(a) and 404 of the Clean Water Act, 33 U.S.C. §§ 1311(a) & 1344, and alleged violations of The Clean Streams Law, Act of June 22, 1937, as amended, 35 P.S. §§ 691.1-691.1001; the Dam Safety and Encroachments Act, Act of November 26, 1978, P.L. 1375, as amended, 32 P.S. §§ 693.1-693.28; the 2012 Oil and Gas Act, Act of February 14, 2012 P.L. 87 No. 13, 58 Pa C.S. §§ 3201-3274; Section 1917-A of the Administrative Code of 1929, Act of April 9, 1929, P.L. 177, as amended, 71 P.S. § 510-17; and the rules and regulations promulgated thereunder following execution by all parties, Bankruptcy Court approval of Debtors’ entry into the Consent Decree, and District Court approval of the Consent Decree.

PP.    Provisions Regarding Certain Texas Taxing Authorities.
172.Notwithstanding anything to the contrary in the Plan or this Confirmation Order, with respect to the Claims of the Texas Taxing Authorities5 under the Texas Tax Code (the “Texas Taxing Authority Claims”), (a) to the extent the Texas Tax Code provides for interest and/or penalties with respect to any portion of the Texas Taxing Authority Claims, such interest and/or penalties shall be included in the Texas Taxing Authority Claims, (b) the liens, if any, securing the Texas Taxing Authority Claims shall be retained until the applicable Texas Taxing Authority Claims are paid in full, and (c) the Debtors or the Reorganized Debtors, as applicable, shall pay Allowed Texas Taxing Authority Claims on the later of (i) the date the Texas Taxing Authority Claims become due pursuant to the Texas Tax Code and in the ordinary course of business (subject to any applicable extensions, grace periods, or similar rights under the Texas Tax Code) and (ii) the Effective Date (or as soon as reasonably practicable thereafter).
173.All rights and defenses of the Debtors and the Reorganized Debtors under non-bankruptcy law are reserved and preserved with respect to such Texas Taxing Authority Claims. The Texas Taxing Authorities’ lien priority, if any, shall not be primed or subordinated by the Exit Facilities if approved by the Bankruptcy Court in conjunction with the Confirmation of the Plan or otherwise. In the event of a default in the payment of the Texas Taxing Authority Claims as provided herein, the Texas Taxing Authorities shall provide notice to counsel for the
5     For purposes of this Confirmation Order, the term “Texas Taxing Authorities” shall mean Angelina County, Atascosa County, Bastrop County, Bexar County, Brazos County, Burleson County Tax Office, Cherokee County, Cherokee County Appraisal District, Cotulla ISD, Crosby Independent School District, Culberson County-Allamoore ISD, Cypress - Fairbanks ISD, DeWitt County, Dilley ISD, Dimmit County, Ellis County, Fayette County Appraisal District Tax Office, Fort Bend County, Franklin ISD, Frio Hospital District, Gainesville ISD, Galveston County, Gause Independent School District c/o Milam County Tax Office, Goliad County, Grayson County, Grey County Tax Office, Gregg County, Hansford County Tax Office, Harris County, Harrison Central Appraisal District, Harrison County, Hood CAD, Houston CAD, Houston County Tax Office, Irion County, Jasper County, Jim Wells CAD, Karnes City ISD, Karnes County Tax Office, LaSalle County, Lee County, Liberty County, Madison County, Matagorda County, McMullen County, Midland Central Appraisal District, Midland County, Milam County, Montgomery County, Morris CAD, Nacogdoches County, Nueces County, Orange County, Panola County, Parker CAD, Pearsall ISD, Polk County, Red River CAD, Red River County, Reeves County Tax District, Reeves County, Robertson County, Rusk County, Sabine County, San Augustine County, Shelby County, Sheldon Independent School District, Smith County, Tarrant County, Tom Green CAD, Tyler County, Upshur County, Washington County, Webb CISD, Wood County, Zapata County, Zavala CAD.

Reorganized Debtors who shall have twenty (20) days from the date of such notice to cure the default. If the default is not cured, the Texas Taxing Authorities shall be entitled to pursue collection of all amounts owed pursuant to state law outside the Bankruptcy Court. Failure to pay the 2020 ad valorem taxes prior to the state law delinquency date shall constitute an event of default only as to the relevant Texas Taxing Authority. Notwithstanding any provision in the Plan or this Confirmation Order to the contrary, to the extent the Proofs of Claims relating to the Texas Taxing Authority Claims have not already been amended the Texas Taxing Authorities may amend their respective Proofs of Claims once the current year’s ad valorem taxes are actually assessed without further agreement with the Debtors or Reorganized Debtors (as applicable) or leave of the Bankruptcy Court for approval to amend their Proofs of Claims; provided that no such Proofs of Claim may be amended or supplemented after January 30, 2021 at 5:00 p.m. prevailing Central Time. The Debtors’ and the Reorganized Debtors’ (as applicable) rights and defenses under applicable law and the Bankruptcy Code with respect to the foregoing, including their right to dispute or object to the Texas Taxing Authority Claims and liens, are fully preserved.
QQ.    Provisions Regarding Certain Texas State Agencies.
174.Nothing in this Confirmation Order, Plan, or any Plan Supplement releases, nullifies, precludes or enjoins the enforcement of any police or regulatory liability to the Texas Commission on Environmental Quality or the Railroad Commission of Texas arising from or related to the enforcement of any applicable police or regulatory law or regulation to which any entity would be subject to as the owner or operator of property from and after the Effective Date of the Plan. Nothing in this Confirmation Order, Plan, or Plan Supplement authorizes the transfer or assignment of any governmental (a) license, (b) permit, (c) registration, (d) authorization or (e) approval, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements and approvals under police and regulatory law.

175.Nothing in the Plan or in this Confirmation Order shall be deemed to be a finding that fees payable by the Debtors or the Reorganized Debtors to the Texas Commission on Environmental Quality or the Railroad Commission of Texas, or royalty payments payable by the Debtors or the Reorganized Debtors to the Texas General Land Office are, or will be, considered taxes under applicable non-bankruptcy law. Moreover, such fees or royalty payments shall not be classified as taxes under the terms of the Plan or for any other purpose.
RR.    Provisions Regarding Surety Bond Obligations.
176.Notwithstanding any other provisions of the Plan, this Confirmation Order, or any other order of the Bankruptcy Court, on the Effective Date, all rights and obligations of any party related to (i) the Debtors’ current surety bonds (each, a “Surety,” and collectively, the “Surety Bonds”) maintained in the ordinary course of business; (ii) any surety payment and indemnity agreements, setting forth the Surety’s rights against the Debtors, and the Debtors’ obligations, among other things, to pay and indemnify the Surety from any loss, cost, or expense that the Surety may incur, in each case, on account of the issuance of any surety bonds on behalf of the Debtors; (iii) any Surety collateral; (iv) Surety collateral agreements governing collateral, if any, in connection with the Debtors’ Surety Bonds; and/or (v) ordinary course premium payments to the Surety for the Debtors’ Surety Bonds (collectively, the “Surety Bond Program” and the Debtors’ obligations arising therefrom, the “Surety Bond Obligations”) shall be reaffirmed and ratified by the applicable Reorganized Debtors and continue in full force and effect and are not discharged, released or precluded by the Plan in any way. For the avoidance of doubt, Debtors’ Surety Bond Obligations are reaffirmed and will continue without regard to any stated cure amount. On the Effective Date, all liens, security interests and claims, if any, arising under or granted pursuant to or in connection with the Surety Bond Program shall be valid, binding, perfected, enforceable liens and security interests with the priorities established in respect thereof under applicable non-bankruptcy law and the common law of suretyship, and shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination or similar encumbrance under any applicable law, the Plan, or this Confirmation Order. Nothing in this Confirmation Order or the Plan or otherwise shall be deemed to limit any Surety’s right to draw on any collateral. It shall not be necessary for any Surety to “opt out” of any release provisions required under the Plan to receive any rights granted under this paragraph. The Surety Bond Program and all Surety Bond Obligations related thereto shall be treated by the Reorganized Debtors and the Surety in the ordinary course of business as if the Chapter 11 Cases had not been commenced; and in furtherance thereof, in the event that any of the Surety Bond Obligations cease to be in effect upon the Effective Date for reasons other than their expiration or termination in accordance with the terms of the applicable agreements, the Reorganized Debtors and the applicable Surety shall execute the documents that are necessary to reinstitute such Surety Bond Obligations, including, without limitation, the indemnity obligations thereunder, as such Surety Bond Obligations were in effect immediately prior to the Effective Date; provided, however, that nothing in the foregoing shall be deemed to alter, limit, modify or expand any such Surety Bond Obligations. For the avoidance of any doubt, with a reservation of rights to all parties, and only to the extent applicable, any agreements related to the Surety Bond Program are assumed by the Debtors and the Reorganized Debtors pursuant to section 365 of the Bankruptcy Code upon the Effective Date. Nothing in the Plan or this paragraph shall affect in any way the Surety’s rights against any non-Debtor, or any non-Debtor’s rights against the Surety, including under the Surety Bond Program or with regard to the Surety Bond Obligations.
SS.    Provisions Regarding the Commonwealth of Pennsylvania, Department of Revenue and the Texas Comptroller of Public Accounts.
177.Notwithstanding any provision to the contrary in the Plan, this Confirmation Order, and the Plan Supplement, nothing shall: (a) require the Commonwealth of Pennsylvania,

Department of Revenue (“Department”) or the Texas Comptroller of Public Accounts (“Texas Comptroller”) to file an Administrative Claim in order to receive payment for any liability described in 11 U.S.C. §§ 503(b)(1)(B) and 503(b)(1)(C); (b) affect the rights of the Department or the Texas Comptroller to assert setoff and recoupment under section 553 of the Bankruptcy Code or the Debtors’ or Reorganized Debtors’ defenses thereto and such rights are expressly preserved and shall not be altered or impaired; (c) affect the ability of the Department or the Texas Comptroller to pursue any non-Debtors to the extent allowed by non-bankruptcy law for any liabilities that may be related to any state tax liabilities owed to the Department or the Texas Comptroller by the Debtors and the Reorganized Debtors; and (d) affect the imposition of the Department realty transfer tax against all transfers made prior to the confirmation of the Plan as provided for under 11 U.S.C. § 1146(a); and (e) allow the Debtors and the Reorganized Debtors to estimate the Department’s or the Texas Comptroller’s claims beyond what is provided and allowed for in 11 U.S.C. § 502(c).
178.Further, notwithstanding any provision to the contrary in the Plan, this Confirmation Order, and Plan Supplement, (a) any Allowed Secured Claim of the Department shall be paid as provided for in 11 U.S.C. § 1129(a)(9)(D) and the Department shall retain its tax lien(s) and be paid the present value of its claim (including interest) as provided for in 11 U.S.C. § 1129(b)(2); (b) any Allowed Unsecured Priority Claim of the Department or the Texas Comptroller shall be paid in cash of its total value (including interest) as provided for in 11 U.S.C. § 1129(a)(9)(C); (c) the Bankruptcy Court shall retain exclusive jurisdiction regarding the Department’s or the Texas Comptroller’s Claims to the extent permissible under applicable federal law; and (d) as required under 11 U.S.C. § 1123(a)(5)(G), upon the Debtors or the Reorganized Debtors failure to comply with any provision in the Plan or this Confirmation Order regarding their tax obligations, the Department, the Texas Comptroller, and other government entities, with written notice and following an opportunity by the Debtors or Reorganized

Debtors, as applicable, to cure such default within thirty (30) days of such notice, may exercise any and all rights and remedies under state law, including but not limited to usual state tax collection procedures, or under federal law.
179.The following provisions of this Confirmation Order will govern the treatment of the Texas Comptroller concerning the duties and responsibilities of the Debtors and the Reorganized Debtors relating to all unclaimed property presumed abandoned (the “Texas Unclaimed Property”) under Texas Property Code, Title 6, Chapters 72-76 and other applicable Texas laws (the “Texas Unclaimed Property Laws”):
180.The Debtors and the Reorganized Debtors remain subject to the continuing reporting and remitting requirements of the Texas Unclaimed Property Laws for the Texas Unclaimed Property. On or within thirty (30) days after the Effective Date, the Debtors shall review their books and records and turn over to the Texas Comptroller all known Texas Unclaimed Property presumed abandoned before the Petition Date and reflected in property reports delivered by the Debtors to the Texas Comptroller under the Texas Unclaimed Property Laws (the “Reported Texas Unclaimed Property”). With respect to such Reported Texas Unclaimed Property, the Texas Comptroller will not seek payment of any interest or penalty by the Debtors or the Reorganized Debtors. Nothing in the Plan or this Confirmation Order shall convert the Texas Unclaimed Property to property of the Debtors’ estates or vest such property in the Reorganized Debtors and the Texas Unclaimed Property shall continue to be held by the Debtors or Reorganized Debtors until such time it is presumed abandoned, at which time the Texas Unclaimed Property shall be reported and remitted to the Texas Comptroller in accordance with the Texas Unclaimed Property Laws.
181.Notwithstanding section 362 of the Bankruptcy Code and the injunction in Article VIII.F of the Plan, after the Effective Date, the Texas Comptroller and its agents may commence an audit of the Debtors or the Reorganized Debtors, as applicable, in accordance with the Texas Unclaimed Property Laws (the “Texas Unclaimed Property Audit”) and pursue recovery of any unremitted Texas Unclaimed Property identified pursuant to the Texas Unclaimed Property Audit. To the extent reasonably practicable, the Debtors and the Reorganized Debtors shall fully cooperate with the Auditors to enable them to accurately and timely perform the Texas Unclaimed Property Audit by making the entities’ employees, professionals, books, and records reasonably available during normal business hours. Upon completion of the Texas Unclaimed Property Audit, the Texas Comptroller will promptly inform the Debtors or the Reorganized Debtors, as applicable, that such audit is complete. The Debtors and Reorganized Debtors shall continue to comply with Texas Unclaimed Property Laws regarding retention of records.
182.The Debtors’, Reorganized Debtors’ and Texas Comptroller’s rights and defenses with respect to any allegations, pending matters, and/or claims asserted against the Debtors or Reorganized Debtors, as applicable, arising from or relating to the Texas Unclaimed Property Audit are hereby reserved and preserved, and Article IV.T of the Plan shall not apply to the Texas Comptroller or any Texas Unclaimed Property; provided, however, that upon agreement between the Debtors or the Reorganized Debtors and the Texas Comptroller or a final nonappealable determination by a court or other tribunal with jurisdiction as to the amount of unremitted Texas Unclaimed Property, if any, that is due in connection with the Texas Unclaimed Property Audit, the Debtors or the Reorganized Debtors shall turn over such unremitted Texas Unclaimed Property to the Texas Comptroller.
183.The Texas Comptroller may amend any Proofs of Claim in these Chapter 11 Cases following the Effective Date as a result of the filing of any property reports or in the ordinary course of the Texas Unclaimed Property Audit.
184.Nothing herein precludes Debtors and Reorganized Debtors from compliance with continued obligations pursuant to Texas Unclaimed Property Laws.

TT.    Provisions Regarding the Commonwealth of Pennsylvania, Department of Environmental Protection.
185.On the Effective Date, the applicable Reorganized Debtors that are signatories to the following Consent Orders and Agreements (“COA”) between Debtors and the Commonwealth of Pennsylvania, Department of Environmental Protection (“PA DEP”) shall continue to be bound by their terms:
a.the COA executed on May 16, 2011, between PA DEP and Debtor CALLC relating to the Paradise Road, Sugar Run, and Vargson gas migration areas;
b.the COA executed on June 21, 2011, between PA DEP and Debtor CALLC relating to the Fitzsimmons wetland mitigation site;
c.the COA executed on December 12, 2016, between PA DEP and Debtor CALLC relating to the Lambert Farms 2H gas well (Permit Number 11320016);
d.the COA executed on August 28, 2019, between PA DEP and Debtor CALLC relating to the Rexford 2H well (Permit Number 015-20871) and the Rexford 5H well (Permit Number 015-20865);
e.the COA executed on September 20, 2019 between PA DEP and Debtor CALLC relating to the Heartwood 1 well (Permit Number 083-53842), the Heartwood 2 well (Permit Number 083-53843), and the Heartwood 3H well (Permit Number 083-55327); and
f.the COA executed on December 7, 2020 between PA DEP and CALLC, relating to the Hess 1 well (015-20111) in Bradford County, the Arch Pot 5H well (105-21804) in Potter County, and the DGSM 5H well (015-21559) in Bradford County.
186.On the Effective Date, the applicable Reorganized Debtors shall be bound by the obligations, if any, under the proceeding initiated by the Compliance Order issued by PA DEP on September 25, 2020, and appealed on October 23, 2020, relating to the DBC well pad in Beaver County.
187.On the Effective Date, the applicable Reorganized Debtors shall be bound by the obligations, if any, under the proceeding initiated by the Administrative Order issued by PA DEP on May 22, 2020, amended on June 12, 2020, and appealed on June 17, 2020, directing

Chesapeake Energy Corporation and CALLC, in part, to (a) submit and identify certain information pertaining to the well sites where there are potential permit and regulatory violations; (b) submit a Corrective Action Plan to correct all violations described in the Administrative Order; (c) implement the approved Corrective Action Plan; and (d) inspect and take return to compliance actions with regard to post construction stormwater management at the well sites.
UU.    Provisions Regarding the Commonwealth of Pennsylvania, Department of Conservation and Natural Resources.
188.The Debtors and certain of their affiliates are parties to two (2) oil and gas leases (collectively, the “PA DCNR Leases”), to which the Commonwealth of Pennsylvania Department of Conservation and Natural Resources (“PA DCNR”) is a party. The terms of this paragraph shall apply only to PA DCNR and the PA DCNR Leases. Notwithstanding anything to the contrary in the Plan, Plan Supplement, or this Confirmation Order, this Confirmation Order shall not be, and shall not be construed as, a determination of the cure amount, if any, required to satisfy the provisions of sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code for the assumption of the PA DCNR Leases. The Debtors or Reorganized Debtors, as applicable, and PA DCNR shall endeavor in good faith to reach agreement as to any defaults of amounts owed under the PA DCNR Leases, including as set forth in Claim No. 4617, within one hundred and eighty (180) days following the Effective Date. If the Debtors or Reorganized Debtors, as applicable, and PA DCNR fail to reach such agreement, either the Debtors or Reorganized Debtors, as applicable, or PA DCNR may, upon notice to the Debtors or Reorganized Debtors or PA DCNR, as applicable, request a hearing before the Bankruptcy Court for the determination thereof. Otherwise, the Debtors or Reorganized Debtors, as applicable, and PA DCNR expressly reserve their respective rights regarding any contracts, leases, covenants, operating rights agreements or other interests or agreements between the Debtors or Reorganized

Debtors, as applicable, and the PA DCNR, including but not limited to the PA DCNR Leases, which shall be paid, treated, determined, and administered in the ordinary course of business following the Effective Date in accordance with applicable bankruptcy and nonbankruptcy law. Nothing in this Confirmation Order shall otherwise affect the financial assurance obligations of the Debtors, Reorganized Debtors, and/or the assignee(s) or transferee(s), as applicable, under the PA DCNR Leases and non-bankruptcy law. Notwithstanding anything to the contrary in the Plan, Plan Supplement, or this Confirmation Order, the PA DCNR will retain and have the right as provided in the PA DCNR Leases to audit/and or perform any compliance review of the PA DCNR Leases without those rights being adversely affected by these bankruptcy proceedings.
189.Nothing in this Confirmation Order or the Plan discharges, releases, precludes, or enjoins: (i) any liability to the PA DCNR that is not a Claim; (ii) any Claim of the PA DCNR arising on or after the Confirmation Date; or (iii) any liability to PA DCNR on the part of any non-Debtor.
VV.    Provisions Regarding Chubb.
190.Notwithstanding anything to the contrary in this Confirmation Order, the Disclosure Statement, the Plan, any Plan Supplement, the Restructuring Support Agreement, the Restructuring Term Sheet, any bar date notice or claim objection, any other document related to any of the foregoing or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction, discharge or release, confers Court jurisdiction or requires a party to opt out of any releases):
a.on the Effective Date the Reorganized Debtors shall be deemed to have assumed all expired and unexpired Insurance Policies that have been issued or entered into at any time by ACE American Insurance Company, Federal Insurance Company, ESIS, Inc., and/or each of their U.S.-based affiliates and successors (collectively, the “Chubb Companies”) in their entirety pursuant to sections 105 and 365 of the Bankruptcy Code (the “Chubb Insurance Policies”);
b.all Chubb Insurance Policies shall re-vest in the Reorganized Debtors, unaltered, other than that on and after the Effective Date, the Reorganized

Debtors shall be liable for all debts, obligations, and liabilities of the Debtors (and, after the Effective Date, of the Reorganized Debtors) under the Chubb Insurance Policies, regardless of when such debts, obligations, and liabilities arise, without the need or requirement for any Chubb Company to file a Proof of Claim, an Administrative Claim, a Cure Claim or to object to any cure amount, and thereafter the Reorganized Debtors may, subject to the terms of the Chubb Insurance Policies and applicable non-bankruptcy law, resolve any Claims covered by the Chubb Insurance Policies, resolve any Causes of Action, if any, in connection with the Chubb Insurance Policies, and collect any and all outstanding deposits, restricted cash, and letters of credit, if any, related thereto;
c.nothing shall alter, modify, amend, affect, impair or prejudice the legal, equitable or contractual rights, obligations, and defenses of the Chubb Companies, the Debtors (or, after the Effective Date, the Reorganized Debtors), or any other individual or entity, as applicable, under any Chubb Insurance Policies; and
d.the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article VIII of the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Bankruptcy Court, solely to permit: (I) claimants with valid workers’ compensation claims or direct action claims against a Chubb Company under applicable non-bankruptcy law to proceed with their claims; (II) the Chubb Companies to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (A) workers’ compensation claims, (B) claims where a claimant asserts a direct claim against any Chubb Company under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay to proceed with its claim, and (C) all costs in relation to each of the foregoing; and (III) the Insurers to cancel any Chubb Insurance Policies, and take other actions relating thereto, to the extent permissible under applicable non-bankruptcy law, and in accordance with the terms of the Chubb Insurance Policies.
WW.    Provisions Regarding the Petty Entities.
191.Notwithstanding any language to the contrary contained in the Plan, the Disclosure Statement, or this Confirmation Order, the postpetition royalty, revenue interests, and other obligations owing to the Petty Entities6 in the leases between PBE as lessor and Chesapeake Exploration L.L.C. as lessee as well as any operating agreement between Chesapeake Exploration L.L.C. and/or Chesapeake Operating L.L.C. as operator and Petty Energy L.P. (the “Subject Oil and Gas Leases”), along with all liens, rights and other interests of the Petty Entities in and related thereto, will survive confirmation of the Plan, with the stipulation that the procedures established in paragraphs 192 through 194 of this Confirmation Order will govern the quantum and secured status of the prepetition claim of the Petty Entities.
192.The Petty Entities’ prepetition claims against the Debtors under the Subject Oil and Gas Leases will be determined both as to quantum and as to secured status by this Bankruptcy Court in the Adversary Proceeding entitled Petty Business Enterprises, L.P. v. Chesapeake Exploration, L.L.C. (In re Chesapeake Energy Corporation), pending in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Adversary”), along with the Petty claims under the Subject Oil and Gas Leases against the non-Debtor defendants, which is scheduled for trial some time in February of 2021.
193.Notwithstanding any language to the contrary contained in the Plan, the Disclosure Statement, or this Confirmation Order, in the event that this Bankruptcy Court rules in the Adversary (whether through settlement or through litigation) that any such prepetition claim of the Petty Entities or any individual Petty Entity against the Debtors is secured (“Allowed Secured Claim”), then such Allowed Secured Claim of such Petty Entity shall be treated as a Class 1 “Other Secured Claim” entitled to payment in full. Such payment shall be
6     Petty Business Enterprises, L.P. (“PBE”), Petty Energy L.P., Petty Grandchildren’s 2007 Trust, Susan Petty Arnim 2009 Trust, Scott James Petty 2009 Trust, Joan L. Petty 2009 Trust, Scott James Petty, Joan L. Petty, Susan Petty Arnim, Petty Group LLP, Ferncliff Investments, L.P., Scott Petty, Jr. and Eleanor O. Petty, Susan and Thomas Arnim, Eleanor O. Petty, and The Petty Family Limited Partnership, LLP, Baptist Foundation of Texas, Reagan Tucker, III, Mary Tucker and Rodney Huff, Chad Huff, Heather Huff Boyle, Noel Petty Minerals, Ltd., Petty O&G Management, LLC, Dabney Noel Petty Trust, Laney Fuhrmann, individually and as Executrix of the Estate of Carl Fuhrmann, Jr, Charles Fuhrmann, Debra G. Newmann Fuhrmann, Richard Fuhrmann, F.G. Brown and Joan H. Brown Revocable Trust, F.G. Brown and Joan H. Brown, Co-Trustees, Nelta K. Hill, David Law, Gerry Law, Jr., and Olivia Kornelis are defined as the “Petty Entities,” (each, a “Petty Entity”) for purposes of this Confirmation Order.

satisfied first, with funds held in escrow for the benefit of the Petty Entities (the “Escrow Funds”) and second, from the Debtors’ or Reorganized Debtors’ consolidated cash accounts, including but not limited to that certain Master Funding Account ending in account number 1568 with JP Morgan Chase Bank, N.A., of Chesapeake Energy Corporation. Further, notwithstanding any language to the contrary contained in the Plan, the Disclosure Statement or this Confirmation Order, the Petty Entities do not release any or all of the non-Debtor defendants in the Adversary.
194.On the Effective Date, the Debtors shall assume the executory contracts relating to the Petty Entities, including those executory contracts listed on Exhibit A of Petty’s Reservation of Rights and Limited Objection to the Debtors’ Notice of Assumed Contracts, the Schedule in the Debtors’ Plan Supplement, and Associated Cure Amounts [Docket No. 2114] (the “Petty Contracts”). Notwithstanding anything in the Plan, Plan Supplement, or Confirmation Order to the contrary, the Plan and Confirmation Order shall not be, and shall not be construed as or deemed to be, a determination of the cure amount or compensation, if any required to satisfy the provisions of sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code (the “Petty Cure Amount”) for the assumption of the Petty Contracts.  To the extent that any amounts owed relating to the Petty Contracts are not paid in the ordinary course of business, the Debtors or Reorganized Debtors, as applicable, and the Petty Entities shall endeavor in good faith to reach agreement as to the Petty Cure Amount within one hundred and eighty (180) days following the Effective Date and if such agreement is reached may, but need not, file a stipulation with the Bankruptcy Court setting forth the agreed Petty Cure Amount. If the Reorganized Debtors and the Petty Entities fail to reach an agreement as to the Petty Cure Amount within such one hundred and eighty (180) day period, either the Reorganized Debtors or the Petty Entities may, upon notice to the Reorganized Debtors or the Petty Entities as applicable, request a hearing before the Bankruptcy Court for the determination of the Petty Cure Amount.  For purposes of determining the Petty Cure Amount, the effective date of assumption shall be the Effective Date.

Nothing herein shall prejudice the Petty Entities’ right to oppose assumption and/or assignment of any Executory Contracts between the Debtors and the Petty Entities, or the Debtors’ or the Reorganized Debtors’ right to add any Petty Contract to the list of rejected executory contracts if the Bankruptcy Court determines that the Petty Cure Amount is greater than the amount set forth in any applicable cure notice. Nothing herein shall prejudice (a) the Petty Entities’ right to assert an Administrative Claim for any postpetition obligation owed to the Petty Entities in accordance with applicable law, or (b) the Debtors’ or the Reorganized Debtors’ right to dispute such Claim. To the extent that any Petty Contract is assumed, such assumption shall result in the release and satisfaction of only those Claims that are based on an actual default existing as of the Petition Date with respect to such assumed Petty Contract. Otherwise, each of the Petty Entities, the Debtors, and the Reorganized Debtors expressly retain all of their rights and obligations under the Petty Contracts.
XX.    Provisions Regarding Mitsui E&P USA LLC.
195.Notwithstanding anything in this Confirmation Order or Article V.A of the Plan to the contrary, in connection with the assumption of contracts to which Mitsui E&P USA LLC or its affiliates (collectively, “Mitsui”) are a party, including, without limitation, any gas imbalance agreements or any other gas balancing arrangements under operating agreements between Mitsui and Chesapeake Appalachia LLC, all of the parties’ rights relating to gas imbalances (including pursuant to which Mitsui might be an underproducing party) that have arisen or may arise under such agreements, including prior to the Petition Date, shall be preserved following the Effective Date.
YY.    Provisions Regarding Chevron U.S.A. Inc.
196.Notwithstanding anything to the contrary in the Plan, this Confirmation Order, or any other order entered in these Chapter 11 Cases, the Debtors’ agreements with Chevron U.S.A. Inc., its subsidiaries and/or its affiliates (“Chevron,” and all the Debtors’ agreements with

Chevron, collectively, the “Chevron Agreements”) shall be deemed assumed and affirmed upon the occurrence of the Effective Date. The Debtors and Reorganized Debtors shall continue to have and perform the obligations, if any, under the Chevron Agreements in accordance with their terms.  Subject to Section 365(e) of the Bankruptcy Code in connection with these Chapter 11 Cases, all rights and claims of the parties under the Chevron Agreements are expressly preserved and nothing in, about or related to these Chapter 11 Cases (including but not limited to the Confirmation of the Plan and the entry of this Confirmation Order) shall prevent the parties from maintaining, asserting or pursuing any right, claim or defense against the other party arising under the Chevron Agreements (including but not limited to audit rights or claims arising from any audit).  Further, the Debtors may have obligations to Chevron for payment of royalty interests and payments of revenues related to various shared working interests. All such obligations, if any, are unaffected and not impaired by the Plan, this Confirmation Order or any other order entered in these Chapter 11 Cases. Notwithstanding anything to the contrary in the Plan, this Confirmation Order, or any other order entered in these Chapter 11 Cases, nothing in, about or related to these Chapter 11 Cases (including, but not limited to, the confirmation of the Plan and entry of this Confirmation Order) releases any entity from any claim, defense or Cause of Action of Chevron. For the avoidance of doubt, Chevron is deemed to have opted out of the releases set forth in Article VIII D of the Plan, and Chevron shall not be a “Released Party” or otherwise receive any benefits of the releases.
ZZ.    Provisions Regarding Archrock Partners Operating LLC.
197.Notwithstanding anything contained in the Plan, the Plan Supplement, or this Confirmation Order to the contrary, the Archrock Contracts (as defined below) are assumed under the Plan, and the Debtors and Reorganized Debtors, as applicable, shall pay Archrock Partners Operating LLC (“Archrock”) all postpetition and post-Effective Date amounts owed to Archrock in the ordinary course of business, pursuant to the following contracts, and further provide that if there is any dispute regarding such postpetition or post-Effective Date payments to Archrock, Archrock may file a proof of Administrative Claim with the Bankruptcy Court, and the rights of Archrock and the Debtors with respect to such proof of Administrative Claim and payments related thereto are reserved and preserved:
a.Master Compression Services Agreement dated January 1, 2008, between Archrock (as successor in interest to Exterran, Inc., and Exterran Energy Solutions, L.P.) and Chesapeake Energy Company;
b.Amendment No. 1 to Master Compression Services Agreement dated July 23, 2015, between Chesapeake Energy Company, properly known as Chesapeake Energy Corporation and Archrock, successor in interest to EXLP Operating LLC, as assignee of Exterran Energy Solutions, L.P.;
c.Novation and Amendment of the Master Compression Services Agreement dated September 29, 2018, between Chesapeake Operating, L.L.C. and Archrock;
d.Scope of Work agreement (Contract No. CW2254551) dated effective December 3, 2018, between Chesapeake Operating, L.L.C. and Archrock; and
e.Seventy Seven (77) Schedule “A” pursuant to which Archrock provides compression services at 77 service locations (and together with “A” through “E”, collectively, the “Archrock Contracts”). The seventy-seven (77) Schedule “A” are further detailed in Exhibit “A” to Archrock’s limited objection filed at ECF No. 2097.
AAA.    Provisions Regarding Liberty Mutual Insurance Company.
198.For the avoidance of doubt, all Insurance Policies issued by Liberty Mutual Insurance Company and any and all of its affiliates for the benefit of the Debtors will be deemed unexpired Insurance Policies as described in Article V.E of the Plan and shall be treated as such in accordance with Article V.E thereunder.
BBB.    Provisions Regarding Madison Hendrix, Traci Hendrix, Norma Lyn Maldonado, Erika Beddingfield, Linda Milanovich, Justin Cobb, and Kristine Cobb (collectively, the “Plaintiffs”).
199.Plaintiffs are parties to the lawsuits styled as follows: (i) Madison Hendrix, Individually, and as the Personal Representative of the Estate of Brad Hendrix v. Chesapeake

Energy Corporation, CC Forbes, LLC, Forbes Energy Services, L.L.C., Eagle PCO LLC, Wildhorse Resources Management Company, LLC, Cause No. DC-20-06798; (ii) Traci Hendrix, Individually and as Next of Kin to the Estate of Bradley Hendrix, Deceased v. Chesapeake Energy Corporation, Chesapeake Operating LLC, Forbes Energy Services Delaware LLC, C.C. Forbes, LLC, Forbes Energy Services Ltd., A&L Hot Oil Service, Inc., and SDS Petroleum Consultants, LLC, Cause No. DC-20-06937; (iii) Norma Lyn Maldonado, Individually and As Representative of the Estate of Brian Amador Maldonado, Deceased v. Chesapeake Operating, L.L.C., Chesapeake Energy Corporation, SDS Petroleum Consultants, L.L.C., A&L Hot Oil Service, Inc., Eagle PCO, L.L.C., Forbes Energy Services, Ltd., C.C. Forbes, L.L.C., Cause No. DC-20-06809; (iv) Erika Beddingfield, Individually and As Next Friend of M.B., a Minor, and As Representative of the Estate of Windell Beddingfield, Deceased, v. Chesapeake Energy Corporation, Chesapeake Operating, L.L.C., Forbes Energy Services, Ltd., C.C. Forbes, L.L.C., Forbes Services, LLC, A&L Hot Oil Service, Inc., and SDS Petroleum Consultants, LLC, Cause No. DC-20-07024; and (v) Linda Milanovich, Justin Cobb, Individually and as Next Friend of M.C. and R.C., Minors, and Kristine Cobb, Individually and as Next Friend of K.C. and M.C., Minors v. Chesapeake Energy Corporation, et al., Cause No. DC-20-06977 (collectively, the “Pending Claims”).
200.Notwithstanding anything to the contrary in either the Plan, the Plan Supplement, this Confirmation Order, or any other order of the Bankruptcy Court, beginning January 4, 2021, nothing shall stay, enjoin, modify or impair Plaintiffs’ respective rights to pursue the MDL Proceeding (defined below) and the Pending Claims to final judgment, including any appeals and to collect from the proceeds of any available insurance policies on any judgment rendered; provided, however, that any recovery on the Pending Claims will be enforceable only (i) against proceeds of any applicable insurance policies and, if necessary, Plaintiffs may take legal action against the insurance companies which have issued the policies to obtain the policy proceeds and/or enforce the rights of the Debtors against the insurance companies issuing the policies; or (ii) as an unsecured prepetition claim against the Debtors subject the provisions of the Plan. Plaintiffs’ respective Proofs of Claim shall be allowed in an amount equal to the amount of any final, non-appealable judgment in the above-referenced cases or settlement resolving the claims, less the amount of proceeds of the policies received by the Plaintiffs on account of such judgment or settlement, if any. Plaintiffs are each hereby granted relief from the automatic stay imposed under section 362 by the Bankruptcy Code to pursue the claims and causes of action described in this paragraph as well as to pursue the joint motion filed by Plaintiffs and Chesapeake Energy Corporation, Chesapeake Operating, LLC to transfer the Texas actions, along with certain other actions, to a single pretrial court for coordinated pretrial proceedings in the action styled as styled In re Wendland Well Cases, pending with the Supreme Court of Texas Judicial Panel on Multidistrict Litigation No. 20-0286 (the “MDL Proceeding”). Each of the Plaintiffs hereby opts out of the Third-Party Release provided under Section VII.D of the Plan.
201.For the avoidance of doubt, nothing in the Plan, the Plan Supplement, or this Confirmation Order, including specifically section VI.K.2 of the Plan, shall, with respect to the Pending Claims, give any insurance carrier any defense as to coverage that does not otherwise exist under applicable non-bankruptcy law, and no such carrier may rely on the Plan, Plan Supplement, or this Confirmation Order to assert any defense or avoidance of any coverage of the Pending Claims.
CCC.    Provisions Regarding Repsol Oil & Gas USA, LLC
202.Notwithstanding anything to the contrary in the Plan, this Confirmation Order, any other order of the Bankruptcy Court entered on or before the Effective Date or any other applicable law, the following provisions shall apply to the Debtors’ relations with Repsol Oil & Gas USA, LLC and its affiliates (collectively, “Repsol”):
a.The Debtors and Repsol are co-tenants and/or parties to certain joint operating agreements and other related agreements with respect to certain natural resources operations (collectively, the “Repsol Agreements”). The terms of this paragraph shall apply only to Repsol and the Repsol Agreements. Within thirty (30) days of the entry of this Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, agree to provide Repsol with an accounting (the “Repsol Accounting”) for unpaid royalties or other amounts, if any, due under the Repsol Agreements, which accounting shall, inter alia, provide Repsol with sufficient information in order to determine the appropriate balance, if any, of any Claim or Administrative Claim Filed by Repsol. Repsol shall have thirty (30) days following the receipt of the Repsol Accounting to amend any Claims and to file Administrative Claims in relation to the Repsol Agreements. The Debtors agree that the assumption of the Repsol Agreements in accordance with the Plan or other order of this Bankruptcy Court shall be subject to the requirement that Debtors’ or the Reorganized Debtors’, as applicable, provide the Repsol Accounting. The Plan, this Confirmation Order or any related order shall not be, and shall not be construed as, a determination of the cure amount, if any, required to satisfy section 365(b)(1) of the Bankruptcy Code for the assumption of any Repsol Agreements and all parties reserve all rights with respect to the calculation of any cure amount(s) owed to Repsol with respect to the Repsol Agreements. The parties agree the cure amount with respect to any of the assumed Repsol Agreements shall be as agreed to by the parties or pursuant to further Order of Court if no agreement can be reached. To the extent the Repsol Accounting is not provided on an timely basis as set forth above, Repsol shall be entitled to seek an extension of any deadline for amending any timely filed Proofs of Claims or filing or amending any Administrative Claims and such extension of time can be pursuant to an agreement between Repsol and any of the Debtors or Reorganized Debtors without the need for further approval by the Bankruptcy Court.
b.Subject to Section 365(e) of the Bankruptcy Code in connection with these Chapter 11 Cases, all rights, claims, interests, and defenses of the parties under the Repsol Agreements are expressly reserved and nothing in, about or related to these Chapter 11 Cases (including but not limited to the Confirmation of the Plan and the entry of this Confirmation Order) shall prevent the parties from maintaining, asserting or pursuing any right, claim, interest, or defense against the other party arising under the Repsol Agreements, including any disputes over title ownership to property related to the Repsol Agreements.
DDD.    Provisions Regarding the Graves Peeler Heirs.
203.Notwithstanding anything in the Plan to the contrary, the Plan does not dispose of the following interpleader proceeding initiated by Chesapeake Operating, L.L.C. and Chesapeake Exploration, L.L.C., which is now pending in the 343rd Judicial District Court, McMullen County, Texas: Chesapeake Operating, L.L.C. et al. v. 7PL Minerals Ltd., et al.,

Cause No. M-17-008-CV-C (the “Interpleader Action”).7 The rights of the parties to the Interpleader Action with regard to ownership, division, and allocation of the registry proceeds at issue in the Interpleader Action are reserved, and such registry proceeds will be distributed in accordance with a final, non-appealable order issued in the Interpleader Action or a final settlement agreement signed by all parties to the Interpleader Action. The Debtors and twenty-one royalty owners (the “Graves Peeler Heirs”) party to the Interpleader Action agree that (a) (i) any claims filed in these cases by the Graves Peeler Heirs8 will be satisfied solely from funds deposited in the Bankruptcy Court registry, (ii) the Graves Peeler Heirs will not seek to recover any other or additional amounts from the Debtors or the Reorganized Debtors, as applicable, and (iii) any Proofs of Claims filed by the Graves Peeler Heirs shall be deemed disallowed and expunged from the claims registrar upon entry of this Confirmation Order; and (b) the Debtors will not seek to recover for their estates the registry proceeds at issue in the Interpleader Action in a manner inconsistent with a final, non-appealable order issued in the Interpleader Action or a final settlement agreement signed by all parties to the Interpleader Action.
EEE.    Provisions Regarding Targa Pipeline Mid-Continent WestOK LLC.
204.The Debtors and certain of their affiliates are parties to certain executory contracts (collectively, the “Targa Agreements”), to which the Targa Pipeline Mid-Continent WestOK LLC (“Targa”) is a party. Nothing in this Confirmation Order, the Plan, or the Plan Supplement shall prejudice or impact the rights of Targa to seek indemnification from Debtors for any postpetition claim for which Debtors may be obligated to provide indemnification pursuant to any Targa Agreements that the Debtors assume (the “Targa Indemnification Rights”). All rights,
7     Consolidated with Armadillo E&P, Inc. et al. v. Shannon Dylan Pearcy, Trustee of the Shannon Family Trust, et al., Cause No. M-17-0034-CV-B in the 156th Judicial District Court, McMullen County, Texas.
8     The following Proofs of Claim have been filed in the chapter 11 case of Chesapeake Exploration, L.L.C.: Claim Nos. 12692, 12695, 12697, 12698, 12700 – 12706, 12708 – 12711, 12713 – 12718.

interests, claims, defenses, objections, and remedies of the Debtors and Targa in relation to the Targa Indemnification Rights are reserved.
FFF.    Provisions Regarding Credit Agricole.
205.All letters of credit issued by Credit Agricole Corporate and Investment Bank (“Credit Agricole”) pursuant to the Revolving Credit Facility Credit Agreement that are outstanding and not cash collateralized prior to the Effective Date shall be (i) replaced by new letters of credit issued on the Effective Date under the Exit RBL Facility, (ii) backstopped with another letter of credit issued on the Effective Date under the RBL Exit Facility, or (iii) cash collateralized on the Effective Date pursuant to, with respect to clauses (ii) and (iii), customary, bilateral arrangements and documentation entered into by the applicable Debtors and acceptable to the issuer of such letters of credit.
GGG.    Provisions Regarding Marathon Oil Company.
206.The Debtors and certain of their affiliates are parties to certain executory contracts (collectively, the “Marathon Agreements”), to which Marathon Oil Company (together with any affiliates, “Marathon”) is a party. Notwithstanding anything in the Plan, the Plan Supplement, or this Confirmation Order to the contrary, the Plan and this Confirmation Order shall not be, and shall not be construed as or deemed to be, a determination of the cure amount, if any, required to satisfy the provisions of sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code with respect to the assumption of the Marathon Agreements (the “Marathon Cure Amount”). The Debtors or Reorganized Debtors, as applicable, and Marathon shall endeavor in good faith to reach agreement as to the Marathon Cure Amount within one hundred and eighty (180) days following the Effective Date. If the Debtors or Reorganized Debtors, as applicable, and Marathon fail to reach an agreement as to the Marathon Cure Amount within such one hundred and eighty (180) day period, either the Debtors or Reorganized Debtors, as applicable, or Marathon may, upon notice to the Debtors or Reorganized Debtors or Marathon, as applicable, request a hearing before the Bankruptcy Court for the determination of the Marathon Cure Amount.
207.For purposes of determining the Marathon Cure Amount, the effective date of assumption shall be the Effective Date. Nothing herein shall prejudice Marathon’s right to oppose assumption and/or assignment of any Executory Contracts between the Debtors and Marathon, or the Debtors’ or the Reorganized Debtors’ right to add any Marathon Agreements to the Rejected Executory Contracts and Unexpired Leases Schedule if the Bankruptcy Court determines that the Marathon Cure Amount is greater than the amount set forth in the Plan Supplement. Nothing herein shall prejudice (a) Marathon’s right to assert an Administrative Claim for, inter alia, any postpetition obligation owed to Marathon in accordance with applicable law, or (b) the Debtors’ or the Reorganized Debtors’ right dispute such Claim. To the extent that any Marathon Agreement is assumed, such assumption shall result in the release and satisfaction of all prepetition Claims arising under the Marathon Agreement. Otherwise, Marathon expressly retains all of its rights under the Marathon Agreements.
208.Notwithstanding anything in the Plan, the Plan Supplement, or this Confirmation Order to the contrary, the Plan and this Confirmation Order shall not alter (a) the character of Marathon’s mineral interests or proceeds related thereto under applicable nonbankruptcy law, or (b) any of Marathon’s statutory liens, consensual liens, defenses, rights of setoff or recoupment to the extent such rights exist under the Marathon Agreements or applicable law. Marathon shall be deemed to opt-out of the Third-Party Release.
HHH.    Provisions Regarding EOG Resources, Inc.
209.The Debtors and certain of their affiliates are parties to certain executory contracts (collectively, the “EOG Agreements”), to which EOG Resources, Inc. (together with any affiliates, “EOG”) is a party. Notwithstanding anything in the Plan, the Plan Supplement, or this Confirmation Order to the contrary, the Plan and this Confirmation Order shall not be, and shall not be construed as or deemed to be, a determination of the cure amount, if any, required to satisfy the provisions of sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code with respect to the assumption of the EOG Agreements (the “EOG Cure Amount”). The Debtors or Reorganized Debtors, as applicable, and EOG shall endeavor in good faith to reach agreement as to the EOG Cure Amount within one hundred and eighty (180) days following the Effective Date. If the Debtors or Reorganized Debtors, as applicable, and EOG fail to reach an agreement as to the EOG Cure Amount within such one hundred and eighty (180) day period, either the Debtors or Reorganized Debtors, as applicable, or EOG may, upon notice to the Debtors or Reorganized Debtors or EOG, as applicable, request a hearing before the Bankruptcy Court for the determination of the EOG Cure Amount.
210.For purposes of determining the EOG Cure Amount, the effective date of assumption shall be the Effective Date. Nothing herein shall prejudice EOG’s right to oppose assumption and/or assignment of any Executory Contracts between the Debtors and EOG, or the Debtors’ or the Reorganized Debtors’ right to add any EOG Agreements to the Rejected Executory Contracts and Unexpired Leases Schedule if the Bankruptcy Court determines that the EOG Cure Amount is greater than the amount set forth in the Plan Supplement. Nothing herein shall prejudice (a) EOG’s right to assert an Administrative Claim for, inter alia, any postpetition obligation owed to EOG in accordance with applicable law, or (b) the Debtors’ or the Reorganized Debtors’ right dispute such Claim. To the extent that any EOG Agreement is assumed, such assumption shall result in the release and satisfaction of all prepetition Claims arising under the EOG Agreement. Otherwise, EOG expressly retains all of its rights under the EOG Agreements.
211.Notwithstanding anything in the Plan, the Plan Supplement, or this Confirmation Order to the contrary, the Plan and this Confirmation Order shall not alter (a) the character of EOG’s mineral interests or proceeds related thereto under applicable nonbankruptcy law, or

(b) any of EOG’s statutory liens, consensual liens, defenses, rights of setoff or recoupment to the extent such rights exist under the EOG Agreements or applicable law. EOG shall be deemed to opt-out of the Third-Party Release.
III.    Provisions Regarding Eric Petroleum Corporation and Eric Petroleum Utica, LLC.
212.Notwithstanding anything to the contrary in the Plan or this Confirmation Order, confirmation of the Plan shall not operate as an injunction or stay with respect to the non-monetary relief sought by Eric Petroleum Corporation and Eric Petroleum Utica, LLC in the lawsuit that is pending in the Court of Common Pleas of Columbiana County, Ohio, docketed as Case No. 2019-CV-536 (the “Ohio Litigation”), or in any related proceeding or appeal involving the Asset Sale Agreement that is the subject of the Ohio Litigation, including Case No. 2020 CO 0020 currently pending before the Court of Appeals of Ohio, Seventh Appellate District. Furthermore, nothing in the Plan or this Confirmation Order shall operate as a stay or injunction to prevent Eric Petroleum Corporation and Eric Petroleum Utica, LLC from pursuing any and all relief to which they may be entitled in the Ohio Litigation against all non-Debtor parties.  For the avoidance of doubt, to the extent that Eric Petroleum Corporation and Eric Petroleum Utica, LLC have monetary claims against the Debtors, including those asserted in the Ohio Litigation, those will remain subject to the Plan and will be resolved as part of the Claims resolution process.
JJJ.    Provisions Regarding BPX Operating Company.
213.Notwithstanding anything in the Plan to the contrary, the Plan does not dispose of the following concursus proceedings initiated by BPX Operating Company and its affiliates, which are now pending in the State of Louisiana:
a.BHP Billiton Petroleum Properties (N.A.), L.P., et al. v. Rives Plantation, LLC, et al., No. 583940-A, First Judicial District Court, Caddo Parish, LA;
b.BHP Billiton Petroleum Properties (N.A.), L.P., et al. v. Small Fry, LLC, et al., No. 585984-C, First Judicial District Court, Caddo Parish, LA;

c.BHP Billiton Petroleum Properties (N.A.), L.P., et al. v. Hassell Investments, LLC, et al., No. 148,080-A, 26th Judicial District Court, Bossier Parish, LA;
d.BHP Billiton Petroleum Properties (N.A), L.P., et al. v. Hosier Properties, LLC, et al., No. 587,839-A, First Judicial District Court, Caddo Parish, LA;
e.BHP Billiton Petroleum Properties (N.A.), L.P., et al. v. Caspiana Minerals, LLC, et al., No. 156336, 26th Judicial District Court, Bossier Parish, LA; and
f.BPX Properties (N.A.), L.P., et al. v. Moss and Magnolia, LLC, et al., No. 161900, 26th Judicial District Court, Bossier Parish, LA (the “BPX Concursus Cases”).
214.The rights of the Reorganized Debtors, Debtors, and other parties in the BPX Concursus Cases with regard to ownership, division and allocation of the registry proceeds at issue in the BPX Concursus Cases are reserved, pending the resolution and disposition of those cases. Debtors consent to the withdrawal of the following Proofs of Claim filed by various parties (the “BPX Registry Claimants”) regarding the registry proceeds in the BPX Concursus Cases: Proofs of Claim nos. 26, 28, 29, 30 and 31 in the bankruptcy case of Chesapeake Louisiana, LP (No. 2033242), and Proofs of Claim Nos. 99, 101, 102, 105 and 106 in the bankruptcy case of Chesapeake Operating, LLC (No. 20-33249). To the extent said Proofs of Claim are not withdrawn prior to confirmation, they shall be disallowed as moot and expunged from the claims registrar upon entry of this Confirmation Order. Any rights asserted by the BPX Registry Claimants as to the registry proceeds in the BPX Concursus Cases are referred to said cases, subject to resolution and disposition therein.
KKK.    Provisions Regarding Atomic et al. Objectors.
215.Notwithstanding anything to the contrary in the Plan or this Confirmation Order, neither the Plan nor this Confirmation Order shall modify the rights or remedies of Atomic Capital Minerals, LLC, ACM Fund II, LLC, 2005 Seminar Complex LP, Robert Aiello, Linton Road Company, LLC, or West Shreve Land Co., LLC (collectively, the “Atomic et al.

Objectors”) under their respective mineral leases as against Chesapeake Operating, L.L.C., Chesapeake Louisiana, LP or any third parties, including any audit, termination, escrow rights or rights to seek royalty payment; provided that any prepetition amounts to payment arising from the applicable mineral leases shall be treated as Claims in accordance with the Plan and postpetition, pre-Effective Date rights to payment arising on account of such mineral leases due, or that will become due shall be treated as Administrative Claims. The Atomic et al. Objectors will be deemed to opt out of the releases set forth in the Plan, and shall not be Releasing Parties thereunder.
LLL.    Provisions Regarding Cactus Wellhead, LLC.
216.Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or this Confirmation Order, any amounts due and owing by the Debtors to Cactus Wellhead, LLC (“Cactus”) for services provided after the Petition Date shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, and Cactus reserves all rights to assert an Administrative Claim related thereto.
MMM.    Provision Regarding CoVal-BRP.
217.Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the Plan shall not operate as an injunction with respect to the non-monetary relief sought by Coval Leasing Co. L.L.C. (“CoVal”), BRP, LLC (together with CoVal, “CoVal-BRP”), or the Debtors in the pending state court litigation styled Coval Leasing Company L.L.C. et al. v. Chesapeake Louisiana, LP, Chesapeake Operating, L.L.C., Empress Louisiana Properties, LP, and EMLP, L.L.C., Cause No. 81354-A, 42nd Judicial District Court, DeSoto Parish, Louisiana (the “LA State Court Litigation”).  Monetary claims or awards in favor of the CoVal-BRP for prepetition amounts are waived.  Monetary claims or awards in favor of the CoVal-BRP arising from the LA State Court Litigation for postpetition but pre-Effective Date amounts, if any, shall be subject to the procedures set forth in the Plan for Administrative Claims. The Debtors reserve all rights to remove the LA State Court Litigation to federal court, and CoVal-BRP reserve all arguments regarding removal and remand.
NNN.    Provision Regarding USA Compression Partners, LLC.
218.Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the Debtors shall perform their postpetition obligations under all contracts (the “USAC Contracts”) with USA Compression Partners, LLC and its affiliates (collectively, “USAC”) in the ordinary course of business; provided that the Debtors and USAC reserve their respective rights and defenses regarding the USAC Contracts and such rights and defenses are unaffected by the Plan.
OOO.    Provision Regarding PMBG Client Group.
219.Notwithstanding anything contained in this Confirmation Order or the Plan to the contrary, the terms, conditions, provisions, rights, and privileges set forth in the oil and gas leases between any PMBG Client Group9 member and any Debtor, inclusive of any predecessor in interest thereto, (the “PMBG Leases”), together with all applicable statutory authorities, shall be unaffected by any provision of the Plan, except as it relates to the payment, release, and discharge of the Claims (if any) of any member of the PMBG Client Group. Specifically, the
9     (i) Kelly Vesper, individually, and as Trustee of the Kelly Vesper Heritage Trust, and as Executrix of the Estate of John B. Vesper, Deceased and as Executrix of the Estate of Leslie T. Vesper, Deceased; (ii) Gates Mineral Company, Ltd., Gates Production Company EF, LLC, Donald G. Elliott, Jannifer M. Elliott, David B. Elliott, Richard J. Gates, Linda A. Pederson, Louise G. Davis, Thomas A. Gates, Terri S. Gates, and Kevin Kennedy, Guardian of the Estate and Person of Laura I. Gates; (iii) Leojua Ltd.; (iv) Blackstone Dilworth, Frances Diane Dilworth Gates, Joya Minerals, LP, Anthony Aguilar, Horacio Saenz, David Ortiz, Paul Dirks, Executor of the Estate of Frances Dilworth, deceased, Joseph Blackstone Dilworth, III, Thomas A. Gates, Jr., Louise Dilworth Davis, Trustee of the Louise Dilworth Davis 2006 Trust, Frost Bank, Trustee for the J.C. Dilworth, III, Generation Skipping Trust for the benefit of Eric Davis, Frost Bank, Trustee for the J.C. Dilworth, III, Generation Skipping Trust for the benefit of Daniel Davis, Frost Bank, Trustee for the J.C. Dilworth, III, Generation Skipping Trust for the benefit of Serena Davis, Frost Bank, Trustee for the J.C. Dilworth, III, Generation Skipping Trust for the benefit of Michelle Davis; (v) MBF Holdings La Salle LP, formerly MBF Partnership; (vi) Dan W. Kinsel III, individually, and as Trustee of the 2009 Dan and Leslie Kinsel Children’s Trust, Leslie Kinsel, individually, and Karl Gene Kinsel, Individually, and as Trustee of the 2009 Karl Gene Kinsel Child’s Trust; (vii) Leighton Arthur Wier, Ronald Hargis Wier, Vicki Grace Gilbert, Max Harris Wier III, Sims Family Limited Partnership, Elizabeth Sims Hufft, Terry Lewis as Executor of the Estate of Diana Rose Sims Lewis, deceased, and James Edward Sheldon individually and as Executor of the Estate of Kay L. Sheldon (a.k.a. Catherine Lilley Sheldon), deceased; (viii) Gabriela N. Gallagher, Robert A. Haynes, Ralph A. Wright, Maria Del Rosario Hickle, James Adrian Jones, Thomas R. Sheppard, Jr., Todd Whalen, Tracy J. Power, Peter R. Villarreal, Jr., Trustees of the Haynes Mineral Trust; (ix) Talbert Operations, LLC; and (x) TB Harris Minerals, LP; and their successors or assigns.

extent, validity, and priority of the Allowed Claim, if any, of each member of the PMBG Client Group shall be determined either by the agreement of the applicable PMBG Client Group member and the applicable Debtor or by final non-appealable order of the Bankruptcy Court. All Allowed Claims of the PMBG Client Group determined to be Secured shall be paid in full in Cash within seven business days of entry of a final non-appealable order allowing the Claim.10 All funds escrowed prepetition in favor of any PMBG Client Group member shall remain escrowed for the benefit of such PMBG Client Group member and shall be used to satisfy such Allowed Claim, whether Secured or unsecured, prior to the reversion of such funds, if any, to the applicable Debtor. Except for those PMBG Client Group members whose Allowed Claims will first be satisfied with prepetition escrows, all unsatisfied Claims of the PMBG Client Group determined to be “unsecured” shall be treated as General Unsecured Claims and be paid their pro rata share of the Unsecured Claims Recovery in accordance with the Plan. For the avoidance of doubt, the discharge set forth in the Plan and this Confirmation Order shall not limit the PMBG Client Group’s right to recover on behalf of their Allowed Claims, if any, in accordance with the Plan as modified by the terms of this paragraph.
220.All Claims of the PMBG Client Group for non-monetary relief, including depth and acreage releases under the terms of the PMBG Leases, whether arising prepetition or post-petition but pre-Effective Date, shall be treated in accordance with the terms of the applicable PMBG Lease and Texas law in the ordinary course of business. The resolution of any dispute regarding performance (including depth and acreage releases) under the terms of the PMBG Leases between any PMBG Client Group member and any Chesapeake Debtor (whether as direct counterparty or assignee) shall be resolved in accordance with the terms and conditions of the applicable PMBG Lease in the venue provided for in the applicable PMBG Lease or, as appropriate, applicable Texas law. Notwithstanding anything to the contrary in this Confirmation
10     The payment of the Allowed Secured Claim of a PMBG Client Group member shall be from whatever source within the Debtors and Reorganized Debtors’ funds including, but not limited to the consolidated Cash accounts of the Debtors and Reorganized Debtors.

Order or the Plan, the Debtors, the Reorganized Debtors, and the PMBG Client Group each reserve all claims, rights, and defenses with respect to the PMBG Leases and all ancillary documents, except as provided herein.
221.The PMBG Client Group shall be deemed to have opted out of the Third-Party Release contained in Article VIII.D of the Plan and expressly reserves the right to pursue the enforcement of their rights under the PMBG Leases against such third parties.
PPP.    Provision Regarding Core Laboratories LP.
222.Notwithstanding anything in any Plan, Disclosure Statement, Plan Supplement, Schedule of Assumed Executory Contracts and Unexpired Leases, Schedule of Rejected Executory Contracts and Unexpired Leases, this Confirmation Order or otherwise, and in resolution of the objection to confirmation [Docket No. 2413] (the “Core Lab Objection”) filed by Core Laboratories LP (“Core Lab”): (i) to the extent the Data License Agreement dated June 14, 2019, as well as any and all supplements, supplemental agreements, addenda, product schedules, purchase orders, amendments, and related agreements connected therewith (the “Core Lab Agreement”) are deemed rejected by the Debtors pursuant to the Plan as of the Effective Date thereof, the rights of the Debtors or Reorganized Debtors, as applicable, and Core Lab regarding the rejection of the Core Lab Agreement with respect to any confidentiality provisions and retention or the return, destruction and redaction of the data provided thereunder are fully preserved; and (ii) Core Lab is not a “Releasing Party” as defined by the Plan and is not bound by such releases.
QQQ.    Provision Regarding Louisiana Department of Revenue.
223.Notwithstanding any provision of the Plan or this Confirmation Order: (a) the Louisiana Department of Revenue (the “LDR”) shall not be required to file any request for payment of an Administrative Claim with respect to liabilities described in 11 U.S.C. §§ 503(b)(1)(B) and 503(b)(1)(C) as a condition for payment as an administrative expense pursuant to § 503(b)(1)(D) of the Bankruptcy Code; (b) the LDR shall be deemed to have opted out of Third-Party Releases in the Plan and shall not be a “Releasing Party” pursuant to the Plan; (c) any Allowed Unsecured Priority Claim of the LDR shall be paid in cash of its total value as provided for in 11 U.S.C. § 1129(a)(9)(C), including interest, if any, at the rate required by 11 U.S.C. § 511; (d) to the extent Allowed Unsecured Priority Claim of the LDR, if any, are not paid in full in cash on the Effective Date, such Allowed Unsecured Priority Tax Claims shall, at minimum, be paid by regular, quarterly installment payments (to commence on the first day of the first calendar quarter following the Effective Date) in cash (including applicable interest) over a period not to exceed five years from the Petition Date, and for the avoidance of doubt, Article VI.G of the Plan shall not apply to the LDR; (e) in no event shall timely filed claim of the LDR be disallowed and/or expunged except in accordance with a properly filed and noticed objection to such claims with an opportunity to respond and be heard on such objection, and for the avoidance of doubt, Article VII.D of the Plan shall not apply to the LDR; (f) the rights of the LDR, if any, to exercise any right of setoff or recoupment permitted under Louisiana law and the Bankruptcy Code remains unaffected by the Plan, and the Debtors’ or Reorganized Debtors’ defenses thereto are expressly preserved; (g) nothing in the Plan or this Confirmation Order shall excuse the Debtors or Reorganized Debtors, as applicable, from any obligation under applicable Louisiana state law to timely submit returns (including, for the avoidance of doubt, any delinquent returns) which returns shall be filed by the later of, unless otherwise agreed by LDR in writing (email being sufficient), (i) 120 days after the Effective Date or (ii) the applicable due date under Louisiana law and remit payment of taxes in the ordinary course of business; (h) for the avoidance of doubt, Article VI.B.4 of the Plan shall not apply to the LDR; and (i) to the extent the Debtors or Reorganized Debtors have any Retained Causes of Action as provided in Exhibit 5 to the Plan Supplement related to the LDR, nothing in this Confirmation Order or the

Plan shall restrict, abridge, or otherwise limit the LDR’s rights or defenses in connection with such Retained Cause of Action.
RRR.    Provision Regarding Murphy Exploration & Production Company-USA.
224.Notwithstanding anything in the Plan, Plan Supplement, or this Confirmation Order to the contrary, the Plan and this Confirmation Order shall not be, and shall not be construed as or deemed to be, a determination of the cure amount or compensation or adequate protection (collectively, the “Murphy Cure Amount”), if any, required to satisfy the provisions of sections 365(b)(1)(A)–(C) of the Bankruptcy Code for the assumption of any executory contract (collectively, the “Murphy Contracts”) relating to Murphy Exploration & Production Company-USA (together with any affiliates, collectively, “Murphy”). If the Debtors elect to assume certain Murphy Contracts, the Debtors or Reorganized Debtors, as applicable, shall remain responsible for all obligations and liabilities of the Debtors arising under such assumed Murphy Contracts, including but not limited to all obligations pertaining to joint account(s) under any joint operating agreement(s). No such obligation or liability arising under such assumed Murphy Contracts shall be limited, diminished, or discharged by the Plan and/or this Confirmation Order. Furthermore, notwithstanding anything in the Plan, Plan Supplement, or this Confirmation Order to the contrary, the Plan and this Confirmation Order shall not alter (a) the character of Murphy’s mineral interests or proceeds related thereto under applicable nonbankruptcy law, or (b) any of Murphy’s liens, rights of setoff or recoupment to the extent such rights secure an assumed Murphy Contract.
SSS.    Provision Regarding CNOOC Energy U.S.A. LLC f/k/a OOGC America LLC.
225.All the Debtors’ current executory contracts with CNOOC Energy U.S.A. LLC f/k/a OOGC America LLC (“CEU”) (collectively, the “CEU Agreements”) shall be deemed assumed and affirmed upon the occurrence of the Effective Date, and the Debtors and Reorganized Debtors, as applicable, shall continue to have and perform the obligations, if any, under the CEU Agreements in accordance with their terms. Nothing in the Plan, Plan Supplement, this Confirmation Order, or any other order entered in these Chapter 11 Cases, the Plan and Confirmation Order determines the cure amount or compensation, if any, required to satisfy the provisions of sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code (the “CEU Cure Amount”) for the assumption of the CEU Agreements (the “Assumed CEU Agreements”). CEU, the Debtors, and Reorganized Debtors, as applicable, expressly retain any right, claim or defense against the other party arising under the Assumed CEU Agreements (including but not limited to audit rights or claims arising from any audit). The Debtors’ identification of any agreement with CEU in its Assumed Executory Contracts and Unexpired Schedule is not binding upon CEU and CEU fully preserves its rights to contest or object that any agreement identified by the Debtors is not executory, no longer in existence or binding on the parties, and the Debtors reserve their rights to contest otherwise, if applicable.
TTT.    Provisions Regarding Karnes Electric Cooperative.
226.Certain of the Debtors and Karnes Electric Cooperative (“Karnes”) are parties to certain utility contracts (“Karnes Agreements”), to which Crédit Agricole Corporate and Investment Bank issued an irrevocable transferable standby letter of credit (the “Existing Letter of Credit”) for the benefit of Karnes to secure Karnes’ provision of utility services. Debtors sought to replace the Existing Letter of Credit with a new letter of credit (the “Replacement Letter of Credit”) to be issued by one of the Debtors’ DIP Lenders, and with an agreed upon augmentation of the amount of the adequate protection account for Karnes under the Order (I) Approving the Debtors’ Proposed Adequate Assurance of Payment for Future Utility Services, (II) Prohibiting Utility Providers from Altering, Refusing, of Discontinuing Services, (III) Approving the Debtors’ Proposed Procedures for Resolving Additional Assurance Requests, and (IV) Granting Related Relief [Docket No. 143].

227.Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or this Confirmation Order, the Replacement Letter of Credit to be issued in favor of Karnes and (a) the obligations of the Debtors and of the issuer of the Replacement Letter of Credit, as applicable, arising from the Replacement Letter of Credit and any documentation related thereto and (b) the rights of the Debtors and Karnes, as applicable, pursuant to the Replacement Letter of Credit and any documentation related thereto, and the rights of Karnes with respect to the augmented adequate protection account and with respect to the security deposits previously deposited by Debtor(s), will not be released or impaired by or under the Plan, any amendment or supplement to the Plan, or any other provision of this Confirmation Order.
UUU.    Provisions Regarding Seismic Licensors.
228.Nothing in the Plan, this Confirmation Order, any Plan Supplement, any Cure Notice, or corresponding documents shall or shall be construed to: (i) modify or nullify any provision of any master license agreement and/or supplemental or other agreement (collectively, the “Seismic Agreements”) related to seismic, geological or geophysical data, derivatives, or interpretations thereof, or intellectual property (the “Materials”) between Seitel,11 the WesternGeco Entities,12 CGG,13 GPI,14 or Fairfield15 (collectively, “Seismic Objectors”) and any Debtor; and (ii) authorize or permit the assumption and/or assignment of any Seismic Agreements between the Seismic Objectors and any Debtor. However, the Reorganized Debtors are authorized to continue operating under Seismic Agreements and use the Materials in the ordinary course of business without the payment of any relicensing, transfer or similar fee unless and until any further order of the Bankruptcy Court rejecting assumption thereof, determining that such fees are owed, or approving any agreement between the Reorganized Debtors and any
11 “Seitel” means collectively Seitel Data, Ltd., Seitel Data Corp., Seitel Offshore Corp., joint venture and other affiliates.
12 The “WesternGeco Entities” means collectively WesternGeco LLC and Vector Seismic Data Processing Inc.
13 “CGG” means collectively CGG Land (U.S.) Inc. and all of its predecessors in interest.
14 “GPI” means Geophysical Pursuit, Inc.
15 “Fairfield” means Fairfield Industries Incorporated d/b/a Fairfield Geotechnologies f/k/a Fairfield Nodal.

of the Seismic Objectors resolving any of their objections that contemplates the payment of any such fees. Notwithstanding anything in the Plan, any Plan Supplement, or this Confirmation Order to the contrary, the Plan and this Confirmation Order shall not be, and shall not be construed as or deemed to be, a determination of the cure amount or compensation, if any required to satisfy the provisions of sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code for the assumption and/or assignment of any Seismic Agreement. It is hereby provided further that all rights and defenses of the Debtors, the Reorganized Debtors and the Seismic Objectors under bankruptcy and non-bankruptcy law, and all objections of the Seismic Objectors, and the Debtors’ and Reorganized Debtors’ rights and defenses with respect thereto, regarding the assumption and/or assignment of the Seismic Agreements, are reserved and preserved with respect to such Seismic Agreements. Debtors acknowledge and agree that each of the Seismic Objectors has opted out of the releases as set forth in the Plan.
229.All issues pertaining to the assumption and/or assignment of the Seismic Agreements shall be set for hearing on January 22, 2021 at 9:00 a.m. (prevailing Central Time) in the Bankruptcy Court pursuant to all Local Rules.16
VVV.    Provision Regarding the Commonwealth of Pennsylvania.
230.Nothing in this Confirmation Order, Plan, or any Plan Supplement releases, nullifies, precludes or enjoins the enforcement of any police or regulatory action by the Commonwealth of Pennsylvania or the Pennsylvania Office of Attorney General arising from or related to the enforcement of any applicable police or regulatory law or regulation to which any entity would be subject to as the owner or operator of property from and after the Effective Date of the Plan. Nothing in this Confirmation Order, Plan, or Plan Supplement authorizes the transfer or assignment of any governmental (a) license, (b) permit, (c) registration, (d) authorization or (e) approval, or the discontinuation of any obligation thereunder, without
16 The deadline for filing a reply to the assumption and/or assignment of the Seismic Agreements shall be set for January 15, 2021 at 5:00 p.m. (prevailing Central Time).

compliance with all applicable legal requirements and approvals under police and regulatory law. Nothing in this Confirmation Order or the Plan will prevent the Commonwealth of Pennsylvania from asserting that any Claim it has is nondischargeable pursuant to Bankruptcy Code.
231.In addition to Article IV.T of the Plan, the following provisions of this Confirmation Order will govern the treatment of the Commonwealth of Pennsylvania (“Pennsylvania”) concerning Pennsylvania’s enforcement of police and regulatory powers and the duties and responsibilities of the Debtors and the Reorganized Debtors relating to all unclaimed property presumed abandoned (the “Pennsylvania Unclaimed Property”) under the Disposition of Abandoned and Unclaimed Property Act, 72 P.S. § 1301.1, et seq., and other applicable Pennsylvania laws (the “Pennsylvania Unclaimed Property Laws”):
232.The Debtors and the Reorganized Debtors remain subject to the continuing reporting and remitting requirements of the Pennsylvania Unclaimed Property Laws for the Pennsylvania Unclaimed Property. On or within thirty (30) days after the Effective Date, the Debtors shall review their books and records and turn over to the custodial care of the Commonwealth, State Treasurer, all known Pennsylvania Unclaimed Property presumed abandoned before the Effective Date and reflected in property reports delivered by the Debtors to Pennsylvania under the Pennsylvania Unclaimed Property Laws (the “Reported Pennsylvania Unclaimed Property”). With respect to such Reported Pennsylvania Unclaimed Property, Pennsylvania will not seek payment of any interest or penalty by the Debtors or the Reorganized Debtors. Nothing in the Plan or this Confirmation Order shall convert the Pennsylvania Unclaimed Property to property of the Debtors estates or vest such property in the Reorganized Debtors and the Pennsylvania Unclaimed Property shall continue to be held by the Debtors or Reorganized Debtors until such time it is presumed abandoned, at which time the Pennsylvania Unclaimed Property shall be reported and remitted to the custodial care of the Commonwealth, State Treasurer, in accordance with the Pennsylvania Unclaimed Property Laws.

233.Notwithstanding section 362 of the Bankruptcy Code and any injunction in Article VIII.F of the Plan, after the Effective Date, Pennsylvania, acting through its State Treasurer and its agents may commence an audit of the Debtors in accordance with the Pennsylvania Unclaimed Property Laws (the “Pennsylvania Unclaimed Property Audit”) and pursue recovery of any unremitted Pennsylvania Unclaimed Property identified pursuant to the Pennsylvania Unclaimed Property Audit. To the extent reasonably practicable, the Debtors and the Reorganized Debtors shall fully cooperate with the Auditors to enable them to accurately and timely perform the Pennsylvania Unclaimed Property Audit by making the entities’ employees, professionals, books, and records available at reasonable times and upon reasonable notice for review by the State Treasurer. Upon completion of the Pennsylvania Unclaimed Property Audit, Pennsylvania will promptly inform the Debtors or the Reorganized Debtors, as applicable, that such audit is complete, alleviating the Debtors and the Reorganized Debtors of the requirement to retain records related to the Pennsylvania Unclaimed Property.
234.The Debtors’, Reorganized Debtors’, and Pennsylvania’s rights and defenses with respect to any allegations and claims asserted against the Debtors or Reorganized Debtors, as applicable, arising from or relating to the Pennsylvania Unclaimed Property Audit are hereby reserved; provided, however, that upon agreement between the Debtors or the Reorganized Debtors and Pennsylvania or a final nonappealable determination by a court or other tribunal with jurisdiction as to the amount of unremitted Pennsylvania Unclaimed Property, if any, that is due in connection with the Pennsylvania Unclaimed Property Audit, the Debtors or the Reorganized Debtors shall turn over such unremitted Pennsylvania Unclaimed Property to the custodial care of the Commonwealth, State Treasurer.
235.Pennsylvania may file or amend any Proofs of Claim in these Chapter 11 Cases following the Effective Date as a result of the filing of any property reports or in the ordinary course of the Pennsylvania Unclaimed Property Audit.

236.Nothing herein precludes Debtors and Reorganized Debtors from compliance with continued obligations pursuant to Pennsylvania Unclaimed Property Laws.
WWW.    Provisions Regarding the TGS Entities.
237.Notwithstanding anything to the contrary in the Plan, the Plan Supplement, any Schedule of Rejected Executory Contracts and Unexpired Leases, any Schedule of Assumed Executory Contracts and Unexpired Leases, this Confirmation Order, or otherwise, on the Effective Date, the applicable Debtor will assume all geophysical, geological, well data, petroleum data, and other license agreements, as well as supplemental and related agreements (the “TGS License Agreements”) between any of the Debtors and TGS-NOPEC Geophysical Company ASA and/or its subsidiaries or affiliates, including but not limited to TGS-NOPEC Geophysical Company, A2D Technologies d/b/a TGS Geological Products & Services, TGS Canada Corp. and TGS AP Investments AS (collectively, the “TGS Entities”), as well as the following agreements between the applicable Debtor and TGS Canada Corp.: (1) Seismic Processing Proposal; Powder River Basin 3D Merge dated April 25, 2018, as addended via Addendum 1 dated July 18, 2019 and Addendum 2 dated August 2, 2019 (the “PRB Agreement”); and (2) Seismic Processing Proposal; East Yegua Creek 3D Merge dated July 16, 2020 (the “East Yegua Agreement”; which, along with the PRB Agreement are collectively referred to as the “TGS Processing Agreements”; and which along with the TGS License Agreements are referred to hereinafter as the “TGS Agreements”) under section 365 of the Bankruptcy Code. As a condition for such assumption, and in resolution of TGS Canada Corp.’s Limited Objection to Assumption or Assumption and Assignment of its Processing Agreements With the Debtors, Notice of Opt-Out Regarding and Objection to Plan Releases, and Reservation Of Rights [Docket No. 2090], the applicable Debtors and Reorganized Debtors agree and shall be obligated, on and after the Effective Date and as adequate assurance of future performance, to timely comply with all of the monetary and non-monetary terms and conditions of the TGS

Agreements, including but not limited to any and all provisions and restrictions regarding use, disclosure, transfer, assignment, change of ownership or control, and termination thereof; provided that the TGS Entities agree that confirmation of the Plan and assumption of the TGS License Agreements shall not trigger any change of ownership or control or termination provisions contained therein. Further, it is agreed that none of the TGS Entities are a “Releasing Party” as defined by the Plan and that they are not bound by such releases. The Bankruptcy Court hereby approves the assumption of the TGS Agreements pursuant to and in accordance with the terms set forth above.
XXX.    Provisions Regarding the Oklahoma Treasurer.
238.In addition to Article IV.T of the Plan, the following provisions of this Confirmation Order will govern the treatment of the Oklahoma Office of State Treasurer (the “Oklahoma Treasurer”) concerning the duties and responsibilities of the Debtors and the Reorganized Debtors relating to all unclaimed property presumed abandoned (the “Oklahoma Unclaimed Property”) under the Oklahoma Uniform Unclaimed Property Act, 60 O.S. § 651, et seq., and other applicable Oklahoma laws (the “Oklahoma Unclaimed Property Laws”):
239.The Debtors and the Reorganized Debtors remain subject to the continuing reporting and remitting requirements of the Oklahoma Unclaimed Property Laws for the Oklahoma Unclaimed Property. On or within thirty (30) days after the Effective Date, the Debtors shall review their books and records and turn over to the Oklahoma Treasurer all known Oklahoma Unclaimed Property presumed abandoned before the Effective Date and reflected in property reports delivered by the Debtors to the Oklahoma Treasurer under the Oklahoma Unclaimed Property Laws (the “Reported Oklahoma Unclaimed Property”). With respect to such Reported Oklahoma Unclaimed Property, the Oklahoma Treasurer will not seek payment of any interest or penalty by the Debtors or the Reorganized Debtors. Nothing in the Plan or this Confirmation Order shall convert the Oklahoma Unclaimed Property to property of the Debtors’

estates or vest such property in the Reorganized Debtors and the Oklahoma Unclaimed Property shall continue to be held by the Debtors or Reorganized Debtors until such time it is presumed abandoned, at which time the Oklahoma Unclaimed Property shall be reported and remitted to the Oklahoma Treasurer in accordance with the Oklahoma Unclaimed Property Laws.
240.Notwithstanding section 362 of the Bankruptcy Code and any injunction in Article VIII.F of the Plan, after the Effective Date, the Oklahoma Treasurer and its agents may commence an audit of the Debtors in accordance with the Oklahoma Unclaimed Property Laws (the “Oklahoma Unclaimed Property Audit”) and pursue recovery of any unremitted Oklahoma Unclaimed Property identified pursuant to the Oklahoma Unclaimed Property Audit. To the extent reasonably practicable, the Debtors and the Reorganized Debtors shall fully cooperate with the Auditors to enable them to accurately and timely perform the Oklahoma Unclaimed Property Audit by making the entities’ employees, professionals, books, and records reasonably available during normal business hours. Upon completion of the Oklahoma Unclaimed Property Audit, the Oklahoma Treasurer will promptly inform the Debtors or the Reorganized Debtors, as applicable, that such audit is complete, alleviating the Debtors and the Reorganized Debtors of the requirement to retain records related to the Oklahoma Unclaimed Property.
241.The Debtors’, Reorganized Debtors’, and Oklahoma Treasurer’s rights and defenses with respect to any allegations and claims asserted against the Debtors or Reorganized Debtors, as applicable, arising from or relating to the Oklahoma Unclaimed Property Audit are hereby reserved; provided, however, that upon agreement between the Debtors or the Reorganized Debtors and the Oklahoma Treasurer or a final nonappealable determination by a court or other tribunal with jurisdiction as to the amount of unremitted Oklahoma Unclaimed Property, if any, that is due in connection with the Oklahoma Unclaimed Property Audit, the Debtors or the Reorganized Debtors shall turn over such unremitted Oklahoma Unclaimed Property to the Oklahoma Treasurer.

242.The Oklahoma Treasurer may file or amend any Proofs of Claim in these Chapter 11 Cases following the Effective Date as a result of the filing of any property reports or in the ordinary course of the Oklahoma Unclaimed Property Audit.
243.Nothing herein precludes Debtors and Reorganized Debtors from compliance with continued obligations pursuant to Oklahoma Unclaimed Property Laws.
YYY.    Provisions Regarding Enterprise Products Operating LLC, Enterprise Gathering LLC and Enterprise Texas Pipeline LLC.
244.Notwithstanding anything in the Plan, Plan Supplement, or Confirmation Order to the contrary, the Plan and Confirmation Order: (i) shall not be, and shall not be construed as or deemed to be, a determination of the cure amount or compensation, if any required to satisfy the provisions of sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code (the “Enterprise Cure Amount”) for the assumption of any executory contract (the “Assumed Enterprise Contracts”) relating to Enterprise Products Operating LLC, Enterprise Gathering LLC and Enterprise Texas Pipeline LLC (collectively, “Enterprise”); (ii) shall not impair or impact Enterprise’s rights to setoff and/or recoupment, if any; (iii) shall not release, reduce, discharge or otherwise adversely affect any Liens, if any, of Enterprise. To the extent that any amounts owed relating to the Assumed Enterprise Contracts are not paid in the ordinary course of business, the Debtors or Reorganized Debtors, as applicable, and Enterprise shall endeavor in good faith to reach agreement as to the Enterprise Cure Amount within thirty (30) days following the later of (i) January 4, 2021, or (ii) entry of this Confirmation Order (the “30 Day Deadline”). If such agreement is reached, the Debtors or Reorganized Debtors, as applicable, and Enterprise may, but need not, file a stipulation with the Court setting forth the agreed Enterprise Cure Amount. If the Debtors or Reorganized Debtors, as applicable, and Enterprise fail to reach an agreement as to the Enterprise Cure Amount within the 30 Day Deadline, either the Reorganized Debtors or Enterprise may, upon notice to the Reorganized Debtors or Enterprise, as applicable, request a hearing before the Court for the determination of the Enterprise Cure Amount prior to expiration of the 30 Day Deadline. For purposes of determining the Enterprise Cure Amount, the effective date of assumption shall be the Effective Date. Nothing herein shall prejudice Enterprise’s right to oppose assumption and/or assignment of any Executory Contracts between the Debtors and Enterprise, or the Debtors’ or the Reorganized Debtors’ right to add any Assumed Enterprise Contract to the list of rejected executory contracts prior to the expiration of the 30 Day Deadline. For the avoidance of doubt, rejection of the applicable Enterprise Contract must occur prior to the 30 Day Deadline, otherwise the applicable Assumed Enterprise Contract will be deemed assumed by the Reorganized Debtors. Nothing herein shall prejudice (a) Enterprise’s right to assert an Administrative Claim for any postpetition obligation owed to Enterprise in accordance with applicable law, or (b) the Debtors’ or the Reorganized Debtors’ right dispute such Claim. To the extent that any Assumed Enterprise Contract is assumed, upon payment of the applicable cure amount by the Reorganized Debtors, such assumption shall result in the release and satisfaction of all prepetition Claims arising under the Assumed Enterprise Contract. Otherwise, each of Enterprise, the Debtors, and the Reorganized Debtors expressly retain all of their rights under the Assumed Enterprise Contracts. Enterprise shall not be deemed to be a Releasing Party under the Plan and Enterprise has effectively opted out of the Third-Party Releases contained in the Plan. Notwithstanding anything herein, to the extent that Plan or this Confirmation Order provides a shorter deadline to assume or reject unexpired executory contracts than the 30 Day Deadline, the shorter deadline shall apply to the Assumed Enterprise Contracts.
ZZZ.    Provisions Regarding the Cecil Blount Farms, LLC Royalty Assignees.
245.Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the Plan and this Confirmation Order shall not impair or prejudice the rights of the Cecil Blount Farms, LLC, Dorothy Peek, Morning Glory Ranch, LLC, Betty Kyson, Thomas Cecil Blount, Jr., Lachute Company, LLC, Michael Blount, Janis Blount, Brandi Lynn Blount and Carrie Lea

Blount (collectively, the “CBF Royalty Assignees”) to assert that the rights, if any, that they may have in any escrowed or suspended funds are not property of the estate and are subject to their property interest. The Debtors and the Reorganized Debtors, as applicable, reserve all rights and defenses regarding the same.
AAAA.    Provisions Regarding Certain Dallas/Fort Worth Parties.
246.For the avoidance of doubt, Dallas/Fort Worth International Airport Board, the City of Dallas, and the City of Fort Worth (collectively, the “DFW Parties”) have opted out of the releases in the Plan. Notwithstanding any other provision in the Plan or Confirmation Order, nothing in the Plan or Confirmation Order shall release, affect or alter the claims and rights of the DFW Parties against TOTAL E&P USA, Inc., TOTAL E&P USA Barnett, LLC and any of their affiliates (“TOTAL”) under (i) that certain Compromise Settlement and High-Low Agreement by and between the DFW Parties and Chesapeake Exploration, L.L.C., and TOTAL (“High-Low Settlement Agreement”), the underlying Oil and Gas Lease entered into in 2006 as referenced in the High-Low Settlement Agreement, including all amendments, supplements, modifications and/or ratifications thereto (“DFW Lease”), and any related agreements (collectively, the “DFW Agreements”) and (ii) the orders and judgments entered in any litigation involving or related to the DFW Agreements.
247.Further, the rejection of the High-Low Settlement Agreement by the Debtors does not terminate the High-Low Settlement Agreement with respect to any non-Debtor party thereunder or affect any rights and/or obligations of such parties. Within thirty (30) days of the Effective Date, the Debtors shall move to dismiss with prejudice their appeal from the summary judgment entered in favor of the DFW Parties in that certain lawsuit styled Dallas/Fort Worth International Airport Board, City of Fort Worth and City of Dallas v. Chesapeake Exploration, L.L.C., and TOTAL E&P USA, INC., that was initially filed as Cause No. 236-286059-16 in the 236 Judicial District Court, Tarrant County, Texas, and later transferred to the 67th Judicial

District Court as Cause No. 067-286059-16, currently pending in the Court of Appeals for the Second Appellate District of Texas at Fort Worth, Case No. 02-20-00054. The dismissal of the aforementioned appeal by the Debtors shall be effective as of immediately before Petition Date for purposes of rejection of High-Low Settlement Agreement such that all appeals of the declaratory judgment claims of the Debtors will be deemed to have been exhausted pursuant to Section IV.A.7.c of the High-Low Settlement Agreement as of the time of rejection; provided that the Debtors’ rejection of the High-Low Settlement Agreement is not a release of any payment obligation of the Debtors to the DFW Parties under Section IV.A.7.c. of the High-Low Settlement Agreement, all such rights of the DFW Parties are expressly reserved and preserved hereby; provided, further, that any such payment obligation shall be treated as an unsecured claim pursuant to the Bankruptcy Code and shall receive the treatment for such type of claim under the terms of the Plan as confirmed by the Court and the terms of this Confirmation Order.
BBBB.    Provisions Regarding Jamestown Resources, LLC, Larchmont Resources, LLC and Pelican Energy, LLC.
248.Notwithstanding anything in the Plan, Plan Supplement, or this Confirmation Order to the contrary, the Plan and this Confirmation Order shall not be, and shall not be construed as or deemed to be, a determination of the cure amount or compensation, if any required to satisfy the provisions of sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code (the “JLP Cure Amount”) for the assumption of any executory contract (the “Assumed JLP Contracts”) relating to Jamestown Resources, LLC, Larchmont Resources, LLC and Pelican Energy, LLC (together with any affiliates, collectively, “JLP”). To the extent that any amounts owed relating to the Assumed JLP Contracts are not paid in the ordinary course of business, the Debtors or Reorganized Debtors, as applicable, and JLP shall endeavor in good faith to reach agreement as to the JLP Cure Amount within ninety (90) days following the Effective Date (the “Cure Negotiation Period”) and if such agreement is reached may, but need not, file a stipulation with the Court setting forth the agreed JLP Cure Amount. If the Reorganized Debtors and JLP fail to reach an agreement as to the JLP Cure Amount within the Cure Negotiation Period, either the Reorganized Debtors or JLP may, before the expiration of thirty (30) days after the Cure Negotiation Period, upon notice to the Reorganized Debtors or JLP, as applicable, file a pleading with the Court seeking approval of the asserted JLP Cure Amount and request a hearing before the Court for the determination of the JLP Cure Amount. For purposes of determining the JLP Cure Amount, the effective date of assumption shall be the Effective Date. Nothing herein shall prejudice JLP’s right to oppose assumption and/or assignment of any Executory Contracts between the Debtors and JLP, or the Debtors’ or the Reorganized Debtors’ right to add any Assumed JLP Contract to the list of rejected executory contracts if the Court determines that the JLP Cure Amount is greater than the amount set forth in any applicable cure notice. Nothing herein shall prejudice (a) JLP’s right to assert an Administrative Claim for any postpetition obligation owed to JLP in accordance with applicable law, or (b) the Debtors’ or the Reorganized Debtors’ right to dispute such Claim. To the extent that any Assumed JLP Contract is assumed, such assumption shall result in the release and satisfaction of only those Claims that are based on an actual default existing as of the Effective Date with respect to such Assumed JLP Contract. Otherwise, JLP, the Debtors, and the Reorganized Debtors expressly retain all of its rights under the Assumed JLP Contracts.
249.Notwithstanding anything in the Plan, Plan Supplement, or this Confirmation Order to the contrary, the Plan and this Confirmation Order shall not be, and shall not be construed as or deemed to be, a determination that those certain Supplemental Joint Operating Services Agreements by and between JLP and Chesapeake Energy Corporation, dated November 30, 2016 (the “SJOSA”), is integrated with any other Assumed JLP Contract, including, without limitation, any of the joint operating agreements by and between JLP and Chesapeake Energy Corporation (each, a “JOA”). The Debtors or Reorganized Debtors, as applicable, and JLP shall endeavor in good faith to reach agreement as to the integration of the SJOSA within ninety (90) days following the Effective Date. If the Reorganized Debtors and JLP fail to reach an agreement regarding whether the JSOSA is an integrated contract with any Assumed JLP Contract within such ninety (90) day period, either the Reorganized Debtors or JLP may, upon notice to the Reorganized Debtors or JLP, as applicable, request a hearing before the Court to determinate whether the JSOSA is integrated into such Assumed JLP Contract.
250.Notwithstanding anything in the Plan, Plan Supplement, or this Confirmation Order to the contrary, the Plan and this Confirmation Order shall not alter (a) the character of JLP’s mineral interests or proceeds related thereto under applicable nonbankruptcy law, or (b) any of JLP’s statutory liens, consensual liens, defenses, rights of setoff or recoupment to the extent such rights exist under the Assumed JLP Contracts, executory contracts rejected pursuant to the Plan, or applicable law. JLP shall not be a Releasing Party.
CCCC.    Provisions Regarding Certain Kinder Morgan Entities.
251.Notwithstanding anything to the contrary in the Assumed Executory Contracts and Unexpired Leases Schedule (as amended from time to time, the “Assumption Schedule”), the aggregate cure amount required to satisfy the provisions of sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code (the “TGP Cure Amount”) for the assumption of the executory contracts (each, an “Assumed TGP Contract,” and together, the “Assumed TGP Contracts”) by and between (i) any Debtor entity and (ii) Tennessee Gas Pipeline Company or Tennessee Gas Pipeline Company, L.L.C. (together, “TGP”) shall be $6,468,391. Notwithstanding the deadline to object to cure amounts described in the Disclosure Statement Order and Article V.C. of the Plan, in the event any Assumed TGP Contract is subsequently removed from the Assumption Schedule, the Debtors or Reorganized Debtors, as applicable, and TGP shall endeavor in good faith to reach agreement as to the TGP Cure Amount for each individual Assumed TGP Contract remaining on the Assumption Schedule within one hundred and eighty (180) days following the Effective Date and if such agreement is reached may, but need not, file a stipulation with the Court setting forth the agreed TGP Cure Amount. If the Reorganized Debtors and TGP fail to reach an agreement as to such TGP Cure Amount within such one hundred and eighty (180) day period, either the Reorganized Debtors or TGP may, upon notice to the Reorganized Debtors or TGP, as applicable, request a hearing before the Court for the determination of the TGP Cure Amount.
252.Notwithstanding any other provision in this Confirmation Order or the Plan to the contrary, nothing in this Confirmation Order or the Plan (and neither the confirmation nor consummation of the Plan) shall eliminate, alter or impair, or otherwise prevent Kinder Morgan Texas Pipeline LLC, Kinder Morgan Tejas Pipeline LLC, Eagle Ford Gathering LLC, Kinderhawk Field Services, LLC, Scissortail Energy, LLC, El Paso Marketing Company, L.L.C., Camino Real Gas Gathering Company, LLC, Tennessee Gas Pipeline Company, L.L.C., Wyoming Interstate Company, L.L.C., Midcontinent Express Pipeline LLC, Independent Trading & Transportation Company LLC, Hiland Crude, LLC or Kinder Morgan, Inc. (collectively, “Kinder Morgan” and each such entity, a “KM Counterparty”) from asserting any or all of such KM Counterparty’s defenses, arguments or appellate rights relating to any proposed rejection of any Executory Contract or Unexpired Lease with such KM Counterparty or real property interests of such KM Counterparty (including rights, defenses, or arguments that such agreements or interests, as applicable, constitute covenants running with the land or equitable servitudes not subject to rejection, do not constitute Executory Contracts or Unexpired Leases under the Bankruptcy Code and the terms of the Plan, or are not otherwise subject to rejection); provided that each KM Counterparty shall be required to assert such rights, defenses, or arguments in a written objection filed with this Bankruptcy Court on or prior to the KM Contract Objection Deadline (as defined below).

253.Except as agreed upon by the applicable KM Counterparty and the Reorganized Debtors, and notwithstanding any other provision of this Confirmation Order or the Plan, from the period commencing on the Effective Date through the date of the entry of an order of this Bankruptcy Court resolving any and all disputes raised in an objection filed by the KM Contract Objection Deadline by one or more applicable KM Counterparties relating to the proposed rejection of any agreement(s), all rights of the Debtors and the applicable KM Counterparty are reserved, including with respect to whether (i) such agreement(s) shall continue as in effect immediately prior to the Effective Date, (ii) the terms of such agreement(s) shall continue to apply to the applicable Reorganized Debtor and KM Counterparty in accordance with otherwise applicable law, without alteration or modification, including without limitation the obligation to pay all amounts due thereunder as and when due, and (iii) the relative obligations of the applicable Reorganized Debtor and KM Counterparty arising under such agreement(s) during such time shall not be excused, relieved or otherwise impaired by the proposed rejection of such agreements.
254.For any Executory Contract or Unexpired Lease related to Kinder Morgan removed from the Assumed Executory Contracts and Unexpired Leases Schedule or added to the Rejected Executory Contracts and Unexpired Leases Schedule on or after the date of this Confirmation Order, the applicable KM Counterparty shall have twenty-one (21) days after the date of such removal or addition to file with the Court a written objection to the proposed treatment of such contract or lease (the “KM Contract Objection Deadline”).
DDDD.    Provision Regarding Energy Transfer.
255.Notwithstanding anything in the Plan, Plan Supplement, or Confirmation Order to the contrary, the Plan and Confirmation Order shall not: (i) adjudicate the assumption or rejection of executory contracts between Energy Transfer17 and the Debtors, including determining cure or rejection amounts owing under section 365 of the Bankruptcy Code; (ii) modify or impair Energy Transfer’s rights to setoff and/or recoupment, if any; (iii) release, reduce, discharge, enjoin, or otherwise adversely affect any Liens or Claims held by Energy Transfer, each of (i) through (iii) being the subject of a separate settlement agreement between Energy Transfer and the Debtors embodied in a Settlement Term Sheet dated as of January 5, 2021. The Debtors and Energy Transfer shall use their best efforts to gain Bankruptcy Court approval of the settlement on an expedited basis. In the event the Debtors and Energy Transfer are unable to obtain Bankruptcy Court approval of the settlement, the parties will meet in good faith to determine what issues remain to be adjudicated between them and will thereafter schedule a status conference with the Bankruptcy Court for discussion and scheduling of any remaining, open matters and disputes for determination.
EEEE.    Provision Regarding Stone Well Service LLC.
256.Notwithstanding anything in the Plan, Plan Supplement, or Confirmation Order to the contrary, the Plan and Confirmation Order shall not be, and shall not be construed as or deemed to be, a determination of the cure amount or compensation, if any required to satisfy the provisions of sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code (the “Stone Well Service LLC Cure Amount”) for the assumption of any executory contract (the “Assumed Stone Well Service LLC Contracts”) relating to Stone Well Service LLC (together with any affiliates, collectively, “Stone Well Service LLC”). To the extent that any amounts owed relating to the Assumed Stone Well Service LLC Contracts are not paid in the ordinary course of business, the Debtors or Reorganized Debtors, as applicable, and Stone Well Service LLC shall endeavor in
17     For the purposes of this Confirmation Order, “Energy Transfer” shall mean, collectively, ETC Texas Pipeline, Ltd., ETC Tiger Pipeline, LLC, ETC Marketing, Ltd., Houston Pipe Line Company LP, Energy Transfer Fuel, LP, Oasis Pipeline, LP, ETC Katy Pipeline, LLC, Regency Intrastate Gas LP, Regency Marcellus Gas Gathering LLC, Sunoco Partners Marketing & Terminals L.P., Fayetteville Express Pipeline LLC, Regency NEPA Gas Gathering LLC, Trade Star, LLC, Transwestern Pipeline Company, LLC, Trunkline Gas Company, LLC, and Panhandle Eastern Pipe Line Company, LP.

good faith to reach agreement as to the Stone Well Service LLC Cure Amount within one hundred and eighty (180) days following the Effective Date and if such agreement is reached may, but need not, file a stipulation with the Court setting forth the agreed Stone Well Service LLC Cure Amount. If the Reorganized Debtors and Stone Well Service LLC fail to reach an agreement as to the Stone Well Service LLC Cure Amount within such one hundred and eighty (180) day period, either the Reorganized Debtors or Stone Well Service LLC may, upon notice to the Reorganized Debtors or Stone Well Service LLC, as applicable, request a hearing before the Court for the determination of the Stone Well Service LLC Cure Amount. For purposes of determining the Stone Well Service LLC Cure Amount, the effective date of assumption shall be the Effective Date. Nothing herein shall prejudice Stone Well Service LLC’s right to oppose assumption and/or assignment of any Executory Contracts between the Debtors and Stone Well Service LLC, or the Debtors’ or the Reorganized Debtors’ right to add any Assumed Stone Well Service LLC Contract to the list of rejected executory contracts if the Court determines that the Stone Well Service LLC Cure Amount is greater than the amount set forth in any applicable cure notice. Nothing herein shall prejudice (a) Stone Well Service LLC’s right to assert an administrative claim for, inter alia, any postpetition obligation owed to Stone Well Service LLC in accordance with applicable law, or (b) the Debtors’ or the Reorganized Debtors’ right dispute such claim. To the extent that any Stone Well Service LLC Assumed Contract is assumed, such assumption shall result in the release and satisfaction of only those claims that are based on an actual default existing as of the Effective Date with respect to such assumed Stone Well Service LLC Assumed Contract, but only to the extent the Stone Well Service LLC Cure Amount agreed upon by the parties or ordered by the Court is actually paid by the Debtors. Otherwise, each of Stone Well Service LLC, the Debtors, and the Reorganized Debtors expressly retain all of their rights under the Stone Well Service LLC Assumed Contracts.
FFFF.    Provision Regarding the Eagle Ford Royalty Interest Owner MDL Plaintiffs.
257.Notwithstanding anything to the contrary in this Confirmation Order, the Plan, or the Plan Supplement:
a.This Confirmation Order is not, and shall not be construed as, (a) an adjudication or disposition of (i) the proofs of claims filed by any of the Eagle Ford Royalty Interest Owner MDL Plaintiffs (for the removal of doubt, including, but not limited to, (A) any assertions within such proofs of claim that the proofs of claim are secured and (B) any assertions within such proofs of claim that mineral leases or acreage have terminated pre- or postpetition), (ii) the adversary proceedings numbered 20-03491, 20-03467 or 20-03490 pending before this Bankruptcy Court, or (iii) any timely filed application for the approval and payment of an Administrative Claim ((i)-(iii) hereinafter collectively referred to as the “EF Litigation”), or (b) an adjudication or disposition of any issue or issues in any of the EF Litigation.
b.Neither the Plan nor the Plan Supplement (nor, for the removal of doubt, any §365 assumption or rejection contemplated within any of the aforementioned) is (a) an adjudication or disposition of any of the EF Litigation, or (b) an adjudication or disposition of any issue or issues in any of the EF Litigation.
c.The respective ownership interests of the Eagle Ford Royalty Interest Owner MDL Plaintiffs in the leases that are the subjects of the EF Litigation shall not be, in any manner, impaired, diminished, or prejudiced by this Confirmation Order, the Plan, or the Plan Supplement.
d.The Eagle Ford Royalty Interest Owner MDL Plaintiffs shall continue to enjoy the rights and protections, if any, of the language at paragraph 47 of the DIP Order.
GGGG.    Provision Regarding the Louisiana Department of Natural Resources.
258.Notwithstanding anything in the Plan, Plan Supplement, or Confirmation Order to the contrary, the Plan and Confirmation Order shall not be, and shall not be construed as or deemed to be, a determination of the cure amount or compensation, if any, required to satisfy the provisions of sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code (the “Louisiana Cure Amount”) for the assumption of any executory contract (the “Assumed Louisiana Contracts”) relating to the Louisiana Department of Natural Resources (together with any affiliates, collectively, “LDNR”). To the extent that any amounts owed relating to the Assumed Louisiana Contracts are not paid in the ordinary course of business, the Debtors or Reorganized Debtors, as applicable, and LDNR shall endeavor in good faith to reach agreement as to the Louisiana Cure Amount within one hundred and eighty (180) days following the Effective Date and if such agreement is reached may, but need not, file a stipulation with the Court setting forth the agreed Louisiana Cure Amount. If the Reorganized Debtors and LDNR fail to reach an agreement as to the Louisiana Cure Amount within such one hundred and eighty (180) day period, either the Reorganized Debtors or LDNR may, upon notice to the Reorganized Debtors or LDNR, as applicable, request a hearing before the Court for the determination of the Louisiana Cure Amount. For purposes of determining the Louisiana Cure Amount, the effective date of assumption shall be the Effective Date. Nothing herein shall prejudice LDNR’s right to oppose assumption and/or assignment of any Executory Contracts between the Debtors and LDNR, or the Debtors’ or the Reorganized Debtors’ right to add any Assumed Louisiana Contract to the list of rejected executory contracts if the Court determines that the Louisiana Cure Amount is greater than the amount set forth in any applicable cure notice. Nothing herein shall prejudice (a) LDNR’s right to assert an administrative claim for, inter alia, any postpetition obligation owed to LDNR in accordance with applicable law, or (b) the Debtors’ or the Reorganized Debtors’ right to dispute such claim. To the extent that any Louisiana Assumed Contract is assumed, such assumption shall result in the release and satisfaction of only those claims that are based on an actual default existing as of the Effective Date with respect to such assumed Louisiana Assumed Contract. Otherwise, each of LDNR, the Debtors, and the Reorganized Debtors expressly retain all of their rights under the Louisiana Assumed Contracts.
259.Nothing contained in the Plan represents any waiver by the State of Louisiana of any rights that it may have against actual non-debtor state mineral lessees for which the Debtors are merely payors to the State. Any such rights to enforce those leases, including, but not limited to, the ability to demand payment from such actual non-debtor lessees are here by expressly reserved unto the State of Louisiana.
HHHH.    Provision Regarding the CaddoDesoto Owners.
260.Notwithstanding anything to the contrary in either the Plan, the Plan Supplement, this Confirmation Order, or any implementing Plan documents (collectively “Plan Documents” for purposes of paragraphs 260 through 270 of this Confirmation Order, the “CaddoDeSoto Owners Section”), the Industrial Development Board of the Parish of Caddo, Inc., Caddo Parish, Paul M. Davis, Paul M. Davis, solely in his capacity as the independent administrator of the Succession of John P. Davis, Jr. (the “Succession of John P. Davis Jr.”), Coushatta Bayou Land Company, L.L.C., Caspiana Interests, LLC; Bugg DeSoto, LLC; Kingwood Business Center Ltd. Partnership, Charles Steven Powers, Powers Investments, L.L.C., and Sonja Bott, on behalf of the Succession of Gregary Roy Bott (each of the foregoing, a “CaddoDeSoto Owner,” and collectively, the “CaddoDeSoto Owners”) shall be treated in accordance with this CaddoDeSoto Owners Section.
261.The CaddoDeSoto Owners have each filed proofs of claim against one or more Debtors, and assert therein certain rights including rights in Royalty and Working Interests in mineral properties located in Louisiana, including without limitation unleased minerals and Louisiana mineral leases. The CaddoDeSoto Owners have asserted among other things a right of entitlement or ownership of any amount owed by the Debtors/Reorganized Debtors on account of their Royalty and Working Interests, see e.g., Docket No. 2134. The CaddoDeSoto Owners’ Royalty and Working Interests shall be treated in accordance with the Plan provisions regarding such interests including, but not limited to, Article IV.H; and Article IV.T.
262.Without any admission as to the legal character/nature of their rights to any alleged amounts owed, and reserving all rights reserved and or preserved on their account under Article IV.T of the Plan, any of the CaddoDeSoto Owners may file Royalty and Working

Interests Administrative Claims for amounts owed to them on account of their Royalty and Working Interests postpetition, but pre-Effective Date, on or before 120 days after the Effective Date, pursuant to the Plan, including, but not limited to, Articles I.A.4 and I.A.172, and Article II.A.1.
263.For the avoidance of doubt, the Bankruptcy Court shall have exclusive jurisdiction to resolve any dispute between any CaddoDeSoto Owner and any Debtor or Reorganized Debtor, as applicable, as to: (i) the amounts owed prepetition by any Debtor to any CaddoDeSoto Owner on account of Royalty and Working Interests, (ii) the amounts owed postpetition through and until the Effective Date by any Debtor to any CaddoDeSoto Owner on account of a Royalty and Working Interests, (iii) whether any such amounts owed have been discharged under the Plan or the Confirmation Order, (iv) whether any such amount owed is a prepetition Claim or a specific type of prepetition Claim under the Plan, or, as relevant, an Administrative Claim or a Royalty and Working Interests Administrative Claim, and/or (v) to what extent (if any) funds held by the Debtors or the Reorganized Debtors, as applicable, or subject to their control, with respect to which funds any CaddoDeSoto Owner holder of a Royalty and Working Interest has asserted or may assert a right of entitlement or ownership on account of such Royalty and Working Interest, constitute property of any of the Estates under section 541 of the Bankruptcy Code or otherwise. All rights of the CaddoDeSoto Owners and the Debtors or Reorganized Debtors are preserved and reserved with respect to findings or determinations on the foregoing points, and nothing in the Plan or the Confirmation Order shall be deemed a finding or determination as to these issues. To the extent applicable, any Administrative Claims, Other Secured Claims, or General Unsecured Claims of the CaddoDeSoto Owners on account of Royalty and Working Interests shall be treated in accordance with Article II or III of the Plan, as appropriate.

264.The prepetition lawsuit Bugg Desoto, LLC, v. Chesapeake Operating, LLC, Civil Action No. 19-cv-1049 (W.D. La.) (“Bugg Desoto Suit”), shall be stayed in the United States District Court for the Western District of Louisiana pending either: (a) entry of a final, nonappealable order in regard to the Memorandum Ruling and corresponding Order entered on March 21, 2019, in Allen Johnson, et al. v. Chesapeake Louisiana, LP, Civil Action No. 16-1543 (W.D. La.) (D.E. 54-55 therein), by the Honorable Maurice Hicks, Jr., concerning post-production costs, or (b) final disposition of that matter through other means, such as settlement (collectively “Final Disposition”). If the United States District Court for the Western District of Louisiana does not enter an order affecting the stay described above within thirty days of the entry of this Confirmation Order, then the relevant Debtors or Reorganized Debtors, as applicable, will consent to a request for the transfer of venue of the Bugg Desoto Suit to the United States District Court for the Southern District of Texas, and to thereafter request referral of that case from that District Court to the Bankruptcy Court (collectively “Transfer and Referral”), where it shall be stayed in accord with the foregoing. Upon Final Disposition, the Transfer and Referral shall occur at that time if it has not occurred previously, and the Bankruptcy Court shall then proceed to adjudicate the matters in the Bugg Desoto Suit in accord with paragraph 263 of this CaddoDeSoto Owners Section.
265.Within thirty (30) days of the Effective Date, the relevant Debtors or Reorganized Debtors, as applicable, will consent to a request for the transfer of venue of the lawsuit Caspiana Interests, LLC, et al. v. Chesapeake Louisiana, LP, et al., Civil Action No. 19-cv-489 (W.D. La.) (“Caspiana Suit”), to the United States District Court for the Southern District of Texas, and to thereafter request referral of that case from that District Court to the Bankruptcy Court, and the Bankruptcy Court shall then proceed to adjudicate the matters in the Caspiana Suit in accord with paragraph 263 of this CaddoDeSoto Owners Section.

266.Notwithstanding anything to the contrary in the Plan Documents, including but not limited to Article V of the Plan, any CaddoDeSoto Owner may file and have adjudicated an objection with the Bankruptcy Court to a proposed assumption of an Executory Contract or Unexpired Lease or the related cure cost, if such CaddoDeSoto Owner is a contract or lease counterparty to the subject Executory Contract or Unexpired Lease, within thirty (30) days of the receipt of written notice by such CaddoDeSoto Owner and its counsel from any Debtor or Reorganized Debtor, as applicable, informing the CaddoDeSoto Owner that it is a counterparty to that Executory Contract or Unexpired Lease, that the Debtors or Reorganized Debtors, as applicable, wish to assume the same, and stating the proposed cure costs for the assumption.
267.Notwithstanding anything to the contrary in the Plan Documents, including but not limited to, Article V of the Plan, any CaddoDeSoto Owner may file a proof of claim for a Claim arising from rejection of an Executory Contract or Unexpired Lease, if such CaddoDeSoto Owner is a counterparty to the same, within thirty (30) days of the receipt of written notice by such CaddoDeSoto Owner and its counsel from any Debtor or Reorganized Debtor, as applicable, informing the CaddoDeSoto Owner that it is a counterparty to the relevant Executory Contract or Unexpired Lease that has been rejected pursuant to the entry of an order of the Bankruptcy Court.
268.The CaddoDeSoto Owners shall not be considered “Releasing Parties” under the Plan, as defined therein in Article I.A.144, and discussed in Article VIII.
269.In an effort to avoid unnecessary litigation, the Debtors or the Reorganized Debtors, as applicable, agree to provide counsel for the CaddoDeSoto Owners the following within forty-five (45) days of the Effective Date: an accounting of the amounts owed as well as the amounts paid to each of the CaddoDeSoto Owners on account of their respective Royalty and Working Interests, per the books and records of the Debtors: (i) prior to the Petition Date and (ii) after the Petition Date through the Effective Date. This shall include documentation and information regarding any costs deductions from gross production revenue for these periods. Further, as to unleased mineral interests, this shall include, but is not limited to (i) the status of well payout for each well in which any CaddoDeSoto Owner has an interest and (ii) reports on costs and or revenue due under La. R.S. 30:103.1 for all periods prior to the Petition Date, and for periods postpetition through the Effective Date. This production of data is without prejudice to any further requests for information or documentation by any of the CaddoDeSoto Owners to any Debtor or Reorganized Debtor under any relevant law and or rule, and without prejudice to any and all other reporting requirements under relevant law, both currently and on a going forward basis.
270.Consistent with Article IV.T of the Plan, Debtors and Reorganized Debtors, as applicable, shall continue paying the CaddoDeSoto Owners all undisputed amounts owing on account of their respective Royalty and Working Interests, including funds held or booked or deemed to be held in suspense, as and when reconciled, in the ordinary course of business, and in accordance with all applicable agreements and laws, without any further action on the part of any of the CaddoDeSoto Owners. Moreover, the Reorganized Debtors shall give notice to counsel for the CaddoDeSoto Owners of any amounts held, or booked or deemed to be held, in suspense on account of the Royalty and Working Interests of any of the CaddoDeSoto Owners within ten (10) days after the Effective Date.
IIII.    Provisions Regarding Tornado Venture Quatro, LLC and Tornado Venture Cinco, LLC.
271.Notwithstanding anything in the Plan, Plan Supplement, or Confirmation Order to the contrary, the Plan and Confirmation Order shall not be, and shall not be construed as or deemed to be, a determination of the cure amount or compensation, if any required to satisfy the provisions of sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code (the “Tornado Cure Amount”) for the assumption of any executory contract (the “Assumed Tornado

Contracts”) relating to Tornado Venture Quatro, LLC and Tornado Venture Cinco, LLC (together with any affiliates, collectively, “Tornado”). To the extent that any amounts owed relating to the Assumed Tornado Contracts are not paid in the ordinary course of business, the Debtors or Reorganized Debtors, as applicable, and Tornado shall endeavor in good faith to reach agreement as to the Tornado Cure Amount within sixty (60) days following the Effective Date and if such agreement is reached may, but need not, file a stipulation with the Court setting forth the agreed Tornado Cure Amount. If the Reorganized Debtors and Tornado fail to reach an agreement as to the Tornado Cure Amount within such sixty (60) day period, either the Reorganized Debtors or Tornado may, upon notice to the Reorganized Debtors or Tornado, as applicable, request a hearing before the Court for the determination of the Tornado Cure Amount, with such hearing date to occur no later than one hundred and fifty (150) days after the Effective date, subject to the Court’s availability. For purposes of determining the Tornado Cure Amount, the effective date of assumption shall be the Effective Date. Nothing herein or in the Plan shall prejudice (a) Tornado’s right to assert (on or before the date of a hearing on the determination of the Tornado Cure Amount) an Administrative Claim that arose prior to the Effective Date for, inter alia, any postpetition obligation owed to Tornado in accordance with applicable law, or (b) the Debtors’ or the Reorganized Debtors’ right dispute such claim. The assumption of each Tornado Assumed Contract shall result in the release and satisfaction of only those claims that are based on damages or defaults existing as of the Petition Date with respect to such assumed Tornado Assumed Contract. Otherwise, each of Tornado, the Debtors, and the Reorganized Debtors expressly retain all of their rights under the Tornado Assumed Contracts. Furthermore, prior to and after the Tornado Cure Amount is paid, Tornado and the Debtors or Reorganized Debtors, as applicable, shall comply with the provisions of the Tornado Assumed Contracts.

272.Each Assumed Tornado Contract shall not be assigned to a third party before or after the Effective Date without the consent of Tornado, which consent cannot be unreasonably withheld. Upon the Effective Date, each Assumed Tornado Contract shall re-vest in and be fully enforceable against the applicable contracting Reorganized Debtor in accordance with its terms.
JJJJ.    Investigation Termination Date and Dismissal of the Standing Motions.
273.Pursuant to the Final DIP Order, the Investigation Termination Date (as defined in the Final DIP Order) occurred on October 26, 2020, and the stipulations, admissions, findings, relief, releases and other provisions of contained in the Final DIP Order shall be binding on the Debtors’ estates and all parties in interest. The Committee’s Standing Motions are hereby dismissed with prejudice.
274.Moreover, there is no evidence to support that Franklin Resources, Inc.,18 Franklin Advisers, Inc. or any of the funds and accounts for which Franklin Advisers, Inc. serves as investment manager (collectively “Franklin”) engaged in any of the wrongdoing or inequitable conduct alleged by the Committee in the Committee’s Standing Motions or the draft complaints attached thereto.  Among other things, there is no evidence that Franklin colluded with the Debtors and/or manipulated the Debtors’ conduct in any way.  Emergency Motion of the Official Committee of Unsecured Creditors for (I) Leave, Standing, and Authority to Commence and Prosecute Certain Claims and Causes of Action on Behalf of the Debtors’ Estates and (II) Exclusive Settlement Authority [Docket No. 1682] (the “Affirmative Claims Standing Motion”) at ¶ 68.  There is no evidence that Franklin participated in the Director Defendant’s19 alleged squandering of the Non-Insider Preference Claims. Id. at ¶ 88. There is no evidence that Franklin
18     Franklin Resources, Inc. is the parent company of Franklin Advisers, Inc.  Franklin Resources, Inc. took no part in any of the relevant transactions and at no time has held any economic stake in the Debtors, but was inappropriately listed as a party in the Proposed Complaint attached to the Affirmative Claims Standing Motion. Franklin Advisers, Inc. is also inappropriately listed as a party in the Proposed Complaint since any economic stake in the Debtors is and was held only by certain funds and accounts advised by Franklin Advisers, Inc. rather than Franklin Advisers, Inc. itself.
19     Capitalized terms used but not otherwise defined in this paragraph shall have the meaning ascribed to them in the Affirmative Claims Standing Motion.

coerced Chesapeake to take out its Unsecured Wildhorse Debt or obtain a favored position with respect to the Uptier Transaction. Id. at ¶ 114. There is no evidence that Franklin is or was an “insider” of the Debtors. Furthermore, there is no legal or factual support for any of the counts alleged against the FLLO Term Loan Facility Lenders or Franklin in the Proposed Complaint, including, without limitation, intentional fraudulent transfer, aiding and abetting breach of fiduciary duty, unjust enrichment, equitable subordination, and insider preference.
KKKK.    Dissolution of the Committees.
275.On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date.
LLLL.    Effect of Non-Occurrence of Conditions to the Effective Date.
276.Notwithstanding the entry of this Confirmation Order, if Consummation does not occur as to any Debtor, the Plan shall be null and void in all respects as to such Debtor and nothing contained in the Plan, the Disclosure Statement, or Restructuring Support Agreement as to such Debtor shall: (a) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (b) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests, or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.
MMMM.    Applicable Nonbankruptcy Law
277.The provisions of this Confirmation Order, the Plan and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

NNNN.    Waiver of 14-Day Stay.
278.Notwithstanding Bankruptcy Rule 3020(e), and to the extent applicable, Bankruptcy Rules 6004(h), 7062, and 9014, this Confirmation Order is effective and enforceable immediately upon its entry and not subject to any stay.
OOOO.    Post-Confirmation Modification of the Plan.
279.Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, and those restrictions on modifications set forth in the Plan, the Debtors are hereby authorized to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.
PPPP.    Effect of Conflict.
280.This Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order, solely to the extent of any such inconsistency. If there is any inconsistency between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order govern and control.
QQQQ.    Final Order.
281.This Confirmation Order is a final order and the period in which an appeal must be filed will commence upon entry of this Confirmation Order.

Dated: January 15, 2021	/s/ David R. Jones
DAVID R. JONES UNITED STATES BANKRUPTCY JUDGE

Exhibit A
The Plan

IN THE UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
CHESAPEAKE ENERGY CORPORATION, et al.,[20]	)	Case No. 20-33233 (DRJ)
)
Debtors.	)	(Jointly Administered)
)

FIFTH AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF CHESAPEAKE ENERGY CORPORATION AND ITS DEBTOR AFFILIATES

JACKSON WALKER L.L.P.		KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)		KIRKLAND & ELLIS INTERNATIONAL LLP
Jennifer F. Wertz (TX Bar No. 24072822)		Patrick J. Nash, Jr., P.C. (admitted pro hac vice)
Kristhy M. Peguero (TX Bar No. 24102776)		Marc Kieselstein, P.C. (admitted pro hac vice)
Veronica A. Polnick (TX Bar No. 24079148)		Alexandra Schwarzman (admitted pro hac vice)
1401 McKinney Street, Suite 1900		300 North LaSalle Street
Houston, Texas 77010		Chicago, Illinois 60654
Telephone:	(713) 752-4200	Telephone:	(312) 862-2000
Facsimile:	(713) 752-4221	Facsimile:	(312) 862-2200
Email:	mcavenaugh@jw.com jwertz@jw.com kpeguero@jw.com vpolnick@jw.com	Email:	patrick.nash@kirkland.com marc.kieselstein@kirkland.com alexandra.schwarzman@kirkland.com

Co-Counsel to the Debtors		Co-Counsel to the Debtors
and Debtors in Possession		and Debtors in Possession

Dated: January 12, 2021
20     A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/chesapeake. The location of Debtor Chesapeake Energy Corporation’s principal place of business and the Debtors’ service address in these chapter 11 cases is 6100 North Western Avenue, Oklahoma City, Oklahoma 73118.
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INTRODUCTION
Chesapeake Energy Corporation and the above-captioned debtors and debtors in possession (collectively, the “Debtors”), propose this joint chapter 11 plan of reorganization (as modified, amended, or supplemented from time to time, the “Plan”) for the resolution of the outstanding claims against, and equity interests in, the Debtors. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor. Holders of Claims or Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, business, assets, results of operations, historical financial information, risk factors, a summary and analysis of this Plan, the Restructuring Transactions, and certain related matters. Each of the Debtors is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.
ALL HOLDERS OF CLAIMS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.
ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW
A.Defined Terms.
As used in this Plan, capitalized terms have the meanings set forth below.
1.“1145 Securities” has the meaning set forth in Article IV.E.1 of the Plan.
2.“4(a)(2) Securities” has the meaning set forth in Article IV.E.1 of the Plan.
3.“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ business; (b) Allowed Professional Claims; (c) DIP Claims; (d) Adequate Protection Super-Priority Claims (as defined in the Final DIP Order) (if any); (e) Royalty and Working Interests Administrative Claims; (f) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code; and (g) as approved by the Backstop Commitment Agreement Approval Order, including the priority and payment subordination provisions described in paragraph 7 thereof, the Put Option Premium.
4.“Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which shall be 30 days after the Effective Date; provided, however, that the deadline for Filing requests for payment of Royalty and Working Interests Administrative Claims shall be 120 days after the Effective Date.
5.“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to any Person that is not a Debtor, the term “Affiliate” shall apply to such Person as if the Person were a Debtor.
6.“Agent” means any administrative agent, collateral agent, collateral trustee, or similar Entity under the Exit Facilities, the DIP Facility, the Revolving Credit Facility, the Collateral Agreement, the Collateral Trust Agreement, and/or the FLLO Term Loan Facility.
7.“Allowed” means, with respect to any Claim or Interest, except as otherwise provided herein: (a) a Claim or Interest in a liquidated amount as to which no objection has been Filed prior to the applicable claims objection deadline and that is evidenced by a Proof of Claim or Interest, as applicable, timely Filed by the applicable Bar Date or that is not required to be evidenced by a Filed Proof of Claim or Interest, as applicable, under the Plan, the Bankruptcy Code, or a Final Order; (b) a Claim or Interest that is scheduled by the Debtors as neither Disputed, contingent, nor unliquidated, and for which no Proof of Claim or Interest, as applicable, has been timely Filed in an

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unliquidated or a different amount; (c) a Claim or Interest that is upheld or otherwise Allowed (i) pursuant to the Plan; (ii) in any stipulation that is approved by the Bankruptcy Court; (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; or (iv) by Final Order (including any such Claim to which the Debtors had objected or which the Bankruptcy Court had disallowed prior to such Final Order); provided that with respect to a Claim or Interest described in clauses (a) through (c) above, such Claim or Interest shall be considered Allowed only if and to the extent that with respect to such Claim or Interest no objection to the allowance thereof has been or, in the Debtors’ or Reorganized Debtors’ reasonable good faith judgment, may be interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim or Interest, as applicable, shall have been Allowed by a Final Order; provided, further, that no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or Disputed, and for which no Proof of Claim or Interest is or has been timely Filed, is not considered Allowed and shall be deemed expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. For the avoidance of doubt a Proof of Claim or Interest Filed after the Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim. “Allow,” “Allowing,” and “Allowance” shall have correlative meanings.
8.“Alternative Securities Exchange” means, excluding any National Securities Exchange, any other securities exchange or over-the-counter quotation system, including, without limitation, the NYSE MKT, the Nasdaq Capital Market, any quotation or other listing service provided by the OTC Markets Group or the Financial Industry Regulatory Authority, Inc., any “pink sheet” or other alternative listing service, or any successor or substantially equivalent service to any of the foregoing.
9.“Assumed Executory Contracts and Unexpired Leases Schedule” means the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, which shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.
10.“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.
11.“Backstop” means the several and not joint backstop in full of the Rights Offering by the Backstop Parties pursuant to the Backstop Commitment Agreement.
12.“Backstop Allocations” has the meaning set forth in Article IV.E.1 of the Plan.
13.“Backstop Commitment Agreement” means that certain Backstop Commitment Agreement, dated as of June 28, 2020, by and between Chesapeake and the Backstop Parties, as may be further amended, modified, or supplemented from time to time, in accordance with its terms.
14.“Backstop Commitment Agreement Approval Order” means the Order (I) Authorizing Entry into the Backstop Commitment Agreement, (II) Approving the Payment of Fees and Expenses Related Thereto, and (III) Granting Related Relief entered by the Bankruptcy Court on August 21, 2020 at CM/ECF No. 899 in the Chapter 11 Cases.
15.“Backstop Parties” means the members of the FLLO Ad Hoc Group and Franklin that are signatories to the Backstop Commitment Agreement.
16.“Backstop Party Rights” means the non-certificated rights that will enable the holders thereof to purchase shares of New Common Stock at an aggregate purchase price of $150 million at a price per share to be determined based on a 35 percent discount to the equity value per share of New Common Stock, post new-money, as implied by a Plan total enterprise value of $3.25 billion.

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17.“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.
18.“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.
19.“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.
20.“Bar Date” means the date established by the Bankruptcy Court by which Proofs of Claim or Proofs of Interest must be Filed with respect to such Claims or Interests, other than Administrative Claims, Claims held by Governmental Units, or other Claims or Interests for which the Bankruptcy Court entered an order excluding the holders of such Claims or Interests from the requirement of Filing Proofs of Claim or Proofs of Interest.
21.“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York.
22.“Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.
23.“Cause of Action” or “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.
24.“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.
25.“Chesapeake” means Chesapeake Energy Corporation or any successor or assign, by merger, consolidation, or otherwise, prior to the Effective Date.
26.“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.
27.“Claims and Balloting Agent” means Epiq Corporate Restructuring, LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases.
28.“Claims Register” means the official register of Claims maintained by the Claims and Balloting Agent.
29.“Class” means a class of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.
30.“CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.
31.“Collateral Agreement” means that certain Collateral Agreement dated December 19, 2019 by and between MUFG Union Bank, N.A., as collateral trustee, Chesapeake, and certain of the other Debtors.

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32.“Collateral Trust Agreement” means that certain Collateral Trust Agreement dated December 19, 2019 by and between MUFG Union Bank, N.A., as collateral trustee and revolver agent, and GLAS USA LLC, as original term loan agent, and as acknowledged and agreed by certain of the Debtors (as from time to time amended and restated).
33.“Collateral Trust Documents” means collectively, the Collateral Agreement, the Collateral Trust Agreement, and any and all other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents (including any amendments, restatements, supplements, or modifications of any of the foregoing), related to or executed in connection with the Collateral Agreement and the Collateral Trust Agreement.
34.“Collateral Trustee” means MUFG Union Bank, N.A., in its capacity as collateral trustee under the Collateral Agreement and the Collateral Trust Agreement.
35.“Conditions Precedent to the Effective Date” means the conditions precedent to the Effective Date set forth in Article IX.A of the Plan.
36.“Conditions Precedent to the Exit Facilities” means the conditions precedent to the closing of the Exit Facilities identified on Exhibit D to the Exit Facilities Term Sheet.
37.“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.
38.“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.
39.“Confirmation Hearing” means the hearing to be held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.
40.“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
41.“Consenting DIP Lenders” means those certain DIP Lenders that are or have become parties to the Restructuring Support Agreement.
42.“Consenting FLLO Term Loan Facility Lenders” means those certain FLLO Term Loan Facility Lenders that are or have become parties to the Restructuring Support Agreement.
43.“Consenting Revolving Credit Facility Lenders” means those certain Revolving Credit Facility Lenders that are or have become parties to the Restructuring Support Agreement.
44.“Consenting Second Lien Noteholders” means Second Lien Noteholders, investment advisors thereto, sub-advisors thereto, or managers of discretionary accounts belonging to Second Lien Noteholders that are or have become parties to the Restructuring Support Agreement.
45.“Consenting Stakeholders” means collectively, the Consenting DIP Lenders, the Consenting Revolving Credit Facility Lenders, the Consenting FLLO Term Loan Facility Lenders, and the Consenting Second Lien Noteholders.
46.“Consenting Unsecured Noteholders” means Unsecured Noteholders, investment advisors thereto, sub-advisors thereto, or managers of discretionary accounts belonging to Unsecured Noteholders that are or have become parties to the Restructuring Support Agreement.
47.“Consummation” means the occurrence of the Effective Date as to the applicable Debtor.

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48.“Convenience Claim” means any Allowed General Unsecured Claim (i) that is Allowed in an amount greater than $0 but less than or equal to $1,000,000.00; and (ii) for which the holder of such Claim irrevocably elects via a Convenience Claim Election Form to have such Claim treated as a Convenience Claim (upon Allowance) for the purposes of the Plan, in full and final satisfaction of such Claim; provided that a holder of a General Unsecured Claim in excess of $1,000,000.00 may irrevocably elect via a Convenience Claim Election Form to have such Claim irrevocably reduced to $1,000,000.00 and treated as a Convenience Claim (upon Allowance) for the purposes of the Plan, in full and final satisfaction of such Claim.
49.“Convenience Claim Election Form” means the form to be distributed by the Claims and Balloting Agent to each holder of a General Unsecured Claim as soon as reasonably practicable after the Effective Date.
50.“Convenience Claim Distribution” means each Convenience Claim’s Pro Rata share of $10,000,000.00, which Pro Rata share shall not exceed 5 percent of such Convenience Claim.
51.“Convenience Claim Distribution Reserve” means an interest bearing account funded by the Reorganized Debtors with Cash on the Effective Date in an amount equal to $10,000,000.00.
52.“Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon the Debtors’ defaults on an Executory Contract or Unexpired Lease at the time such Executory Contract or Unexpired Lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code, other than with respect to a default that is not required to be cured under section 365(b)(2) of the Bankruptcy Code.
53.“D&O Liability Insurance Policies” means all insurance policies issued to or providing coverage at any time to any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.
54.“Definitive Documents” means, without limitation, the following documents: (a) the Plan and its exhibits, ballots, and solicitation procedures; (b) the Confirmation Order; (c) the Disclosure Statement; (d) the Disclosure Statement Order; (e) the First Day Pleadings and all orders sought pursuant thereto; (f) the Plan Supplement; (g) the DIP Order, DIP Credit Agreement, and any and all other DIP Documents and related documentation; (h) the Backstop Commitment Agreement, Backstop Commitment Agreement Approval Order, Rights Offering Procedures, Registration Rights Agreement and any and all documentation required to implement, issue, and distribute the New Common Stock; (i) the New Warrants Agreements; (j) the Exit Facilities Documents and related documentation; (k) the Management Incentive Plan; (l) the New Organizational Documents and all other documents or agreements for the governance of Reorganized Chesapeake, including the list of directors of Reorganized Chesapeake and any certificates of incorporation and shareholders’ agreements or supplements as may be reasonably necessary or advisable to implement the Restructuring Transactions; and (m) such other agreements and documentation reasonably desired or necessary to consummate and document the transactions contemplated by the Plan.
55.“DIP Agent” means MUFG Union Bank, N.A., in its capacity as administrative agent and collateral agent under the DIP Credit Agreement.
56.“DIP Agent Fees and Expenses” has the meaning ascribed to such term in the DIP Order.
57.“DIP Claims” means all Claims derived from, based upon, or secured pursuant to the DIP Credit Agreement or DIP Order, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, professional fee reimbursements, transaction fees, Superpriority Hedge Claims, and other charges arising thereunder or related thereto, in each case, with respect to the DIP Facility; provided that any Adequate Protection Super-Priority Claims (as defined in the Final DIP Order), including such Claims granted in respect of the Revolving Credit Facility, FLLO Term Loan Facility, or Second Lien Notes authorized in the DIP Order, shall not be DIP Claims.

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58.“DIP Credit Agreement” means that certain Senior Secured Super-Priority Debtor-In-Possession Credit Agreement dated July 1, 2020, between Chesapeake Energy Corporation, as borrower, the Debtor guarantors that are party thereto, the DIP Lenders, and the DIP Agent (as may be amended, supplemented, or otherwise modified from time to time).
59.“DIP Documents” means collectively, the DIP Credit Agreement and any and all other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents (including any amendments, restatements, supplements, or modifications of any of the foregoing), related to or executed in connection with the DIP Credit Agreement.
60.“DIP Facility” means that certain debtor-in-possession financing facility documented pursuant to the DIP Documents and DIP Order.
61.“DIP Lenders” means the lenders party to the DIP Credit Agreement.
62.“DIP Order” means collectively, the Interim DIP Order and the Final DIP Order.
63.“Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto.
64.“Disclosure Statement Order” means an order of the Bankruptcy Court approving the Disclosure Statement, the Solicitation Materials, and the solicitation of the Plan.
65.“Disputed” means, as to a Claim or an Interest, any Claim or Interest: (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable; (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy law; (d) that is Filed in the Bankruptcy Court and not withdrawn, as to which a timely objection or request for estimation has been Filed; and (e) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.
66.“Distribution Record Date” means, other than with respect to publicly held Securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be on or before the Effective Date. For the avoidance of doubt, no distribution record date shall apply to holders of public Securities, including the Second Lien Notes and the Unsecured Notes.
67.“DTC” means the Depository Trust Company.
68.“Effective Date” means, as to the applicable Debtor, the date that is the first Business Day on which (a) no stay of the Confirmation Order is in effect and (b) all Conditions Precedent to the Effective Date have been satisfied or waived in accordance with Article IX.B of the Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.
69.“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.
70.“Estate” means as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.
71.“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq., as amended from time to time, and the rules and regulations promulgated thereunder.

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72.“Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; (c) the DIP Lenders; (d) the Exit Facilities Lenders; (e) the Consenting Revolving Credit Facility Lenders; (f) the Consenting FLLO Term Loan Facility Lenders; (g) the Consenting Second Lien Noteholders; (h) the Consenting Unsecured Noteholders; (i) the Agents; (j) each Trustee; (k) the Backstop Parties; and (l) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, participants, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.
73.“Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
74.“Existing Equity Interest” means an Interest in Chesapeake Energy Corporation existing as of the Petition Date.
75.“Existing RBL Adequate Protection Payments” has the meaning ascribed to such term in the DIP Order.
76.“Exit Facilities” means collectively, the Exit RBL Facility and Exit FLLO Term Loan Facility.
77.“Exit Facilities Agent” means MUFG Union Bank, N.A., in its capacity as administrative agent for the Exit Facilities.
78.“Exit Facilities Credit Agreements” means those certain credit agreements that will govern the Exit Facilities (as each may be amended, supplemented, or otherwise modified from time to time), in each case which shall be consistent with the Exit Facilities Term Sheet.
79.“Exit Facilities Documents” means, collectively, the Exit Facilities Credit Agreements, and any and all other agreements, documents, and instruments delivered or to be entered into in connection therewith, including any amendments to existing loan or other finance documentation, any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents, in each case if any, the form and substance of which shall be consistent with the Exit Facilities Term Sheet.
80.“Exit Facilities Lenders” means the lenders party to the Exit Facilities Credit Agreements.
81.“Exit Facilities Loans” means collectively, the Tranche A RBL Exit Facility Loans, the Tranche B RBL Exit Facility Loans, and the Exit FLLO Term Loans.
82.“Exit Facilities Term Sheet” means the term sheet setting forth the material terms of the Exit Facilities, attached as Exhibit 3 to the Restructuring Term Sheet.
83.“Exit FLLO Term Loan” means term loans made under and on the terms set forth under the Exit FLLO Term Loan Facility.
84.“Exit FLLO Term Loan Facility” means the term loan facility to be provided in accordance with the terms set forth in the Exit Facilities Term Sheet.
85.“Exit RBL Facility” means the revolving credit facility to be provided in accordance with the terms set forth in the Exit Facilities Term Sheet.
86.“Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.
87.“File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

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88.“Final DIP Order” means the Final Order (I) Authorizing The Debtors To Obtain Postpetition Financing, (II) Authorizing The Debtors To Use Cash Collateral, (III) Granting Liens And Providing Claims With Superpriority Administrative Expense Status, (IV) Granting Adequate Protection To The Existing Secured Parties, (V) Modifying The Automatic Stay, And (VI) Granting Related Relief entered by the Bankruptcy Court on July 31, 2020 at CM/ECF No. 597 in the Chapter 11 Cases.
89.“Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter that has not been reversed, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be Filed with respect to such order will not preclude such order from being a Final Order.
90.“First Day Pleadings” means the pleadings and related documentation requesting certain emergency relief, or supporting the request for such relief, Filed by the Debtors on or around the Petition Date and heard at the “first day” hearing.
91.“FLLO Ad Hoc Group” means the ad hoc group of FLLO Term Loan Facility Lenders represented by Davis Polk & Wardwell LLP.
92.“FLLO Professionals” means the FLLO Term Loan Facility Administrative Agent’s professionals (including Arnold & Porter Kaye Scholer LLP and one local counsel in the relevant jurisdiction), the Collateral Trustee’s professionals (including Paul Hastings LLP), and the FLLO Ad Hoc Group’s professionals (including Davis Polk & Wardwell LLP, Vinson & Elkins LLP, one local counsel in each other relevant local jurisdiction, and Perella Weinberg Partners LP).
93.“FLLO Rights” means the non-certificated rights that will enable the holders thereof to purchase shares of New Common Stock at an aggregate purchase price of $382.5 million at a price per share to be determined based on a 35 percent discount to the equity value per share of New Common Stock, post new-money, as implied by a Plan total enterprise value of $3.25 billion.
94.“FLLO Term Loan Facility” means the facility outstanding under the FLLO Term Loan Facility Credit Agreement.
95.“FLLO Term Loan Facility Administrative Agent” means GLAS USA LLC, in its capacity as administrative agent for the FLLO Term Loan Facility.
96.“FLLO Term Loan Facility Claim” means any Claim on account of the FLLO Term Loan Facility.
97.“FLLO Term Loan Facility Credit Agreement” means that certain Term Loan Agreement, dated as of December 19, 2019 ((i) as supplemented by that certain Class A Term Loan Supplement, dated as of December 19, 2019 (as amended, restated or otherwise modified from time to time), by and among Chesapeake, as borrower, the Debtor guarantors party thereto, the FLLO Term Loan Facility Administrative Agent, and the lender parties thereto, and (ii) as further amended, restated, or otherwise modified from time to time), by and among Chesapeake, as borrower, the Debtor guarantors party thereto, the FLLO Term Loan Facility Administrative Agent, and the lenders party thereto.
98.“FLLO Term Loan Facility Lenders” means lenders party to the FLLO Term Loan Facility Credit Agreement.

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99.“Franklin” means Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts.
100.“General Unsecured Claim” means any Claim against any Debtor that is not otherwise paid in full during the Chapter 11 Cases pursuant to an order of the Bankruptcy Court and is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, an Other Secured Claim, a Revolving Credit Facility Claim, a FLLO Term Loan Facility Claim, a Second Lien Notes Claim, an Unsecured Notes Claim, an Intercompany Claim, or a Section 510(b) Claim.
101.“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.
102.“Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.
103.“Insurance Policies” means all insurance policies, including all D&O Liability Insurance Policies, that have been issued at any time or provide coverage, benefits or proceeds to any of the Debtors (or their predecessors) and all agreements, documents or instruments relating thereto.
104.“Insurer” means any company or other Entity that issued or entered into an Insurance Policy, any third party administrator of or for any Insurance Policy, and any respective predecessors, successors and/or affiliates of any of the foregoing.
105.“Intercompany Claim” means any Claim held by a Debtor or an Affiliate against a Debtor or an Affiliate of a Debtor.
106.“Intercompany Interest” means an Interest in a Debtor held by a Debtor or an Affiliate of a Debtor.
107.“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of December 19, 2019 by and between MUFG Union Bank, N.A., as Priority Lien Agent, and the Second Lien Notes Trustee, and as acknowledged and agreed by certain of the Debtors (as from time to time amended and restated).
108.“Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable Securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.
109.“Interim DIP Order” means the Interim Order (I) Authorizing The Debtors To Obtain Postpetition Financing, (II) Authorizing The Debtors To Use Cash Collateral, (III) Granting Liens And Providing Claims With Superpriority Administrative Expense Status, (IV) Granting Adequate Protection To The Existing Secured Parties, (V) Modifying The Automatic Stay, (VI) Scheduling A Final Hearing, and (VII) Granting Related Relief entered by the Bankruptcy Court on June 29, 2020 at CM/ECF No. 128 in the Chapter 11 Cases.
110.“Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.
111.“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.
112.“Management Incentive Plan” has the meaning set forth in Article IV.Q of the Plan.
113.“Minimum Liquidity Condition” means the Condition Precedent to the Effective Date that provides that the Debtors shall have minimum liquidity, including unrestricted cash on hand and availability under the Exit RBL Facility, of at least $500 million.

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114.“National Securities Exchange” means The New York Stock Exchange, The Nasdaq Global Select Market, or The Nasdaq Global Market.
115.“New Board” means the board of directors of Reorganized Chesapeake that shall be appointed in accordance with the terms of the governance term sheet attached as Exhibit 6 to the Restructuring Term Sheet. The identities of directors on the New Board shall be set forth in the Plan Supplement, to the extent known.
116.“New Class A Warrants” means warrants to purchase 10 percent of the New Common Stock (after giving effect to the Rights Offering, but subject to dilution by the Management Incentive Plan, the New Class B Warrants, and the New Class C Warrants), with a term of 5 years at an initial exercise price per share struck at the equity value of Reorganized Chesapeake, post new-money, implied by a total enterprise value of $4.0 billion.
117.“New Class B Warrants” means warrants to purchase 10 percent of the New Common Stock (after giving effect to the Rights Offering, but subject to dilution by the Management Incentive Plan and the New Class C Warrants), with a term of 5 years at an initial exercise price per share struck at the equity value of Reorganized Chesapeake, post new-money, implied by a total enterprise value of $4.5 billion.
118.“New Class C Warrants” means warrants to purchase 10 percent of the New Common Stock (after giving effect to the Rights Offering, but subject to dilution by the Management Incentive Plan), with a term of 5 years at an initial exercise price per share struck at the equity value of Reorganized Chesapeake, post new-money, implied by a total enterprise value of $5.0 billion.
119.“New Common Stock” means the single class of common stock to be issued by Reorganized Chesapeake on the Effective Date on terms acceptable to the Required Plan Sponsors.
120.“New Organizational Documents” means the amended and restated or new charters, bylaws, operating agreements, or other organizational documents of Reorganized Chesapeake and the other Reorganized Debtors, as applicable and in form and substance satisfactory to the Required Plan Sponsors.
121.“New Warrants” means collectively, the New Class A Warrants, the New Class B Warrants, and the New Class C Warrants.
122.“New Warrants Agreements” means the documents or agreements governing the New Warrants, Filed with the Plan Supplement, which will be consistent in all material respects with the terms of this Plan and shall at all times be in form and substance reasonably acceptable to the Required Plan Sponsors and the Consenting Second Lien Noteholders holding at least 66.67% of the aggregate outstanding principal amount of the Second Lien Notes Claims that are held by the Consenting Second Lien Noteholders.
123.“Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
124.“Other Secured Claim” means any Secured Claim other than a DIP Claim, Revolving Credit Facility Claim, a FLLO Term Loan Facility Claim, or a Second Lien Notes Claim.
125.“PDP PV-10 Ratio” means the ratio of (a) the total present value of the future net revenues expected with respect to the oil and gas properties of the Debtors discounted at 10% per annum, calculated in accordance with the Exit Facilities Term Sheet to (b) consolidated indebtedness under the Exit Credit Facilities and any other secured debt of Chesapeake as of the closing date of the Exit Credit Facilities.
126.“PDP PV-10 Test Ratio Condition” means the Condition Precedent to the Effective Date that provides that the Debtors shall have a PDP PV-10 Ratio no less than 1.5x.
127.“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.
128.“Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

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129.“Plan Securities” has the meaning set forth in Article IV.E.1 of the Plan.
130.“Plan Supplement” means the compilation of documents and forms of documents, term sheets, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed prior on or before November 23, 2020, and any additional documents Filed prior to the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the New Organizational Documents; (b) to the extent known, the identities of the members of the New Board; (c) the Assumed Executory Contracts and Unexpired Leases Schedule; (d) the Rejected Executory Contracts and Unexpired Leases Schedule; (e) the Schedule of Retained Causes of Action; (f) a summary of the material terms of the Exit Facilities, which may include the Exit Facilities Term Sheet; (g) the definitive documentation related to the Management Incentive Plan; (h) the Restructuring Transactions Memorandum; (i) the New Warrants Agreements; and (j) the Registration Rights Agreement.
131.“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
132.“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, unless otherwise indicated; provided that, as used in Article III.B.6 and III.B.7, “Pro Rata” means the proportion that an Allowed Unsecured Notes Claim or Allowed General Unsecured Claim, as appropriate, bears to the aggregate amount of Allowed Unsecured Notes Claims and Allowed General Unsecured Claims that are not Convenience Claims; provided, further, that for the purpose of calculating the aggregate Allowed Unsecured Notes Claims and aggregate Allowed General Unsecured Claims for purposes of determining each Allowed Unsecured Notes Claim’s and Allowed General Unsecured Claim’s Pro Rata distribution, each Allowed Unsecured Notes Claim and Allowed General Unsecured Claim shall be counted once, notwithstanding the number of Debtors against which such claim may be asserted; provided, further, that for the purpose of calculating the Convenience Claim Distribution pursuant to Article III.B.7 of the Plan, “Pro Rata” means the proportion that the amount of a Convenience Claim bears to the aggregate amount of Convenience Claims.
133.“Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.
134.“Professional Claim” means a Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.
135. “Professional Fee Amount” means the aggregate amount of Professional Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.A.2(c) of the Plan.
136.“Professional Fee Escrow Account” means an interest-bearing account funded by the Reorganized Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.
137.“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases by the Claims Bar Date or the applicable Administrative Claims Bar Date, as applicable.
138.“Proof of Interest” means a proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

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139.“Put Option Premium” means a nonrefundable aggregate fee of $60 million, which represents 10 percent of the Rights Offering Amount, payable to the Backstop Parties in accordance with, and subject to the terms of, the Backstop Commitment Agreement based on their respective Backstop commitment percentages at the time such payment is made.
140.“Registration Rights Agreement” means the registration rights agreement pursuant to which each Backstop Party shall be entitled to registration rights with respect to its shares of New Common Stock, its New Warrants, and its shares of New Common Stock underlying its New Warrants to be entered into as of the Effective Date. The Registration Rights Agreement will provide (among other provisions) that, after the Effective Date, at any time Reorganized Chesapeake is not required to file public reports with the SEC, Reorganized Chesapeake shall continue to file such public reports on EDGAR as a voluntary filer, unless approved by the holders of a majority of the outstanding New Common Stock.
141.“Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall not be discharged hereunder and the holder’s legal, equitable, and contractual rights on account of such Claim or Interest shall remain unaltered by Consummation in accordance with section 1124(1) of the Bankruptcy Code.
142.“Rejected Executory Contracts and Unexpired Leases Schedule” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time; provided that such schedule shall be in form and substance acceptable to the Required Consenting Stakeholders.
143.“Released Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each of the Debtors’ current and former directors and officers; (d) each DIP Lender; (e) each Agent; (f) each Trustee; (g) the Consenting Revolving Credit Facility Lenders; (h) the Consenting FLLO Term Loan Facility Lenders; (i) the Consenting Second Lien Noteholders; (j) the Consenting Unsecured Noteholders; (k) the Exit Facilities Lenders; (l) the Backstop Parties; (m) all holders of Interests; and (n) with respect to each of the foregoing (a) through (m), each of such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former members, directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors and assigns, subsidiaries, participants, and each of their respective current and former members, equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; provided that in each case, an Entity shall not be a Released Party if it: (x) elects to opt out of the releases contained in the Plan; or (y) timely Files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the releases contained in the Plan that is not resolved before Confirmation.
144.“Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each DIP Lender; (d) each Agent; (e) each Trustee; (f) the Consenting Revolving Credit Facility Lenders; (g) the Consenting FLLO Term Loan Facility Lenders; (h) the Consenting Second Lien Noteholders; (i) the Consenting Unsecured Noteholders; (j) the Exit Facilities Lenders; (k) the Backstop Parties; (l) all holders of Claims; (m) all holders of Interests; (n) with respect to each of the foregoing (a) through (m), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former members, directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors and assigns, subsidiaries, participants, and each of their respective current and former members, equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case, solely in their respective capacities as such with respect to such Entity and solely to the extent such Entity has the authority to bind such Affiliate in such capacity; provided that in each case, an Entity shall not be a Releasing Party if it: (x) elects to opt out of the releases contained in the Plan; or (y) timely Files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the releases contained in the Plan that is not resolved before Confirmation.
145.“Removal Deadline” means the deadline by which the Debtors may remove actions pursuant to 28 U.S.C. § 1452 and Bankruptcy Rule 9027, as amended by the Removal Extension Order.

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146.“Removal Extension Order” means the Order (I) Extending the Time Within Which the Debtors May Remove Actions and (II) Granting Related Relief entered by the Bankruptcy Court on September 25, 2020 at CM/ECF No. 1231 in the Chapter 11 Cases.
147.“Reorganized Debtors” means collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date, including any new entity established in connection with the implementation of the Restructuring Transactions.
148.“Reorganized Chesapeake” means the new entity which shall be incorporated in the State of Delaware and will be the successor or assign to Chesapeake, by merger, consolidation, or otherwise, on or after the Effective Date.
149.“Required Consenting DIP Lenders” means Consenting DIP Lenders holding at least 51% of the aggregate Revolving DIP Loan Commitments under the DIP Facility that are held by Consenting DIP Lenders.
150.“Required Consenting Revolving Credit Facility Lenders” means Consenting Revolving Credit Facility Lenders holding at least 51% of the aggregate outstanding principal amount of the Revolving Credit Facility Claims that are held by Consenting Revolving Credit Facility Lenders.
151.“Required Consenting Stakeholders” means the Required Consenting DIP Lenders, the Required Consenting Revolving Credit Facility Lenders, and the Required Plan Sponsors.
152.“Required Plan Sponsors” means the Backstop Parties holding FLLO Term Loan Facility Claims and commitments to Backstop the Rights Offering such that the Required Plan Sponsors Percentage exceeds 66 2/3 percent.
153.“Required Plan Sponsors Percentage” means a fraction, expressed as a percentage, (a) the numerator of which shall be the sum of (i) the aggregate outstanding principal amount of FLLO Term Loan Facility Claims that are held by the relevant Backstop Parties and (ii) the percentage of the Backstop ascribed to the relevant Backstop Parties (as set forth in the Backstop Commitment Agreement) multiplied by the Rights Offering Amount; and (b) the denominator of which shall be the sum of (i) the aggregate outstanding principal amount of FLLO Term Loan Facility Claims that are held by all of the Backstop Parties and (ii) the Rights Offering Amount.
154.“Restructuring Expenses” means any reasonable and documented unpaid fees and expenses incurred on or before the Effective Date by the FLLO Professionals and the Second Lien Professionals payable on the Effective Date, subject to the conditions set forth in Article IV.V of the Plan; provided that reimbursement of the Second Lien Notes Trustee’s financial advisor’s fees and expenses shall be limited to $250,000 in the aggregate, and no Person shall be entitled to increase or seek to increase this $250,000 limit or use a charging lien or seek payment for such financial advisor’s or any financial advisor to the Second Lien Notes Trustee’s fees and expenses from any other source.
155.“Restructuring Support Agreement” means that certain restructuring support agreement, dated as of June 28, 2020, by and among the Debtors and the Consenting Stakeholders, as may be further amended, modified, or supplemented from time to time, in accordance with its terms.
156.“Restructuring Term Sheet” means the term sheet setting forth the material terms of the Restructuring Transactions, attached as Exhibit B to the Restructuring Support Agreement.
157.“Restructuring Transactions” means the transactions described in Article IV.B of the Plan.
158.“Restructuring Transactions Memorandum” means a document, in form and substance acceptable to the Required Consenting Stakeholders, to be included in the Plan Supplement that will set forth the material components of the Restructuring Transactions.

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159.“Revolving Credit Facility” means the facility outstanding under the Revolving Credit Facility Credit Agreement.
160.“Revolving Credit Facility Administrative Agent” means MUFG Union Bank, N.A., in its capacity as administrative agent for the Revolving Credit Facility.
161.“Revolving Credit Facility Claim” means any Claim on account of the Revolving Credit Facility, other than any Claims converted to Roll-Up Loans (as defined in the Final DIP Order).
162.“Revolving Credit Facility Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of September 12, 2018 (as amended, restated, or otherwise modified from time to time), by and among Chesapeake, as borrower, the Debtor guarantors party thereto, the Revolving Credit Facility Administrative Agent, and the other lender, issuer, and agent parties party thereto.
163.“Revolving Credit Facility Lenders” means the lenders party to the Revolving Credit Facility Credit Agreement.
164.“Revolving DIP Loan Commitment” means a commitment to provide revolving loans under the DIP Facility.
165.“Rights” means collectively, the FLLO Rights, the Second Lien Rights, and the Backstop Party Rights.
166.“Rights Offering” means the New Common Stock rights offering for the Rights Offering Amount to be consummated by the Debtors on the Effective Date in accordance with the Rights Offering Procedures.
167.“Rights Offering Amount” means a minimum of $600 million in aggregate amount of Rights.
168.“Rights Offering Participants” means (a) holders of FLLO Term Loan Facility Claims and Second Lien Notes Claims as of the Rights Offering Record Date and (b) the Backstop Parties.
169.“Rights Offering Procedures” means the procedures governing the Rights Offering attached as an exhibit to the Disclosure Statement Order.
170.“Rights Offering Record Date” means the record date set by the Rights Offering Procedures, as of which date an Entity must be a record holder of FLLO Term Loan Facility Claims or Second Lien Notes Claims in order to be eligible to be a Rights Offering Participant.
171.“Royalty and Working Interests” means the working interests involving the right to exploit oil, gas, and other minerals, as well as royalty and certain other mineral interests, including, but not limited to, landowner’s royalty interests, overriding royalty interests, net profit interests, non-participating royalty interests, and unleased mineral interests.
172.“Royalty and Working Interests Administrative Claims” means any postpetition, pre-Effective Date rights to payment arising on account of Royalty and Working Interests.
173.“Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time.
174.“Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts or Unexpired Leases, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules.
175.“SEC” means the United States Securities and Exchange Commission.

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176.“Second Lien Noteholders” means holders of notes issued under the Second Lien Notes Indenture.
177.“Second Lien Notes” means the 11.500% senior notes due 2025 issued by Chesapeake pursuant to the Second Lien Notes Indenture.
178.“Second Lien Notes Claim” means any Claim on account of the Second Lien Notes.
179.“Second Lien Notes Indenture” means that certain indenture dated as of December 19, 2019, by and among Chesapeake, as issuer, certain Debtors guarantors party thereto, and the Second Lien Notes Trustee, as may be amended, supplemented, or otherwise modified from time to time.
180.“Second Lien Notes Trustee” means Deutsche Bank Trust Company Americas, in its capacity as trustee and collateral trustee for the Second Lien Notes Indenture.
181.“Second Lien Professionals” means the Second Lien Collateral Trustee’s professionals (including Morgan, Lewis & Bockius LLP, one local counsel in the relevant jurisdiction, and one financial advisor) and Franklin’s professionals (including Akin Gump Strauss Hauer & Feld LLP, Moelis & Company LLC, one local counsel in each other relevant local jurisdiction, and FTI Consulting, Inc.).
182.“Second Lien Rights” means the non-certificated rights that will enable the holders thereof to purchase shares of New Common Stock at an aggregate purchase price of $67.5 million at a price per share to be determined based on a 35 percent discount to the equity value per share of New Common Stock, post new-money, as implied by a Plan total enterprise value of $3.25 billion.
183.“Section 510(b) Claim” means any Claim or Interest against a Debtor subject to subordination under section 510(b) of the Bankruptcy Code, whether by operation of law or contract.
184.“Secured” means, when referring to a Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.
185.“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.
186.“Security” means any security, as defined in section 2(a)(1) of the Securities Act.
187.“Solicitation Materials” means the Disclosure Statement and related documentation to be distributed to holders of Claims entitled to vote on the Plan.
188.“Superpriority Hedge Claims” means superpriority claims in respect of the Debtors’ Superpriority Hedge Obligations.
189.“Superpriority Hedge Obligations” means all hedging obligations with respect to commodity hedge transactions that are secured under the DIP Facility.
190.“Total Leverage” means the ratio of (a) consolidated indebtedness net of unrestricted Cash and Cash equivalents held in a pledged account in an amount not to exceed $100 million to (b) consolidated EBITDAX calculated in accordance with the terms set forth in the Exit Facilities Term Sheet.
191.“Total Leverage Condition” means the Condition Precedent to the Effective Date that provides that the Debtors shall have Total Leverage no greater than 2.25:1.00.

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192.“Tranche A RBL Exit Facility Loans” means fully revolving loans made under and on the terms set forth under the Exit RBL Facility which will be partially funded on the Effective Date, will have a scheduled maturity of 3 years from the Effective Date, and shall at all times be repaid prior to the repayment of Tranche B Exit RBL Facility Loans.
193.“Tranche B RBL Exit Facility Loans” means term loans made under and on the terms set forth under the Exit RBL Facility which will be fully funded on the Effective Date, will have a scheduled maturity of 4 years from the Effective Date, will be repaid or prepaid only after there are no Tranche A RBL Exit Facility Loans outstanding, and once so prepaid or repaid, may not be reborrowed.
194.“Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under the Second Lien Notes or the Unsecured Notes.
195.“Turnover Provisions” has the meaning set forth in Article IV.A of the Plan.
196.“Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
197.“Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.
198.“United States Trustee” means the United States Trustee for the jurisdiction in which the Chapter 11 Cases are commenced.
199.“Unsecured Claims Recovery” means 12% of the New Common Stock (subject to dilution on account of the Management Incentive Plan, the Rights Offering, the Put Option Premium, and the New Warrants) and 50 percent of the New Class C Warrants.
200.“Unsecured Noteholders” means holders of notes issued under the Unsecured Notes Indentures.
201.“Unsecured Notes” means the 6.625% senior notes due 2020, the 6.875% senior notes due 2020, the 6.125% senior notes due 2021, the 5.375% senior notes due 2021, the 4.875% senior notes due 2022, the 5.750% senior notes due 2023, the 7.000% senior notes due 2024, the 8.000% senior notes due 2025, the 8.000% senior notes due 2026, the 7.500% senior notes due 2026, the 8.000% senior notes due 2027, the 5.500% convertible senior notes due 2026, and the 6.875% senior notes due 2025, all issued by certain Debtors pursuant to the Unsecured Notes Indentures.
202.“Unsecured Notes Claim” means any Claim on account of the Unsecured Notes.
203.“Unsecured Notes Indentures” means those certain indentures dated as of the following dates: August 2, 2010 (6.625% senior notes due 2020); November 8, 2005 (6.875% senior notes due 2020); February 11, 2011 (6.125% senior notes due 2021); April 1, 2013 (5.375% senior notes due 2021); April 24, 2014 (4.875% senior notes due 2022); April 1, 2013 (5.750% senior notes due 2023); September 27, 2018 (7.000% senior notes due 2024); December 20, 2016 (8.000% senior notes due 2025); April 3, 2019 (8.000% senior notes due 2026); September 27, 2018 (7.500% senior notes due 2026); June 6, 2017 (8.000% senior notes due 2027); October 5, 2016 (5.500% convertible senior notes due 2026); and February 1, 2017 (6.875% senior notes due 2025), each by and among certain of the Debtors and the Unsecured Notes Trustees, as may be amended, supplemented, or otherwise modified from time to time.

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204.“Unsecured Notes Trustees” means the following entities, each in its capacity as trustee for the Unsecured Notes Indentures: The Bank of New York Trust Company, N.A. (6.625% senior notes due 2020); The Bank of New York Trust Company, N.A. (6.875% senior notes due 2020); The Bank of New York Trust Company, N.A. (6.125% senior notes due 2021); Wilmington Savings Fund Society, FSB (5.375% senior notes due 2021); Wilmington Savings Fund Society, FSB (4.875% senior notes due 2022); Wilmington Savings Fund Society, FSB (5.750% senior notes due 2023); Wilmington Savings Fund Society, FSB (7.000% senior notes due 2024); Wilmington Savings Fund Society, FSB (8.000% senior notes due 2025); Wilmington Savings Fund Society, FSB (8.000% senior notes due 2026); Wilmington Savings Fund Society, FSB (7.500% senior notes due 2026); Wilmington Savings Fund Society, FSB (8.000% senior notes due 2027); Wilmington Savings Fund Society, FSB (5.500% convertible senior notes due 2026); and U.S. Bank National Association (6.875% senior notes due 2025).
B.Rules of Interpretation.
For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (15)  references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like, as applicable; (16) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail; provided that nothing in this clause (2) or clause (3) shall affect any parties’ consent rights over any of the Definitive Documents or any amendments thereto, as provided for in the Restructuring Support Agreement.
C.Computation of Time.
Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

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D.Governing Law.
Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.
E.Reference to Monetary Figures.
All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.
F.Reference to the Debtors or the Reorganized Debtors.
Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.
G.Controlling Document.
In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan or Plan Supplement, the Confirmation Order shall control.
H.Consultation, Information, Notice, and Consent Rights.
Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement, as set forth in the Restructuring Support Agreement (including the exhibits thereto), with respect to the form and substance of this Plan, all exhibits to the Plan, the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein.
Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.
Further, any and all consultation, information, notice, and consent rights of the DIP Agent, DIP Lenders, Revolving Credit Facility Administrative Agent, Revolving Credit Facility Lenders, Exit Facilities Agent, and Exit Facilities Lenders as set forth in the DIP Documents, DIP Order, and Exit Facilities Documents, as applicable, relating to the form and substance of this Plan, all exhibits to the Plan, the Plan Supplement, all other Definitive Documents, and any consents, waivers, or other rights under or from any such documents, shall be incorporated herein by this reference and fully enforceable as if stated in full herein. Failure to reference such rights in specific provisions of this Plan shall not impair such rights and obligations.

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ARTICLE II.
ADMINISTRATIVE CLAIMS, DIP CLAIMS, AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Claims, DIP Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.
A.Administrative Claims.
1.General Administrative Claims.
Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors (with the consent of the Required Consenting Stakeholders) or the Reorganized Debtors, as applicable, or otherwise provided for under the Plan, each holder of an Allowed Administrative Claim (other than holders of Professional Claims, DIP Claims, and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim treatment consistent with section 1129(a)(2) of the Bankruptcy Code in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.
Except as otherwise provided in this Article II.A of the Plan, and except with respect to Administrative Claims that are Professional Claims or DIP Claims, requests for payment of Administrative Claims must be Filed with the Bankruptcy Court and served on the Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the applicable Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property, and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests, if any, must be Filed with the Bankruptcy Court and served on the requesting party no later than 60 days after the applicable Administrative Claims Bar Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with the Bankruptcy Court with respect to an Administrative Claim previously Allowed.
The Debtors shall indefeasibly pay in Cash all Existing RBL Adequate Protection Payments that have accrued and are unpaid as of the Effective Date pursuant to the terms of the DIP Order, and none of the Revolving Credit Facility Administrative Agent, the Revolving Credit Facility Lenders, or the Collateral Trustee shall be required to File a request for payment of an Administrative Claim with the Bankruptcy Court on account of such Existing RBL Adequate Protection Payments. The Debtors’ obligation to pay the Existing RBL Adequate Protection Payments, to the extent not indefeasibly paid in full in Cash on the Effective Date, shall survive the Effective Date and shall not be released or discharged pursuant to this Plan or the Confirmation Order until indefeasibly paid in full in Cash.
2.Professional Compensation.
(a)    Final Fee Applications and Payment of Professional Claims.
All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Claims in Cash

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in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.
(b)    Professional Fee Escrow Account.
On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount, which shall be funded by the Reorganized Debtors. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Allowed Professional Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Claims are Allowed. When such Allowed Professional Claims have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.
(c)    Professional Fee Amount.
Professionals shall reasonably estimate their unpaid Professional Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.
(d)    Post-Confirmation Fees and Expenses.
Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.
B.DIP Claims.
For the avoidance of doubt, the DIP Claims are Allowed in full in accordance with the DIP Order. Except to the extent that a holder of an Allowed DIP Claim agrees to less favorable treatment, on the Effective Date, each holder of an Allowed DIP Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such holder’s Allowed DIP Claims, payment in full in Cash from, at the Debtors’ option, (1) the proceeds of the Exit Facilities available as of the Effective Date and consistent with the Exit Facilities Term Sheet; (2) the proceeds of the Rights Offering; and (3) Cash on hand; provided that to the extent that such DIP Lender is also an Exit Facility Lender, such DIP Lender’s Allowed DIP Claims will first be reduced dollar-for-dollar and satisfied by the amount of its Exit Facilities Loans provided by such DIP Lender as of the Effective Date; provided further that Allowed Superpriority Hedge Claims, if any, shall be converted to secured obligations under the Exit Facilities Documents to the extent permitted under the terms of the documentation evidencing the Superpriority Hedge Claims. For the avoidance of doubt, the Debtors shall indefeasibly pay in cash all DIP Agent Fees and Expenses and non-contingent indemnity obligations owed to the DIP Agent or DIP Lenders that have accrued and are unpaid as of the Effective Date pursuant to the terms of the DIP Order. The Debtors’ obligation to pay the DIP Agent Fees and Expenses and non-contingent indemnity obligations owed to the DIP Agent or DIP Lenders, to the extent not indefeasibly paid in full in Cash on the Effective Date, shall survive the Effective Date and shall not be released or discharged pursuant to this Plan or the Confirmation Order until indefeasibly paid in full in Cash.

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Upon the final and indefeasible payment or satisfaction of the Allowed DIP Claims in accordance with this Article II.B, all Liens and security interests granted to secure the Allowed DIP Claims shall automatically be terminated and of no further force and effect without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.
C.Priority Tax Claims.
Except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.
D.Statutory Fees.
All monthly reports shall be filed in a form reasonably acceptable to the U.S. Trustee, and all fees due and payable pursuant to section 1930 of Title 28 of the United States Code before the Effective Date with respect to the Debtors shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. Each Debtor shall remain obligated to pay quarterly fees to the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.
ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.Classification of Claims and Interests.
This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest fits within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.
The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	Revolving Credit Facility Claims	Impaired	Entitled to Vote
Class 4	FLLO Term Loan Facility Claims	Impaired	Entitled to Vote
Class 5	Second Lien Notes Claims	Impaired	Entitled to Vote
Class 6	Unsecured Notes Claims	Impaired	Entitled to Vote
Class 7	General Unsecured Claims	Impaired	Entitled to Vote

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Class	Claims and Interests	Status	Voting Rights
Class 8	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept / Deemed to Reject)
Class 9	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept / Deemed to Reject)
Class 10	Existing Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
B.Treatment of Claims and Interests.
Each holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent less favorable treatment is agreed to by the Reorganized Debtors and the holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.
1.Class 1 – Other Secured Claims.
(a)Classification: Class 1 consists of all Other Secured Claims.
(b)Treatment: On the Effective Date, each holder of an Allowed Other Secured Claim shall receive, at the Debtors’ option and in consultation with the Required Consenting Stakeholders:
(i)payment in full in Cash;
(ii)the collateral securing its Allowed Other Secured Claim;
(iii)Reinstatement of its Allowed Other Secured Claim; or
(iv)such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.
(c)Voting: Class 1 is Unimpaired under the Plan. Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.
2.Class 2 – Other Priority Claims.
(a)Classification: Class 2 consists of all Other Priority Claims.
(b)Treatment: Each holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.
(c)Voting: Class 2 is Unimpaired under the Plan. Holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

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3.Class 3 – Revolving Credit Facility Claims.
(a)Classification: Class 3 consists of all Revolving Credit Facility Claims.
(b)Treatment: On the Effective Date, the Revolving Credit Facility Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the Revolving Credit Facility, including all principal, any accrued and unpaid interest at the non-default rate, and all accrued and unpaid fees, expenses, and non-contingent indemnity payable under the Revolving Credit Facility. On the Effective Date, except to the extent the holder of an Allowed Revolving Credit Facility Claim agrees to less favorable treatment, each holder of an Allowed Revolving Credit Facility Claim shall receive, in accordance with such holder’s prior determined allocation, either (i) Tranche A RBL Exit Facility Loans or (ii) Tranche B RBL Exit Facility Loans, on a dollar-for-dollar basis; provided that any Claims on account of accrued but unpaid Existing RBL Adequate Protection Payments shall be paid in full as Cash as set forth in Section II.A.1 of the Plan.
(c)Voting: Class 3 is Impaired under the Plan. Holders of Revolving Credit Facility Claims are entitled to vote to accept or reject the Plan.
4.Class 4 – FLLO Term Loan Facility Claims.
(a)Classification: Class 4 consists of all FLLO Term Loan Facility Claims.
(b)Treatment: On the Effective Date, the FLLO Term Loan Facility Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the FLLO Term Loan Facility, including all principal, accrued and unpaid interest at the applicable default rate, the make whole amount, and all accrued and unpaid fees, expenses, and non-contingent indemnity payable under the FLLO Term Loan Facility. On the Effective Date, each holder of an Allowed FLLO Term Loan Facility Claim shall receive its Pro Rata share of (i) 76 percent of the New Common Stock (subject to dilution on account of the Management Incentive Plan, the Rights Offering, the Put Option Premium, and the New Warrants) and (ii) the FLLO Rights.
(c)Voting: Class 4 is Impaired under the Plan. Holders of FLLO Term Loan Facility Claims are entitled to vote to accept or reject the Plan.
5.Class 5 – Second Lien Notes Claims.
(a)Classification: Class 5 consists of all Second Lien Notes Claims.
(b)Treatment: On the Effective Date, the Second Lien Notes Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the Second Lien Notes Indenture, including the aggregate outstanding principal amount of Second Lien Notes, any premium (including the Make-Whole Premium (as defined in the Second Lien Notes Indenture)), and accrued and unpaid interest. Each holder of an Allowed Second Lien Notes Claim shall receive its Pro Rata share of (i) 12 percent of the New Common Stock (subject to dilution on account of the Management Incentive Plan, the Rights Offering, the Put Option Premium, and the New Warrants), (ii) the Second Lien Rights, (iii) the New Class A Warrants, (iv) the New Class B Warrants, and (v) 50 percent of the New Class C Warrants.
(c)Voting: Class 5 is Impaired under the Plan. Holders of Second Lien Notes Claims are entitled to vote to accept or reject the Plan.

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6.Class 6 – Unsecured Notes Claims.
(a)Classification: Class 6 consists of all Unsecured Notes Claims.
(b)Treatment: On the Effective Date, the Unsecured Notes Claims shall be deemed Allowed in full, and each holder of an Allowed Unsecured Notes Claim shall receive its Pro Rata share of the Unsecured Claims Recovery.
(c)Voting: Class 6 is Impaired under the Plan. Holders of Unsecured Notes Claims are entitled to vote to accept or reject the Plan.
7.Class 7 – General Unsecured Claims.
(a)Classification: Class 7 consists of all General Unsecured Claims.
(b)Treatment: On the Effective Date, each holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of the Unsecured Claims Recovery; provided that to the extent such Allowed General Unsecured Claim is a Convenience Claim, such Holder shall receive the Convenience Claim Distribution.
(c)Voting: Class 7 is Impaired under the Plan. Holders of General Unsecured Claims are entitled to vote to accept or reject the Plan.
8.Class 8 – Intercompany Claims.
(a)Classification: Class 11 consists of all Intercompany Claims.
(b)Treatment: On the Effective Date, unless otherwise provided for under the Restructuring Transactions Memorandum, each Allowed Intercompany Claim shall have its Claim:
(i)    Reinstated; or
(ii)    distributed, contributed, set off, settled, canceled and released, or otherwise addressed at the option of the Debtors with the consent of the Required Consenting Stakeholders; provided that no distribution shall be made on account of any such Intercompany Claims.
(c)Voting: Class 8 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 8 is not entitled to vote to accept or reject the Plan.

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9.Class 9 – Intercompany Interests.
(a)Classification: Class 9 consists of all Intercompany Interests.
(b)Treatment: On the Effective Date, each holder of Intercompany Interests shall have such Interest:
(i)    Reinstated; or
(ii)    canceled, released, and extinguished without any distribution at the Debtors’ election with the consent of the Required Consenting Stakeholders.
(c)Voting: Class 9 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 9 is not entitled to vote to accept or reject the Plan.
10.Class 10 – Existing Equity Interests.
(a)Classification: Class 10 consists of all Existing Equity Interests.
(b)Treatment: On the Effective Date, each holder of Existing Equity Interests shall have such Interest cancelled, released, and extinguished without any distribution.
(c)Voting: Class 10 is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 14 is not entitled to vote to accept or reject the Plan.

C.Special Provision Governing Unimpaired Claims.
Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.
D.Elimination of Vacant Classes.
Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.
E.Voting Classes, Presumed Acceptance by Non-Voting Classes.
If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.
F.Intercompany Interests.
To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims.

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G.Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.
Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors reserve the right, subject to the prior consent of the Required Consenting Stakeholders, which shall not be unreasonably withheld, to modify the Plan in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.
H.Controversy Concerning Impairment.
If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.
I.Subordinated Claims and Interests.
The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Any such contractual, legal, or equitable subordination rights shall be settled, compromised, and released pursuant to the Plan.
ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.General Settlement of Claims and Interests.
As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the DIP Claims, Revolving Credit Facility Claims, FLLO Term Loan Facility Claims, Second Lien Notes Claims, and Unsecured Notes Claims and (2) any claim to avoid, subordinate, or disallow any DIP Claims, Revolving Credit Facility Claims, FLLO Term Loan Facility Claims, Second Lien Notes Claims, and Unsecured Notes Claims, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise, including, without limitation, any claim of subordination or turnover of any payments arising under any provision of the Intercreditor Agreement, including, but not limited to, any turnover provisions in sections 3.05, 4.02(l), 6.01 and 7.03 thereof, or the Collateral Trust Agreement, including sections 5.05, 6.02(o), 8.01, and 9.03 thereof (the “Turnover Provisions”). In consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the FLLO Term Loan Facility Lenders and Revolving Credit Facility Lenders shall conclusively, absolutely, irrevocably and forever waive any rights they have to seek subordination or turnover of any payments arising under any provision of the Intercreditor Agreement, including, but not limited to, the Turnover Provisions. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

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B.Restructuring Transactions.
On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions, including as set forth in the Restructuring Transactions Memorandum. The Restructuring Transactions Memorandum shall be reasonably acceptable to the Required Consenting Stakeholders. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; (4) the execution and delivery of the New Organizational Documents; (5) the execution and delivery of the Exit Facilities Documents (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees to be paid by the Debtors or the Reorganized Debtors, as applicable), subject to any post-closing execution and delivery periods provided for in the Exit Facilities Documents; (6) execution and delivery of the Registration Rights Agreement; (7) pursuant to the Rights Offering Procedures and the Backstop Commitment Agreement, the implementation of the Rights Offering, the distribution of the Rights to the Rights Offering Participants as of the Rights Offering Record Date, and the issuance of New Common Stock in connection therewith; (8) the issuance of the New Common Stock and the New Warrants as set forth in the Plan; and (9) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan. On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.
C.Midstream Savings Requirement.
In the event that sufficient savings with respect to the Debtors’ midstream contracts (as determined by the Required Plan Sponsors) are not achieved, unless the Debtors and the Required Consenting Stakeholders agree otherwise (but subject to the reasonable written consent of the DIP Agent and the Required Consenting DIP Lenders), certain of the Debtors’ assets will be separated from the Debtors’ remaining assets to the extent not inconsistent with 28 U.S.C. § 959(b). The Debtors’ restructuring will then be consummated with respect to the remaining assets, and the separated assets will be wound down in a manner agreed to by the Debtors and the Required Consenting Stakeholders.
D.Reorganized Debtors.
On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their applicable New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or Reorganized Debtors. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.
From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Organizational Documents and the Exit Facilities Documents, as the boards of directors of the applicable Reorganized Debtors deem appropriate.

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E.Sources of Consideration for Plan Distributions.
The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations or asset dispositions; (2) Cash proceeds from the sale of New Common Stock pursuant to the Rights Offering; (3) the New Common Stock; (4) the New Warrants; and (5) the proceeds of the Exit Facilities, as applicable. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain Securities in connection with the Plan, including the New Common Stock and the Rights will be exempt from SEC registration to the fullest extent permitted by law, as described more fully in Article VI.D below.
1.Rights Offering.
The Debtors shall distribute the Rights to the Rights Offering Participants on behalf of the Reorganized Debtors as set forth in the Plan and the Rights Offering Procedures. Pursuant to the Backstop Commitment Agreement and the Rights Offering Procedures, the Rights Offering shall be open to all Rights Offering Participants, and (a) Rights Offering Participants that are holders of Allowed FLLO Term Loan Facility Claims shall be entitled to participate in the Rights Offering up to a maximum amount of each holder’s Pro Rata share of the FLLO Rights; (b) Rights Offering Participants that are holders of Allowed Second Lien Notes Claims shall be entitled to participate in the Rights Offering up to a maximum amount of each holder’s Pro Rata share of the Second Lien Rights; and (c) Rights Offering Participants that are Backstop Parties (or have certain rights and obligations of Backstop Parties pursuant to agreement of the parties to the Backstop Commitment Agreement) shall be entitled to participate in the Rights Offering up to a maximum amount of each holder’s Backstop Party Rights. Rights Offering Participants shall have the right to purchase their allocated shares of New Common Stock at the per share price set forth in the Backstop Commitment Agreement and the Rights Offering Procedures.
Upon exercise of the Rights by the Rights Offering Participants pursuant to the terms of the Backstop Commitment Agreement and the Rights Offering Procedures, Reorganized Chesapeake shall be authorized to issue the New Common Stock issuable pursuant to such exercise.
In exchange for the Put Option Premium and in accordance with the Backstop Commitment Agreement, the Backstop Parties have committed to fully backstop, severally and not jointly, the Rights Offering Amount. Pursuant to the Backstop Commitment Agreement and the allocations contained therein (subject to the transfer rights and restrictions contained in the Backstop Commitment Agreement, the “Backstop Allocations”), the Backstop Parties shall, severally and not jointly, backstop the Rights Offering Amount, purchase the New Common Stock not subscribed for purchase by the Rights Offering Participants at the per share purchase price set forth in the Backstop Commitment Agreement and exercise the Backstop Party Rights. The Put Option Premium shall be paid by Chesapeake or Reorganized Chesapeake in accordance with the Backstop Commitment Agreement and Backstop Commitment Agreement Approval Order. For the avoidance of doubt, if the Put Option Premium is payable in Cash pursuant to the terms and conditions set forth in the Backstop Commitment Agreement and Backstop Commitment Agreement Approval Order, the Put Option Premium shall be a superpriority administrative expense with priority in payment over any and all administrative expenses of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, including, but not limited to, sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1113, and 1114 of the Bankruptcy Code, or otherwise and including those resulting from the conversion of any of the Chapter 11 Cases pursuant to section 1112 of the Bankruptcy Code except it shall be unsecured and (i) be subordinated in priority to (a) the DIP Claims and (b) any adequate protection granted on account of the Revolving Credit Facility Claims (and any Claims to which such Claims in (a) or (b) are subordinate); and (ii) payable only after all such Claims set forth in clause (i) have been paid in full in Cash or provided such other treatment as is agreed to by the requisite parties, as set forth in section 3.1 of the Backstop Commitment Agreement.
All shares of the New Common Stock, the New Warrants (and any shares of the New Common Stock issuable upon the exercise thereof), the Rights (and any shares issuable upon the exercise thereof other than the unsubscribed shares of New Common Stock issued to the Backstop Parties pursuant to the Backstop Commitment Agreement), and the shares issuable as part of the Put Option Premium (collectively, the “1145 Securities”) will be issued in reliance

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upon section 1145 of the Bankruptcy Code to the extent permitted under applicable law. The unsubscribed shares of New Common Stock issued to the Backstop Parties pursuant to the Backstop Commitment Agreement (collectively, the “4(a)(2) Securities” and together with the 1145 Securities and any other Securities issued under the Plan, the “Plan Securities”) will be issued in reliance upon section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. Entry of the Confirmation Order shall constitute Bankruptcy Court approval of the Rights Offering (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized Chesapeake in connection therewith). On the Effective Date, the rights and obligations of the Debtors under the Backstop Commitment Agreement shall vest in the Reorganized Debtors, as applicable.
The proceeds of the Rights Offering shall be used by the Debtors or Reorganized Debtors, as applicable, to fund payments under the Plan and for general corporate and strategic purposes as determined by management.
2.Rights and New Common Stock.
Reorganized Chesapeake shall be authorized to issue the Rights and the New Common Stock to certain holders of Claims pursuant to Article III.B. Such New Common Stock shall be issued to Rights Offering Participants and/or Backstop Parties pursuant to the Rights Offering, the Backstop Commitment Agreement, and the New Organizational Documents. Reorganized Chesapeake shall issue all securities, instruments, certificates, and other documents required to be issued by it with respect to all such shares of New Common Stock. All such Rights and shares of New Common Stock, and any other shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and nonassessable.
Prior to the Effective Date, the Required Plan Sponsors shall determine whether Reorganized Chesapeake shall use commercially reasonable efforts to (i) cause the New Common Stock to be listed on a National Securities Exchange on the Effective Date or to (ii) cause the New Common Stock to be listed on an Alternative Securities Exchange on the Effective Date or as soon as reasonably practicable thereafter, to engage a market maker for the New Common Stock and to take other reasonable steps to establish that the New Common Stock is regularly traded on an established securities market for purposes of section 897 under the Code and Treasury regulations promulgated and proposed to be promulgated thereunder.
3.New Warrants.
On the Effective Date, Reorganized Chesapeake will issue the New Warrants to certain holders of Claims pursuant to Article III.B this Plan. Issuances of the New Warrants shall be governed by the terms and conditions set forth in this Plan and the New Warrant Agreements applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating each such issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s). The New Warrants issued pursuant to the Plan and the shares of New Common Stock that may be issued upon exercise of the New Warrants shall be duly authorized, validly issued, fully paid, and non-assessable, without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable.
4.Exit Facilities.
On the Effective Date, the Reorganized Debtors shall enter into the Exit Facilities (the terms of which will be set forth in the Exit Facilities Documents).
To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Exit Facilities (including the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Bankruptcy Court previously, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Exit Facilities, including the Exit Facilities Documents, and incur and pay any fees and expenses in

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connection therewith, and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the Exit Facilities.
As of the Effective Date, upon the granting or continuation of Liens in accordance with the Plan and the Exit Facilities Documents, such Liens shall constitute valid, binding, enforceable, and automatically perfected Liens in the collateral specified in the Exit Facilities Documents. The Exit Facilities Agent or holder(s) of Liens under the Exit Facilities Documents are authorized to file with the appropriate authorities mortgages, financing statements, and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The guarantees, mortgages, pledges, Liens, and other security interests granted to secure the obligations arising under the Exit Facilities Documents have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law, and the priorities of such Liens and security interests shall be as set forth in the Exit Facilities Documents. The Reorganized Debtors and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.
F.Convenience Claim Distribution Reserve.
On the Effective Date, the Reorganized Debtors shall establish and fund the Convenience Claim Distribution Reserve with Cash in an amount equal to $10,000,000.00. The Convenience Claim Distribution Reserve shall be maintained in trust solely for holders of Convenience Claims. Such funds shall not be considered property of the Debtors or the Reorganized Debtors; provided that any funds remaining in the Convenience Claim Distribution Reserve after all Convenience Claim Distributions have been made shall be distributed to and vest in the Reorganized Debtors. Convenience Claims shall be paid in accordance with Article V1.A of the Plan.
G.Corporate Existence.
Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended, amended and restated, or replaced under the Plan or otherwise, including pursuant to the New Organizational Documents, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended, amended and restated, or replaced pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
H.Vesting of Assets in the Reorganized Debtors.
Except as otherwise provided in the Confirmation Order, the Plan (including, for the avoidance of doubt, the Restructuring Transactions Memorandum), or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each

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Estate that constitutes property of the Estate under section 541 of the Bankruptcy Code, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
Nothing in the Plan or the Confirmation Order shall operate as a finding or determination that funds (1) held by the Debtors or subject to their control and (2) to which any holder of a Royalty and Working Interest has asserted or may assert a right of entitlement or ownership on account of such Royalty and Working Interest, constitute property of any of the Estates under section 541 of the Bankruptcy Code or otherwise. All parties’ rights with respect to such issue remain unaffected by Confirmation of the Plan and entry of the Confirmation Order.
I.Cancellation of Existing Securities and Agreements.
On the Effective Date, except as otherwise provided in this Plan, all notes, instruments, certificates, credit agreements, indentures, security agreements, collateral agreements, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for or preserved pursuant to this Plan or the Confirmation Order.
Notwithstanding anything to the contrary herein, to the extent cancelled pursuant to this Plan, the DIP Credit Agreement, the Revolving Credit Facility Credit Agreement, the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, the Second Lien Notes Indenture, and the Unsecured Notes Indentures shall continue in effect solely to the extent necessary to: (1) permit holders of Claims under the DIP Credit Agreement, the Revolving Credit Facility Credit Agreement, the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, the Second Lien Notes Indenture, and the Unsecured Notes Indentures to receive their respective Plan distributions, if any; (2) permit the Debtors or the Reorganized Debtors to make Plan distributions on account of the Allowed Claims under the DIP Credit Agreement, the Revolving Credit Facility Credit Agreement, the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, the Second Lien Notes Indenture, and the Unsecured Notes Indentures; (3) permit the Agents and Trustees to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the DIP Order, the DIP Credit Agreement, this Plan, and the Confirmation Order, as applicable; (4) allow the Agents and Trustees to enforce their rights, claims, and interests against any party other than the Debtors; (5) preserve any rights of the Agents and Trustees to payment of fees, expenses, and indemnification obligations as against any money or property distributable to holders of Claims under the DIP Credit Agreement, the Revolving Credit Facility Credit Agreement, the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, the Second Lien Notes Indenture, and the Unsecured Notes Indentures, respectively, including any rights to priority of payment and/or to exercise charging liens; (6) permit the Agents and Trustees to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or an appellate court, including to enforce any obligation owed to the Agents and Trustees or other holders of Claims under the DIP Credit Agreement, the Revolving Credit Facility Credit Agreement, the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, the Second Lien Notes Indenture, and the Unsecured Notes Indentures, as applicable; (7) preserve the rights and obligations of the parties under the Exit Facilities Documents, as applicable; and (8) allow the Agents and Trustees to maintain any right of indemnification, contribution, or subrogation under the DIP Credit Agreement, the Revolving Credit Facility Credit Agreement, the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, the Second Lien Notes Indenture, and the Unsecured Notes Indentures.
Except as provided in this Plan, on the Effective Date, the Agents and Trustees, and their respective agents, successors, and assigns, shall be automatically and fully discharged of all of their duties and obligations associated with the DIP Credit Agreement, the Revolving Credit Facility Credit Agreement, the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, the Second Lien Notes Indenture, and the Unsecured Notes Indentures, as applicable. To the extent cancelled in accordance with this Plan, the commitments and obligations (if any) of the holders under the DIP Credit Agreement, the Revolving Credit Facility Credit Agreement, the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, the Second Lien Notes Indenture, and the Unsecured

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Notes Indentures to extend any further or future credit or financial accommodations to any of the Debtors, any of the Debtors’ respective subsidiaries, or any of the Debtors’ respective successors or assigns under the DIP Credit Agreement, the Revolving Credit Facility Credit Agreement, the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, the Second Lien Notes Indenture, and the Unsecured Notes Indentures, as applicable, shall fully terminate and be of no further force or effect on the Effective Date.
J.Corporate Action.
Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) implementation of the Restructuring Transactions, including the Rights Offering; (2) selection of the directors and officers for the Reorganized Debtors; (3) the issuance and distribution of the New Common Stock in accordance with the Plan, including all shares of New Common Stock issued by Reorganized Chesapeake to the Backstop Parties as part of the Put Option Premium and the unsubscribed shares of New Common Stock issued to Backstop Parties pursuant to the Backstop Commitment Agreement; (4) issuance and distribution of the Rights and subsequent issuance and distribution of New Common Stock issuable upon exercise of such Rights; (5) execution and delivery of the Registration Rights Agreement; (6) issuance and distribution of the New Warrants and entry into the New Warrants Agreements; (7) entry into the Exit Facilities Documents; (8) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (9) approval and adoption of the New Organizational Documents; (10) entry into the Management Incentive Plan; (11) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (12) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, Rights, the Registration Rights Agreement, the Management Incentive Plan, the New Warrants and the New Warrants Agreements, the New Organizational Documents, the Exit Facilities Documents, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.J shall be effective notwithstanding any requirements under nonbankruptcy law.
K.New Organizational Documents.
On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state if and to the extent required in accordance with the applicable laws of the respective state. The New Organizational Documents will (i) prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code; (ii) with respect to the New Organizational Documents of Reorganized Chesapeake, authorize the issuance of New Common Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan (including as a result of the exercise of New Warrants); and (iii) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein. The New Organizational Documents shall also provide for the indemnification and exculpation of directors, officers and appropriate persons to the fullest extent permitted by applicable law.
If requested by the Required Consenting Stakeholders before the Effective Date, the New Organizational Documents will include transfer restrictions designed to limit an ownership change for purposes of section 382 of the Code or otherwise the Debtors or Reorganized Debtors, as applicable, may adopt and implement a stockholder rights plan designed for such purpose, in each case effective upon the Effective Date.

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The New Organizational Documents of Reorganized Chesapeake shall also provide that until such time as the New Common Stock is listed on a National Securities Exchange the Reorganized Debtors shall not, without the approval of the holders of the majority of outstanding New Common Stock: (i) issue shares of New Common Stock in excess of 5% of the fully-diluted number of shares of New Common Stock outstanding and authorized for issuance under the Plan on the Effective Date (including all shares contemplated under the claims recovery, the New Warrants, the Rights Offering, the Backstop Commitment Agreement and the Management Incentive Plan) or authorize or issue any shares of preferred stock; provided that this limitation shall not apply in connection with the adoption of a bona fide stockholder rights plan by Reorganized Chesapeake’s board of directors; (ii) enter into any sales, transfers or licenses of any Reorganized Chesapeake subsidiary, division, operation, business, line of business, assets or property, in each case, held by Reorganized Chesapeake or any of its subsidiaries with any person other than Reorganized Chesapeake or one or more of its wholly-owned subsidiaries involving consideration in excess of $50,000,000 per transaction or series of related transactions; or (iii) make any acquisition, by merger, consolidation or stock or asset purchase or investment with respect to any business, assets, property or any corporation or other entity, involving consideration in excess of $50,000,000 per transaction or series of related transactions.
On or after the Effective Date, the Reorganized Debtors may amend, amend and restate or modify their respective New Organizational Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended, amended and restated or modified certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of their respective state of incorporation and the New Organizational Documents.
L.Indemnification Obligations.
Consistent with applicable law, all indemnification provisions in place as of the Effective Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, the DIP Order, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, the DIP Agent, the DIP Lenders, the Revolving Credit Facility Agent, the Consenting Revolving Credit Facility Lenders, the Consenting FLLO Term Loan Facility Lenders, the Collateral Trustee, the Second Lien Notes Trustee, the Consenting Second Lien Noteholders, and the Consenting Unsecured Noteholders, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Plan on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, the DIP Agent, the DIP Lenders, the Revolving Credit Facility Agent, the Consenting Revolving Credit Facility Lenders, the Consenting FLLO Term Loan Facility Lenders, the Collateral Trustee, the Second Lien Notes Trustee, the Consenting Second Lien Noteholders, and the Consenting Unsecured Noteholders, as applicable, than the indemnification provisions in place prior to the Effective Date.
M.Directors and Officers of the Reorganized Debtors.
As of the Effective Date, the terms of the current members of the board of directors of Chesapeake shall expire and the new directors and officers of the Reorganized Chesapeake shall be appointed. The identities of directors on the New Board shall be set forth in the Plan Supplement to the extent known at the time of Filing. Each member of the New Board will serve from and after the Effective Date pursuant to applicable law and the terms of the New Organizational Documents. The existing boards of directors and other governing bodies of the other Reorganized Debtors will be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Person or Entity.
Corporate governance for Reorganized Chesapeake, including charters, bylaws, operating agreements, or other organization documents, as applicable, shall be consistent with section 1123(a)(6) of the Bankruptcy Code and the New Organizational Documents.
N.Effectuating Documents; Further Transactions.
On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities,

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instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, Exit Facilities entered into, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.
O.Section 1146 Exemption.
To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Stock and the New Warrants (including the New Common Stock that may be issuable upon exercise of the New Warrants); (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facilities; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
P.Director and Officer Liability Insurance.
Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to sections 105 and 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the unexpired D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed.
In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.
Q.Management Incentive Plan.
On the Plan Effective Date, the Reorganized Debtors shall adopt a management incentive plan (the “Management Incentive Plan”). All grants under the Management Incentive Plan shall be determined at the sole discretion of the New Board including, without limitation, with respect to the participants, allocation, timing, and the form and structure of the options, warrants, and/or equity compensation to be provided thereunder and taking into account market compensation levels and historical equity compensation structures.

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R.Employee Benefits.
Unless otherwise provided herein, and subject to Article V hereof, all wages, compensation, and benefits programs, including executive compensation programs and any motions in the Bankruptcy Court for the approval thereof, will be continued according to existing terms and practices. On the Effective Date, the Debtors shall (1) assume all employment agreements, indemnification agreements, or other agreements entered into with current and former employees; or (2) enter into new agreements with such employees on terms and conditions acceptable to the Debtor and such employee. Notwithstanding the foregoing, any employment agreements or other employment-related agreements that provide for any acceleration or enhancement of payments (including severance payments), vesting, benefits, or other rights in connection with a transaction that constitutes a change in control, change of control, or similar concept under such agreements, shall only be assumed if and to the extent that the Debtors, with the consent of the Required Plan Sponsors, obtain waivers specifying that the consummation of the Restructuring Transactions shall not trigger any such rights under such agreements.
For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.
Notwithstanding the foregoing, on the Effective Date, the Debtors may enter into new arrangements with employees on terms and conditions acceptable to the Debtors, the Required Plan Sponsors, and such employee.
S.Preservation of Causes of Action.
In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than: (i) the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date; and (ii) all Causes of Action that arise under sections 544, 547, 548, and 549 of the Bankruptcy Code and state fraudulent conveyance law.
The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII hereof. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date. Any such objection that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty (30) days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

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The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.
T.Preservation of Royalty and Working Interests.
Notwithstanding any other provision in the Plan, on and after the Effective Date, all Royalty and Working Interests shall remain in full force and effect in accordance with the terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests.
Royalty and Working Interests shall not be modified, affected or impaired in any manner by any provision of the Plan or the Confirmation Order, including but not limited to any injunctive or stay relief, and the legal and equitable rights, interests, defenses, and obligations of holders of Royalty and Working Interests, with respect to such Royalty and Working Interests, shall not be modified, affected or impaired in any manner by the provisions of the Plan or the Confirmation Order; provided that, to the extent applicable, any Other Secured Claims, General Unsecured Claims, or Administrative Claims of holders of Royalty and Working Interests shall be treated in accordance with Articles II and III hereof. Nor shall the Plan or the Confirmation Order modify, affect or impair the rights and defenses of the Debtors or the Reorganized Debtors with respect to the Royalty and Working Interests. The Debtors’ and the Reorganized Debtors’ rights to dispute the amounts owing on account of Royalty and Working Interests and to assert that prepetition Claims for such amounts have been discharged by the Plan or the Confirmation Order are expressly preserved and reserved. Nothing in this Plan or the Confirmation Order shall be deemed a finding or determination as to whether any such amount owed by the Debtors or the Reorganized Debtors on account of Royalty and Working Interests is a Claim or a specific type of Claim, if the amount has been discharged, or to what extent (if any) funds held by the Debtors or the Reorganized Debtors or subject to their control, with respect to which funds any holder of a Royalty and Working Interest has asserted or may assert a right of entitlement or ownership on account of such Royalty and Working Interest, constitute property of any of the Estates under section 541 of the Bankruptcy Code or otherwise; provided, however, that any determination with respect to the foregoing shall be made by the Bankruptcy Court. All parties’ rights are preserved and reserved with respect to such findings or determinations; provided that, to the extent applicable, any Administrative Claims, Other Secured Claims or General Unsecured Claims of holders of Royalty and Working Interests on account of Royalty and Working Interests shall be treated in accordance with Article II or III hereof, as appropriate.
Notwithstanding anything in the Plan or the Confirmation Order to the contrary, the Debtors or the Reorganized Debtors shall continue paying all undisputed amounts owing on account of Royalty and Working Interests, including with respect to suspense funds as and when reconciled, in the ordinary course of business and in accordance with all applicable agreements and laws.
Nothing in the Plan or the Confirmation Order shall affect the Debtors’ or the Reorganized Debtors’ obligations to comply with all federal, state and local laws, rules and regulations with respect to Royalty and Working Interests and holders thereof, including, without limitation, laws, rules and regulations regarding inspection of books and records and segregation or escrow of funds or production proceeds belonging and/or payable to holders of Royalty and Working Interests.
U.Resolution of Pending Litigation.
The Debtors may remove to the Bankruptcy Court by the Removal Deadline any litigation pending as of the Petition Date that alleges claims or causes of action that, if successful, would not result in a Claim. Notwithstanding the foregoing, (i) pending litigation alleging personal injury claims or causes of action, (ii) pending litigation for which the automatic stay has been lifted pursuant to section 362 of the Bankruptcy Code, and (iii) any litigation not removed

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by the Removal Deadline shall proceed to final judgment in the jurisdiction in which such litigation was pending as of the Petition Date; provided that any Claim resulting from a final judgment in any such litigation shall be treated in accordance with the Plan.
V.Payment of Certain Fees.
Without any further notice to or action, order, or approval of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, shall pay on the Effective Date the Restructuring Expenses, subject to the conditions set forth in this Article IV.V of the Plan. The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) Business Days before the anticipated Effective Date or such later time as required by the Debtors; provided that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On or as soon as practicable after the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay pre- and post-Effective Date Restructuring Expenses related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date. For the avoidance of doubt, nothing in this paragraph shall be deemed to impair, waive, discharge, or negatively impact or affect any rights of the FLLO Term Loan Facility Administrative Agent, the Collateral Trustee, and the Second Lien Notes Trustee to payment of fees, expenses, and indemnification obligations solely as against any money or property distributable to holders of Claims under the FLLO Term Loan Facility Credit Agreement, the Collateral Trust Documents, or the Second Lien Notes Indenture, as applicable, including any rights to priority of payment and/or to exercise charging liens. Notwithstanding anything in the Plan, including Article IV.I hereof, reimbursement of the Second Lien Notes Trustee’s financial advisor’s fees and expenses shall be limited to $250,000 in the aggregate, and no Person shall be entitled to increase or seek to increase this $250,000 limit or use a charging lien or seek payment for such financial advisor’s or any financial advisor to the Second Lien Notes Trustee’s fees and expenses from any other source.
Without limiting the obligations of the Debtors or Reorganized Debtors to pay the DIP Agent Fees and Expenses and any fees, costs and expenses of the Exit Facilities Agent pursuant to the Exit Facilities Documents, the Reorganized Debtors shall pay all post-Effective Date expenses incurred by the DIP Agent and/or the Exit Facilities Agent related to implementation, consummation, and defense of the Plan, whether incurred on or after the Effective Date.
ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.Assumption and Rejection of Executory Contracts and Unexpired Leases.
On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (1) identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or (5) have an ordered or requested effective date of rejection that is after the Effective Date.
Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, the Assumed Executory Contract and Unexpired Leases Schedule, or the Rejected Executory Contracts and Unexpired Leases Schedule, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy

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Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.
To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right, with the consent of the Required Consenting Stakeholders, to alter, amend, modify, or supplement the Assumed Executory Contracts and Unexpired Leases Schedule and the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to forty-five (45) days after the Effective Date, so long as such allocation, amendment, modification, or supplement is consistent with the Restructuring Support Agreement.
B.Claims Based on Rejection of Executory Contracts or Unexpired Leases.
Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.7 of this Plan.
C.Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.
Any monetary defaults under each Assumed Executory Contract or Unexpired Lease shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, or as soon as reasonably practicable thereafter, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.
Any objection by a contract or lease counterparty to a proposed assumption of an Executory Contract or Unexpired Lease or the related cure cost (including as set forth on the Assumed Executory Contracts and Unexpired Leases Schedule) must be Filed, served, and actually received by the Debtors in accordance with the Disclosure Statement Order or other applicable Final Order of the Bankruptcy Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have consented to such assumption or proposed cure amount. For the avoidance of doubt, to the extent an Executory Contract or Unexpired Lease proposed to be assumed is not listed as having a related cure cost, any counterparty to such Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption will be deemed to

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have consented to such assumption and deemed to release any Claim or Cause of Action for any monetary defaults under such Executory Contract or Unexpired Lease.
For the avoidance of doubt, the Debtors or the Reorganized Debtors, as applicable, with the consent of the Required Consenting Stakeholders, may add any Executory Contract or Unexpired Lease proposed to be assumed to the Rejected Executory Contracts and Unexpired Leases Schedule in accordance with the time limits provided by the Plan for any reason, including if the Bankruptcy Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable cure notice or the Plan, in which case such Executory Contract or Unexpired Lease is deemed rejected as the Effective Date.
Assumption of any Executory Contract or Unexpired Lease shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any Assumed Executory Contract or Unexpired Lease at any time before the effective date of assumption. Any Proofs of Claim Filed with respect to an Assumed Executory Contract or Unexpired Lease shall be deemed disallowed, without further notice to or action, order, or approval of the Bankruptcy Court.
D.Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.
Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases.
E.Insurance Policies.
Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, any Plan Supplement, the Confirmation Order, the Restructuring Support Agreement, the Restructuring Term Sheet, any Bar Date notice or Claim objection, any other document related to any of the foregoing or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction, discharge or release, or confers Bankruptcy Court jurisdiction or requires a party to opt out of any releases):
(1) on the Effective Date the Reorganized Debtors shall be deemed to have assumed all unexpired Insurance Policies in their entirety pursuant to sections 105 and 365 of the Bankruptcy Code; (2) all unexpired Insurance Policies shall re-vest in the Reorganized Debtors, unaltered, other than that on and after the Effective Date, the Reorganized Debtors shall be liable for all debts, obligations, and liabilities of the Debtors (and, after the Effective Date, of the Reorganized Debtors) under the Insurance Policies, regardless of when such debts, obligations, and liabilities arise, without the need or requirement for any Insurer to file a Proof of Claim, an Administrative Claim, a Cure Claim or to object to any cure amount, and thereafter the Reorganized Debtors may, subject to the terms of the Insurance Policies and applicable non-bankruptcy law, resolve any Claims covered by the Insurance Policies, resolve any Causes of Action, if any, in connection with the Insurance Policies, and collect any and all outstanding deposits, restricted cash, and letters of credit, if any, related thereto; (3) nothing shall alter, modify, amend, affect, impair or prejudice the legal, equitable or contractual rights, obligations, and defenses of the Insurers, the Debtors (or, after the Effective Date, the Reorganized Debtors), or any other individual or entity, as applicable, under any Insurance Policies; and (4) the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article VIII of the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Bankruptcy Court, solely to permit: (I) claimants with valid workers’ compensation claims or direct action claims against an Insurer under applicable non-bankruptcy law to proceed with their claims; (II) the Insurers to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (A) workers’ compensation claims, (B) claims where a claimant asserts a direct claim against any Insurer under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay to proceed with its claim, and (C) all costs in relation to each of the foregoing; and (III) the Insurers to cancel any Insurance Policies, and take other actions relating thereto, to the extent permissible under applicable non-bankruptcy law, and in accordance with the terms of the Insurance Policies.

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F.Reservation of Rights.
Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.
G.Nonoccurrence of Effective Date.
In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.
H.Contracts and Leases Entered Into After the Petition Date.
Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.
ARTICLE VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.Timing and Calculation of Amounts to Be Distributed.
Unless otherwise provided in the Plan, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter), each holder of an Allowed Claim or Allowed Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Allowed Interests in the applicable Class.
With respect to holders of Allowed Unsecured Notes Claims and Allowed General Unsecured Claims other than Convenience Claims, each such holder shall receive from the Unsecured Claims Recovery (1) an initial distribution on account of such holder’s Allowed Unsecured Notes Claim or General Unsecured Claim on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter); and (2) upon completion of the Claims reconciliation process, its Pro Rata share of the remaining Unsecured Claims Recovery.
With respect to holders of Convenience Claims, each such holder shall receive from the Convenience Claim Distribution Reserve (1) an initial distribution on account of such holder’s Convenience Claim on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter); and (2) upon completion of the Claims reconciliation process, its Pro Rata share of the remaining Convenience Claim Distribution Reserve; provided that no Convenience Claim shall recover in excess of 5 percent of such Convenience Claim; provided, further, that any funds remaining in the Convenience Claim Distribution Reserve after all Convenience Claim Distributions have been made shall be distributed to and vest in the Reorganized Debtors.
In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.
If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII of the Plan.

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B.Delivery of Distributions and Undeliverable or Unclaimed Distributions.
1.Record Date for Distribution.
On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly traded Security or FLLO Term Loan Facility Claim, is transferred twenty (20) or fewer days before the Distribution Record Date, distributions shall be made to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.
2.Delivery of Distributions in General.
Except as otherwise provided herein, the Reorganized Debtors shall make distributions to holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors and, with respect to distributions on account of FLLO Term Loan Facility Claims, the Required Plan Sponsors.
3.No Fractional Distributions.
No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded to the next lower whole number with no further payment therefor; provided, however, that fractional shares rounding determination with respect to the Rights Offering shall be subject to the Rights Offering Procedures. The total number of authorized shares of New Common Stock to be distributed to holders of Allowed Claims hereunder shall be adjusted as necessary to account for the foregoing rounding.
4.Minimum Distributions.
Notwithstanding any other provision of the Plan, holders of Allowed Claims entitled to distributions of $5 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII of this Plan, and its holder shall be forever barred from asserting that Claim against the Reorganized Debtors or their property.
5.Undeliverable Distributions and Unclaimed Property.
In the event that any distribution to any holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such holder shall be made unless and until the Reorganized Debtors have determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.
6.Surrender of Canceled Instruments or Securities.
On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with Article IV.I hereof shall be deemed to have surrendered such certificate or instrument to the Debtors. Such surrendered certificate or instrument shall be

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cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the holder of a Claim or Interest, which shall continue in effect for purposes of allowing holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights.
7.Delivery of Distributions on Second Lien Notes Claims and Unsecured Notes Claims.
The Debtors shall make all distributions required under the Plan. Notwithstanding any provision of the Plan to the contrary, distributions to holders of Second Lien Notes Claims and Unsecured Notes Claims shall be made to or at the direction of each of the Trustees for distribution under the applicable indentures and bond agreements. The Trustees may transfer or direct the transfer of such distributions directly through the facilities of the applicable securities depository and clearing house and will be entitled to recognize and deal with, for all purposes under the Plan, holders of Second Lien Notes Claims and Unsecured Notes Claims, as applicable, as is consistent with the ordinary practices of the applicable depositories. Such distributions shall be subject to the right of each of the Trustees under the applicable indenture or bond agreements, including their rights to assert and exercise charging liens against such distributions.
C.Manner of Payment.
Except as otherwise set forth herein, all distributions of Cash, the New Common Stock, the New Warrants, and the Rights, as applicable, to Holders of Allowed Claims under the Plan shall be made by the Debtors or the Reorganized Debtors, as applicable. At the option of the Reorganized Debtors (in consultation with and subject to the reasonable consent of the Required Consenting Stakeholders), any Cash payment to be made under the Plan, if any, may be made by check or wire transfer or as otherwise required or provided in the applicable agreements.
D.Exemption from Securities Laws.
All 1145 Securities will be issued in reliance upon section 1145 of the Bankruptcy Code to the extent permitted under applicable law. All 4(a)(2) Securities will be issued in reliance upon section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom.
Pursuant to section 1145 of the Bankruptcy Code, the issuances of the 1145 Securities are exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration before the offering, issuance, distribution, or sale of such securities, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act.  Each of the 1145 Securities (1) is not a “restricted security” as defined in Rule 144(a)(3) under the Securities Act; and (2) is freely tradable and transferable by any initial recipient thereof that at the time of transfer or as a result thereof, is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act.
The 4(a)(2) Securities will be issued without registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. To the extent issued in reliance on Section 4(a)(2) of the Securities Act or Regulation D thereunder, the 4(a)(2) Securities will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law.
Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Common Stock (including any shares issuable as part of the Put Option Premium or issuable upon exercise of the Rights other than the unsubscribed shares of New Common Stock issued to the Backstop Parties pursuant to the Backstop Commitment Agreement) or the New Warrants (and any Shares of the New Common Stock issuable upon the exercise of the New Warrants) through the facilities of DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to such treatment under applicable securities laws.

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DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether any of the New Common Stock issuable upon exercise of the Rights, as applicable, are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.
Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock issuable upon exercise of the Rights, as applicable, are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.
Each Backstop Party that receives Plan Securities will be entitled to registration rights and sale support rights with respect to all such Securities to be documented in the Registration Rights Agreement in form and substance satisfactory to the Required Plan Sponsors.
E.Compliance with Tax Requirements.
In connection with the Plan, to the extent applicable, the Debtors, the Reorganized Debtors, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.
F.Allocations.
Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to the remainder of the Claims, including any Claims for accrued but unpaid interest.
G.No Postpetition or Default Interest on Claims.
Notwithstanding any provision in the Plan, the Confirmation Order, or any documents that govern the Debtors’ prepetition funded indebtedness or other Claims to the contrary, except as provided in the DIP Order, DIP Credit Agreement, and Articles II.B, III.B.3 and III.B.4 hereof, (a) postpetition and/or default interest shall not accrue or be paid on any Claims; and (b) no Holder of a Claim shall be entitled to (i) interest accruing on or after the Petition Date on any such Claim or (ii) interest at the contract default rate, as applicable.
H.Foreign Currency Exchange Rate.
Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.
I.Setoffs and Recoupment.
Except as expressly provided in this Plan and the DIP Order, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the

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allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder. In no event shall any holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment. Notwithstanding anything to the contrary herein, the Allowed DIP Claims, the Allowed Revolving Credit Facility Claims, the Allowed FLLO Term Loan Facility Claims, the Allowed Second Lien Notes Claims, or the Allowed Unsecured Notes Claims and the Plan distributions to be made on account of such Claims shall not be subject to set off and/or recoupment by the Debtors or the Reorganized Debtors pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, and the Debtors and the Reorganized Debtors hereby waive any and all rights of set off or recoupment against such Claims.
J.No Double Payment of Claims.
To the extent that a Claim is Allowed against more than one Debtor’s Estate, there shall be only a single recovery on account of that Allowed Claim, but the holder of an Allowed Claim other than an Allowed Unsecured Notes Claim or Allowed General Unsecured Claim against more than one Debtor may recover distributions from all co-obligor Debtors’ Estates until the holder has received payment in full on the Allowed Claims. No Holder of an Allowed Claim shall be entitled to receive more than payment in full of its Allowed Claim, and each Claim shall be administered and treated in the manner provided by the Plan only until payment in full on that Allowed Claim.
K.Claims Paid or Payable by Third Parties.
1.Claims Paid by Third Parties.
The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.
2.Claims Payable by Third Parties.
No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ Insurance Policies until the holder of such Allowed Claim has exhausted all remedies with respect to such Insurance Policy. To the extent that one or more of the Debtors’ Insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction or otherwise settled), then immediately upon such Insurers’ satisfaction of such Claim, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.
3.Applicability of Insurance Policies.
Except as otherwise provided in the Plan, payments to holders of Claims shall be in accordance with the provisions of any applicable Insurance Policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any Insurance Policies nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any rights or defenses, including coverage defenses, held by such Insurers.

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ARTICLE VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.Allowance of Claims.
After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.
B.Claims Administration Responsibilities.
Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.S of the Plan.
C.Estimation of Claims.
Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim pursuant to applicable law, including, without limitation, pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim, such estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.
D.Adjustment to Claims or Interests without Objection.
Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

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E.Time to File Objections to Claims.
Any objections to Claims shall be Filed on or before the later of (a) one-hundred-eighty (180) days after the Effective Date and (b) such other period of limitation as may be specifically fixed by the Debtors or the Reorganized Debtors, as applicable, or by a Final Order of the Bankruptcy Court for objecting to such claims.
F.Reservation of Rights to Object to Claims.
The failure of the Debtors or the Reorganized Debtors, as applicable, to object to any Claim shall not be construed as an admission to the validity or amount of any such Claim, any portion thereof, or any other claim related thereto, whether or not such claim is asserted in any currently pending or subsequently initiated proceeding, and shall be without prejudice to the right of the Debtors or the Reorganized Debtors, as applicable, to contest, challenge the validity of, or otherwise defend against any such claim in the Bankruptcy Court or non-bankruptcy forum.
G.Disputed and Contingent Claims Reserve.
On or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall establish one or more reserves (including the Convenience Claim Distribution Reserve) for Claims that are contingent or have not yet been Allowed, in an amount or amounts as reasonably determined by the Debtors or Reorganized Debtors, as applicable, consistent with the Proof of Claim Filed by the applicable holder of such Disputed Claim. To the extent that a Disputed Claim may be entitled to receive New Common Stock pursuant to the Plan, such New Common Stock will remain authorized but unissued pending resolution of such Disputed Claim.
Any assets held in any such reserve shall be subject to the tax rules that apply to “disputed ownership funds” under 26 C.F.R. 1.468B–9. As such, such assets will be subject to entity-level taxation, and the Debtors and Reorganized Debtors, as applicable, shall be required to comply with the relevant rules.
H.Disallowance of Claims or Interests.
Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.
Except as otherwise provided herein or as agreed to by the Reorganized Debtors, any and all Proofs of Claim Filed after the Claims Bar Date shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and holders of such Claims may not receive any distributions on account of such Claims, unless such late Proof of Claim has been deemed timely Filed by a Final Order or otherwise allowed by order of the Bankruptcy Court.
I.No Distributions Pending Allowance.
Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of the Disputed portion of such Claim or Interest unless and until such Disputed portion of the Claim or Interest is Allowed.
J.Distributions After Allowance.
To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Reorganized Debtors shall provide to the holder of such Claim

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or Interest the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.
K.No Interest on Disputed Claims.
Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.
ARTICLE VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.Discharge of Claims and Termination of Interests.
Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Proof of Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.
B.Release of Liens.
Except as otherwise provided in the Exit Facilities Documents, the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns; provided that no mortgage, deed of trust, Lien, pledge, or other security interest against any property of the Estates in favor of any Allowed Secured Claim shall be released prior to satisfaction and/or payment of such Allowed Secured Claim in full in accordance with the Plan; provided, further, that no Lien arising, whether arising by contract or statute, from an oil and gas lease shall be terminated, discharged, or released by the Plan. Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

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To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or the agent for such holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or Exit Facilities Agent that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such holder’s behalf.
C.Releases by the Debtors.
Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Revolving Credit Facility, the FLLO Term Loan Facility, the Collateral Trust Documents, the Second Lien Notes, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions between or among a Debtor and another Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the Backstop Commitment Agreement, the DIP Facility, the Exit Facilities, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Backstop Commitment Agreement, the DIP Facility, the Plan, the Plan Supplement, or the Exit Facilities before or during the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, other than claims or liabilities that are not described in items 1 and 2 set forth in Article IV.A hereof arising out of or relating to any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facilities Documents, or any Claim or obligation arising under the Plan.
Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtors’ release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtors’ release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including,

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without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtors’ release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the debtors’ release.
D.Releases by Holders of Claims and Interests.
Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Revolving Credit Facility, the FLLO Term Loan Facility, the Collateral Trust Documents, the Second Lien Notes, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions between or among a Debtor and another Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Exit Facilities, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, before or during the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, other than claims or liabilities that are not described in items 1 and 2 set forth in Article IV.A hereof arising out of or relating to any act or omission of a Released Party other than a Debtor that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any party of any obligations related to customary banking products, banking services or other financial accommodations (except as may be expressly amended or modified by the Plan and the Exit Facilities Credit Agreements, or any other financing document under and as defined therein) or (ii) any post Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facilities Documents, or any Claim or obligation arising under the Plan.
Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the third-party releases, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the third party releases are: (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the third-party releases; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the third-party releases.

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E.Exculpation.
Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.
The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.
F.Injunction.
Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.
Upon entry of the Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Except as otherwise set forth in the Confirmation Order, each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.F hereof.

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G.Protections Against Discriminatory Treatment.
Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, no Governmental Unit shall discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.
H.Recoupment.
In no event shall any holder of Claims or Interests be entitled to recoup any Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Proof of Interest or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.
I.Document Retention.
On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.
J.Reimbursement or Contribution.
If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.
ARTICLE IX.
CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.Conditions Precedent to the Effective Date.
It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:
1.the Confirmation Order shall have become a Final Order and be in form and substance acceptable to the Required Consenting Stakeholders and shall:
(a)authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;
(b)decree that the provisions in the Confirmation Order and the Plan are nonseverable and mutually dependent;
(c)authorize the Debtors or the Reorganized Debtors, as applicable/necessary, to: (a) implement the Restructuring Transactions, including the Rights Offering and Exit Facilities; (b) appoint the directors and officers for the Reorganized Debtors; (c) issue and distribute the New Common Stock in accordance with the Plan, including all shares of New Common Stock issued

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by Reorganized Chesapeake to the Backstop Parties as part of the Put Option Premium and the unsubscribed shares of New Common Stock issued to Backstop Parties pursuant to the Backstop Commitment Agreement; (d) issue and distribute the Rights and subsequently issue and distribute New Common Stock issuable upon exercise of such; (e) execute and deliver the Registration Rights Agreement; (f) execute and deliver the New Warrants Agreements and issue and distribute the New Warrants; (g) enter into the Exit Facilities Documents; (h) take all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (i) approve and adopt the New Organizational Documents; (j) adopt the Management Incentive Plan; (k) reject, assume, or assume and assign, as applicable, Executory Contracts and Unexpired Leases; and (l) complete all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date).
(d)authorize the implementation of the Plan in accordance with its terms;
(e)provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and
(f)contain the release, injunction, and exculpation provisions contained in Article VIII herein; and
2.the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;
3.the Plan and the applicable documents included in the Plan Supplement, including any schedules, documents, and exhibits contained therein, shall have been Filed and shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Stakeholders in accordance with the consent rights contained in the Restructuring Support Agreement;
4.the Restructuring Support Agreement shall remain in full force and effect;
5.the Final Order approving the DIP Facility shall remain in full force and effect and no event of default shall have occurred and be continuing thereunder;
6.the Backstop Commitment Agreement Approval Order and Backstop Commitment Agreement shall have been entered and remain in full force and effect;
7.all Allowed Professional Claims approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such Allowed Professional Claims after the Effective Date have been placed in the Professional Fee Escrow Account pending approval of the Professional Claims by the Bankruptcy Court, all fees and expenses payable pursuant to Article IV.V shall have been paid in full, and all fees and expenses of the DIP Agent, Revolving Credit Facility Administrative Agent, and the Collateral Trustee payable pursuant to the DIP Order shall have been paid in full;
8.the payments required to be made pursuant to the terms of Article IV.V of the Plan shall have been paid;
9.the New Organizational Documents with respect to the Reorganized Debtors shall be in full force and effect and be in form and substance reasonably acceptable to the Required Consenting Stakeholders;
10.the Exit Facilities Documents shall be in full force and effect (with the Conditions Precedent to the Exit Facilities having been met, satisfied, or waived) and, subject to any post-closing execution and

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delivery requirements provided for in the Exit Facilities Documents, be in form and substance acceptable to the Required Consenting Stakeholders (such approval not to be withheld in bad faith; provided that the terms set forth in the Exit Facilities Term Sheet shall be deemed acceptable to the Required Consenting Stakeholders); and
11.The Minimum Liquidity Condition, the Total Leverage Condition, and the PDP PV-10 Test Ratio Condition shall have been met, satisfied, or waived.
For the avoidance of doubt, if the Minimum Liquidity Condition, the Total Leverage Condition, and/or the PDP PV-10 Test Ratio Condition would not otherwise be satisfied, the Required Plan Sponsors may agree, in their sole discretion, to increase the Rights Offering amount above $600 million on the same terms, including the Rights Offering Value and with an allocation consistent with the Backstop Allocations, in order to enable such conditions to be satisfied; provided that no Backstop Party’s Backstop Commitment may be increased without its consent.
B.Waiver of Conditions.
Any one or more of the conditions to Consummation (or component thereof) set forth in this Article IX may be waived by the Debtors with the prior written consent of the Required Consenting Stakeholders (with the exception of the condition precedent specified in Section IX.A.4, not to be withheld unreasonably), without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.
C.Effect of Failure of Conditions.
If Consummation does not occur as to any Debtor, the Plan shall be null and void in all respects as to such Debtor and nothing contained in the Plan, the Disclosure Statement, or Restructuring Support Agreement as to such Debtor shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.
D.Substantial Consummation
“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.
ARTICLE X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.Modification and Amendments.
Except as otherwise specifically provided in this Plan, upon prior notice to and with the consent of the Required Consenting Stakeholders, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate and with the consent of the Required Consenting Stakeholders, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

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B.Effect of Confirmation on Modifications.
Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.
C.Revocation or Withdrawal of Plan.
The Debtors reserve the right, upon prior notice to and with the consent of the Required Consenting Stakeholders, to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests, and including any settlement, waiver, or release of any rights of the Revolving Credit Facility Lenders under the Intercreditor Agreement or the Collateral Trust Documents), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.
ARTICLE XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:
1.allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;
2.decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;
3.resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;
4.ensure that distributions to holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;
5.adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;
6.adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

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7.enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan or the Disclosure Statement;
8.enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;
9.resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;
10.issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;
11.resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;
12.resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K hereof;
13.enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;
14.determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;
15.enter an order concluding or closing the Chapter 11 Cases;
16.adjudicate any and all disputes arising from or relating to distributions under the Plan;
17.consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;
18.determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;
19.hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;
20.hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
21.hear and determine all disputes involving the obligations or terms of the Rights Offering and the Backstop Commitment Agreement;
22.hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof;
23.enforce all orders previously entered by the Bankruptcy Court; and

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24.hear any other matter not inconsistent with the Bankruptcy Code.
As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Organizational Documents and the Exit Facilities and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.
ARTICLE XII.
MISCELLANEOUS PROVISIONS
A.Immediate Binding Effect.
Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all holders of Claims or Interests (irrespective of whether such holders of Claims or Interests have, or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.
B.Additional Documents.
On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.
C.Payment of Statutory Fees.
All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Chapter 11 Cases or an order of dismissal or conversion, whichever comes first.
D.Statutory Committee and Cessation of Fee and Expense Payment.
On the Confirmation Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Confirmation Date.
E.Reservation of Rights.
Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

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F.Successors and Assigns.
The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.
G.Notices.
All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtors	Counsel to the Debtors
Chesapeake Energy Corporation 6100 North Western Avenue Oklahoma, Oklahoma 73118 Attention: James R. Webb
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Patrick J. Nash, Jr., P.C., Marc Kieselstein, P.C., and Alexandra Schwarzman

and

Jackson Walker LLP
1401 McKinney Street, Suite 1900
Houston, Texas 77010
Attention: Matthew D. Cavenaugh, Jennifer F. Wertz, Kristhy M. Peguero, and Veronica A. Polnick

United States Trustee	Counsel to the Consenting DIP Lenders
Office of The United States Trustee 515 Rusk Street, Suite 3516 Houston, Texas 77002	Sidley Austin LLP 555 West Fifth Street Los Angeles, CA 90013 Attention: Jennifer C. Hagle and Brian E. Minyard
Counsel to the Consenting Revolving Credit Facility Lenders	Counsel to the FLLO Ad Hoc Group
Sidley Austin LLP 555 West Fifth Street Los Angeles, CA 90013 Attention: Jennifer C. Hagle and Brian E. Minyard	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Attention: Damian S. Schaible, Darren S. Klein, and Aryeh Ethan Falk
Counsel to Franklin
Akin Gump Strauss Hauer & Feld LLP One Bryant Park Bank of America Tower New York, New York 10036 Attention: Michael S. Stamer, Meredith A. Lahaie, and Stephen B. Kuhn

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After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.
H.Term of Injunctions or Stays.
Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.
I.Entire Agreement.
Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.
J.Plan Supplement.
All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://dm.epiq11.com/chesapeake or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the Plan Supplement exhibit or document shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order).
K.Nonseverability of Plan Provisions.
If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; and (3) nonseverable and mutually dependent.
L.Votes Solicited in Good Faith.
Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

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M.Closing of Chapter 11 Cases.
Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases except for the Chapter 11 Case of Chesapeake, and all contested matters and adversary proceedings relating to each of the Debtors, including objections to Claims, shall be administered and heard in the Chapter 11 Case of Chesapeake; provided that for purposes of sections 546 and 550 of the Bankruptcy Code, the Chapter 11 Cases shall be deemed to remain open until the Chapter 11 Case of Chesapeake has been closed.
When all Disputed Claims have become Allowed or disallowed and all remaining Cash has been distributed in accordance with the Plan, the Reorganized Debtors shall seek authority from the Bankruptcy Court to close the Chapter 11 Case of Chesapeake in accordance with the Bankruptcy Code and the Bankruptcy Rules.
N.Waiver or Estoppel.
Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.
O.Creditor Default.
An act or omission by a holder of a Claim or an Interest in contravention of the provisions of this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a creditor, the Bankruptcy Court may: (a) designate a party to appear, sign and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized debtor in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

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Dated: January 12, 2021	Chesapeake Energy Corporation
on behalf of itself and all other Debtors

/s/ Domenic J. Dell’Osso, Jr.
Domenic J. Dell’Osso, Jr.
Executive Vice President and Chief Financial Officer

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